Form 10-K, Exhibit 13
ORYX ENERGY CO
filed 1995-03-24
CIK 836442

RESULTS OF OPERATIONS
   Management's discussion and analysis of the Company's financial position and results of operations follows. This discussion should be read in conjunction with the charts, graphs, Consolidated Financial Statements and Selected Financial Data included in this report.

BUSINESS CLIMATE
   The fundamentals in worldwide oil markets continue to reflect an excess of supply over demand. The Company's realized oil price in 1994 fell by $1.02 to $15.06 per barrel, or 6 percent less than the 1993 price. The decline in 1994 followed a 14 percent decline in 1993 compared to 1992. Prices in early 1995 approximate the levels realized in the fourth quarter of 1994.

   As a result of unseasonable weather, U.S. natural gas supplies have exceeded demand, causing higher storage levels and depressed prices. The Company's realized U.S. gas price in 1994 fell by $.09 to $1.87 per mcf or 5 percent lower than the 1993 price. Natural gas prices remain depressed in early 1995.

   The Company produced 81 mmeb in 1994, 55 percent crude and 45 percent natural gas. The company expects to produce 75 mmeb in 1995, depending on the timing of asset sales.

   In January 1995, the Company announced its new corporate direction which includes a plan to refocus its strategic direction, reduce debt by approximately $400 million by the end of 1995, reposition assets to a base level where growth is more reasonably assured and restore profitability through the lowering of costs at all levels.

LIQUIDITY AND CAPITAL RESOURCES
ED&A OUTLAYS
   Total ED&A outlays differ from capital expenditures in that they exclude capitalized interest but include cash exploration costs. ED&A outlays were $314 million in 1994, compared to $451 million in 1993 and $390 million in 1992. In 1994, about 30 percent of the Company's total ED&A spending was on exploration and about 70 percent went for development. In 1995, total ED&A outlays are expected to be $340 million of which about 80 percent is targeted for development and 20 percent for exploration, primarily in the U.S. Finding, development and acquisition costs per eb were $4.76 in 1994. The average FD&A cost for the five years 1990 through 1994 was $4.62 per eb. In 1994, the Company replaced 80 percent of its production. For the five years 1990 through 1994, the Company's average production replacement rate was 152 percent.

   The Company's spending levels will be governed by its cash flow from operating activities, which will continue to be affected by prevailing oil and gas prices, cost levels and production volumes. The Company is basing its 1995 spending plans on oil and gas spot prices averaging $18.50 per barrel (WTI) and $1.80 per mmbtu (HH). These assumptions are subject to change, along with the associated spending levels.

   The Gulf of Mexico will become the centerpiece of the Company's investment strategy, supplemented by a measured and focused international program.

   In 1994, the Company exchanged its interest in the undeveloped U.K. Britannia field for a doubling of its interests in the U.K. Hutton, Lyell and Murchison producing fields and $40.4 million in cash. This transaction increased near-term production volumes and considerably reduced future development expenditures. Effective January 9, 1995, the Company took over operatorship of the Hutton, Lyell and Murchison fields.

   Capital expenditures in 1993 included $33 million to acquire an additional interest in the U.K. Ninian field.

CASH FLOW
   In 1994, the Company generated net proceeds from divestments of $78 million, as compared to $46 million in 1993 and $272 million in 1992.

   In the fourth quarter of 1993, the Company's $200 million of 9.85 percent notes matured and were refinanced with medium term notes. In addition, the Company repurchased in the open market approximately $78 million principal amount of its 10 3/8 percent debentures and incurred a $7 million extraordinary loss. The Company's total debt was $1,711 million at December 31, 1994, compared to $1,769 million at December 31, 1993.

GENERAL
   Cash was $10 million at the end of 1994 and 1993. The Company has a revolving credit facility (Revolver) of $620 million. The Company's current borrowing capacity is more than adequate to meet its needs under existing economic conditions. Moreover, the Revolver is available to support the outstanding commercial paper program, potential refinancing needs and general liquidity. The Company plans in 1995 to further reduce its debt by $400 million. The debt reduction will be achieved from discretionary cash flow and from the sale of certain assets. The actual level of debt reduction will depend in part on the amount and timing of proceeds from asset sales.

   During 1994, Standard & Poor's downgraded the Company's senior unsecured debt from BBB- to BB, subordinated debt from BB+ to B+ and commercial paper from A-3 to B.

   Subsequently, the holders of the Company's senior ESOP notes (approximately $100 million principal outstanding) exercised their right to require the Company to repay the notes in full plus a makewhole premium (see Note 11 to the Consolidated Financial Statements). The Company recognized a $12 million extraordinary loss associated with the notes, which have been repaid in full subsequent to year-end.

   Any shortfall in expected cash flow from operating activities may require adjustment of business plans. Among its options, the Company can defer discretionary ED&A outlays, draw against the unused portion of the Revolver, seek additional bank borrowings or seek access to capital markets. The Company is in compliance with all the covenants in its Revolver and expects to remain in compliance under existing conditions. Management intends to replace the Revolver prior to its expiration in September 1995. The ability to incur additional indebtedness as well as the long-term cash generation capability is ultimately tied to the value of the Company's proved reserve base.

   In 1992, the amount of the quarterly dividend on common stock was reduced from $.30 per share to $.10 per share. In 1994, the Board of Directors suspended the remaining dividend.

FINANCIAL PERFORMANCE
   The net loss for 1994 was $1,025 million, which included a $948 million cumulative effect of an accounting change (see Note 7 to the Consolidated Financial Statements), $12 million extraordinary item related to early extinguishment of debt (see Note 11 to the Consolidated Financial Statements) and a $59 million restructuring charge. Production volumes increased by 4 million equivalent barrels or 5 percent primarily from the U.K. North Sea. Depreciation, depletion and amortization expense declined by $124 million or 31 percent because of the accounting change which decreased the Company's producing property balance by $1,355 million. (See Note 9 to the Consolidated Financial Statements.) General and administrative expense decreased by 20 percent primarily because of fewer employees and capitalized interest decreased by 76 percent because of the completion of North Sea development projects.
Total costs and expenses decreased $82 million or 7 percent to $1,080 million in 1994 from $1,162 million in 1993, excluding the provision for restructuring.

   The net loss for 1993 was $100 million which included tax-related charges of $16 million including the recognition of a higher U.S. corporate tax rate, $5 million of losses on asset disposals and a $7 million extraordinary loss related to early debt retirement. Production volumes fell by 10 percent due primarily to asset sales and normal declines. Total costs and expenses decreased $157 million or 12 percent to $1,162 million in 1993 from $1,319 million in 1992, excluding the provisions for restructuring and relinquishment of non-producing properties.

   Net income for 1992 was $14 million, including $19 million from asset disposals and a restructuring charge of $9 million. Excluding special charges, total costs and expenses fell by $263 million, or 17 percent. However, this was largely offset by the impacts of lower production volumes and oil prices. Relative to 1991, volumes fell by about 10 percent due to asset sales and normal declines. Oil prices were more than $2.00 per barrel lower than 1991 levels, while U.S. natural gas prices were higher by $.17 per mcf. The sale of substantially all of the Company's gas processing business in 1992 negatively affected subsequent plant margins. In 1992, the Company also recorded a $9 million net restructuring charge for the estimated cost of workforce reductions.

PRE-TAX RESTRUCTURING CHARGES
   The Company incurred provisions for restructuring of $92 million in 1994 and $14 million in 1992 (see Note 5 to the Consolidated Financial Statements). The 1994 provision consisted of a charge of $161 million provided in the first quarter, revised to $76 million because of the accounting change, and $16 million provided in the fourth quarter. The restructuring program involves some consolidation of the Company's U.S. business. The net result of these actions has been a reduction of approximately 345 jobs, which should lead to a $70 million cost reduction for 1995. For analyses of the restructuring provisions, see Note 5 to the Consolidated Financial Statements.

HEDGING ARRANGEMENTS
   The Company, from time to time, enters into hedging arrangements for foreign currencies, interest rates and oil and gas prices. The Company has entered into swap agreements for approximately 26 percent of its estimated 1995 crude oil production with an average price of $18.24 per barrel. An additional 13 percent is under call option agreements at an average price ceiling of $18.56 per barrel. Approximately 44 percent of its estimated 1995 U.S. gas production is under swap agreements with an average price of $1.88 per mmbtu. (See Note 2 to the Consolidated Financial Statements.)

INCOME TAXES
   Oryx Energy adopted SFAS No. 109, "Accounting for Income Taxes," effective January 1, 1992. The overall effect for remeasurement of foreign deferred tax for 1992 was zero, a benefit of $5 million in 1993 and a charge of $2 million in 1994. As a result of applying the provisions of SFAS No. 109, a non-cash charge or credit is included in business results based on the change in foreign exchange rates and the corresponding impact on the deferred tax liability. The Company believes these items tend to distort current period business results and should be disregarded in analyzing its current business.

POSTRETIREMENT AND
POSTEMPLOYMENT BENEFITS
   Oryx Energy adopted SFAS No. 106, "Accounting for Postretirement Benefits," effective January 1, 1993, and began accruing the cost of postretirement benefits other than pensions. The after-tax impact of $59 million, reduced by $8 million due to a curtailment in 1994, is being amortized over a 20-year period. The increase in annual expense for providing these benefits was $4 million after taxes. However, cash outflows are unaffected.

   Oryx Energy also adopted SFAS No. 112, "Employer's Accounting for Postemployment Benefits," effective January 1, 1993, and began accruing the cost of postemployment benefits. Since the Company has previously recognized certain costs as required by this standard, the effect of adoption was insignificant.

ENVIRONMENTAL
   The Company's oil and gas operations are subject to stringent environmental regulations. The Company is dedicated to the preservation of the environment and has committed significant resources to comply with such regulations. Although it has been named as a potentially responsible party at sites related to past operations, the Company believes it is in general compliance with applicable governmental regulations and that the potential costs to it, in the aggregate, are not material to its financial condition. However, risks of substantial costs and liabilities are inherent to the oil and gas business. Should other developments occur, such as increasingly strict environmental laws, regulations and enforcement policies or claims for damages resulting from the Company's operations, they could result in additional costs and liabilities in the future. (See Note 18 to the Consolidated Financial Statements.)

                                                              Appendix

Graph of Proved
Reserves 1990 thru 1994

Graph of Daily
Production 1990
thru 1994

Graph of 1994
ED&A Outlays

Graph of 1995
ED&A Outlays

Graph of Crude And
Condensate Price ($/bbl)
1990 thru 1994

Graph of Crude and
Condensate Production
(mb/d), 1990 thru 1994

Graph of Natural Gas Price
($mcf), 1990 thru 1994

Graph of Natural Gas Production
(mmcf/d), 1990 thru 1994

                               ORYX ENERGY COMPANY

                             SELECTED FINANCIAL DATA

                             YEAR ENDED DECEMBER 31


                                                     1994        1993     1992     1991      1990
                                                    ------      ------   ------   ------    ------
                                                     (Millions of Dollars, Except Per Share Amounts)

FOR THE PERIOD
Revenues                                            $ 1,072     $1,054   $1,392   $1,598    $2,121
Income (loss) before extraordinary item and
 cumulative effect of accounting change (1)         $   (65)    $  (93)  $   73   $   19    $  225
Net income (loss) (1)                               $(1,025)    $ (100)  $   14   $   19    $  225
Income (loss) per share of common stock
 before extraordinary item and cumulative
 effect of accounting change (1)                    $  (.68)    $(1.01)  $  .74   $  .08    $ 2.26
Net income (loss) per share of
 common stock (1)                                   $(10.53)    $(1.08)  $  .06   $  .08    $ 2.26
Cash dividends per share of
 common stock (2)                                   $    -      $  .40   $  .80   $ 1.20    $ 1.20
Cash dividends per share of
 preferred stock (3)                                $  .175     $ .725   $ 1.25   $ 1.80    $  .95
ED&A outlays (4)                                    $   314     $  451   $  390   $  569    $1,666

AT END OF PERIOD
Total assets (1)                                    $ 2,107     $3,624   $3,738   $4,257    $5,129
Long-term debt                                      $ 1,546     $1,741   $1,489   $2,341    $2,267
Shareholders' equity (deficit) (5)                  $  (347)    $  676   $  817   $  534    $  622


(1) Effective January 1, 1994, the Company adopted a new policy for determining the ceiling test for its oil and gas properties. A one-time non-cash charge of $948 million after-tax for the cumulative effect of the change was recognized in earnings for 1994 (see Note 7 to the Consolidated Financial Statements). Additionally, net loss for 1994 includes a $59 million after-tax charge for costs associated with the Company's restructuring program, a $12 million extraordinary loss net of taxes from debt costs and a $2 million charge for the remeasurement of foreign deferred taxes (see Notes 5 and 11 to the Consolidated Financial Statements). Net loss for 1993 includes $5 million of after-tax losses on asset disposals, a $7 million extraordinary loss net of taxes from the repurchase of indebtedness and a $5 million benefit for remeasurement of foreign deferred taxes (see
    Note 11 to the Consolidated Financial Statements). Net income for 1992 includes $19 million of after-tax gains on asset disposals, a $9 million after-tax charge for costs associated with the Company's restructuring program and a $59 million benefit for remeasurement of foreign deferred taxes (see Note 5 to the Consolidated Financial Statements). Net income for 1991 includes $39 million of after-tax gains on asset disposals, a $35 million after-tax charge for costs associated with the Company's restructuring program and a $25 million deferred tax benefit associated with a U.K. tax rate reduction.

(2) In June 1992, the Company announced the reduction of the quarterly cash dividend on its $1.00 par value common stock (Common Stock) from $.30 to $.10 per share. In January 1994, the Company announced the suspension of its quarterly cash dividend of $.10 per share.

(3) On September 11, 1990, the Company issued 7,259,394 shares of Series B Junior Cumulative Convertible Preference Stock (Series B Preference Stock). In November 1994, 2 million shares of Series B Preference Stock were converted into Common Stock.

(4) Exploration, development and acquisition outlays (ED&A outlays) exclude capitalized interest of $11 million, $46 million, $43 million, $26 million and $13 million for 1994, 1993, 1992, 1991 and 1990. ED&A outlays for 1990 include the costs associated with the Company's January 1, 1990 foreign properties acquisition.

(5) Shareholders' equity (deficit) at December 31, 1994 includes the $948 million charge for the cumulative effect of the change in the Company's policy for determining the ceiling test for its oil and gas properties (see Note 7 to the Consolidated Financial Statements). Shareholders' equity (deficit) at December 31, 1994, 1993 and 1992 includes the effects of the sale of 17,250,000 shares of Common Stock in August 1992.


                               ORYX ENERGY COMPANY

                         CONSOLIDATED STATEMENTS OF INCOME

                             YEAR ENDED DECEMBER 31



                                                               1994       1993     1992
                                                              ------     ------   ------
                                                                (MILLIONS OF DOLLARS,
                                                               EXCEPT PER SHARE AMOUNTS)
REVENUES
Oil and gas                                                   $ 1,082    $1,080    $1,275
Other-net (Note 3)                                                (10)      (26)      117
                                                              _______    ______    ______
                                                                1,072     1,054     1,392
                                                              _______    ______    ______
COSTS AND EXPENSES
Operating costs                                                   374       353       397
Production taxes (Note 4)                                         112       112       137
Exploration costs                                                 104       100       112
Depreciation, depletion and amortization                          271       395       409
General and administrative expense                                 68        85       120
Interest and debt expense                                         162       163       187
Interest capitalized                                              (11)      (46)      (43)
Provision for restructuring (Note 5)                               92         -        14
Provision for relinquishment of non-producing
 properties (Note 5)                                                -         -        63
                                                              _______    ______    ______
                                                                1,172     1,162     1,396
                                                              _______    ______    ______

Loss before extraordinary item, cumulative effect of
 accounting change and benefit for income taxes                  (100)     (108)       (4)
Benefit for income taxes (Note 6)                                 (37)      (10)      (18)
Remeasurement of foreign deferred tax (Notes 1 and 6)               2        (5)      (59)
                                                              _______    ______    ______
Income (loss) before extraordinary item and
 cumulative effect of accounting change                           (65)      (93)       73
Extraordinary item (Note 11)                                      (12)       (7)        -
Cumulative effect of accounting change (Note 7)                  (948)        -       (59)
                                                              _______    ______    ______
NET INCOME (Loss)                                              (1,025)     (100)       14
Less Preferred Stock Dividends                                      1         5         9
                                                              _______    ______    ______
NET INCOME (Loss) ATTRIBUTABLE TO COMMON STOCK                $(1,026)   $ (105)   $    5
                                                              =======    ======    ======
Net Income (Loss) Per Share of Common Stock (Note 8):
 Before extraordinary item and cumulative effect of
  accounting change                                           $  (.68)   $(1.01)   $  .74
 Extraordinary item                                              (.12)     (.07)        -
 Cumulative effect of accounting change                         (9.73)        -      (.68)
                                                              _______    ______    ______
 Net income (loss)                                            $(10.53)   $(1.08)   $  .06
                                                              =======    ======    ======
Cash Dividends Per Share of Common Stock                      $     -    $  .40    $  .80
                                                              =======    ======    ======
Weighted Average Number of Common and
 Common Equivalent Shares Outstanding
  (Millions of Shares) (Note 8)                                  97.4       97.1     86.4
                                                              =======    =======   ======


(See Accompanying Notes)


                               ORYX ENERGY COMPANY

                           CONSOLIDATED BALANCE SHEETS

                                   DECEMBER 31



                                                                           1994         1993
                                                                         _______       ______
                                                                         (MILLIONS OF DOLLARS)
ASSETS
Current Assets
 Cash and cash equivalents                                               $    10       $    10
 Accounts and notes receivable and other current assets                      185           195
                                                                         _______       _______
Total Current Assets                                                         195           205
Properties, Plants and Equipment (Note 9)                                  1,840         3,333
Deferred Charges and Other Assets                                             72            86
                                                                         _______       _______
Total Assets                                                             $ 2,107       $ 3,624
                                                                         =======       =======
LIABILITIES AND SHAREHOLDERS' EQUITY (Deficit)
Current Liabilities
 Accounts payable                                                        $   105       $   119
 Accrued liabilities (Note 10)                                               262           177
 Current portion of long-term debt (Note 11)                                 165            28
                                                                         _______       _______
Total Current Liabilities                                                    532           324
Long-Term Debt (Note 11)                                                   1,546         1,741
Deferred Income Taxes (Note 6)                                               221           682
Deferred Credits and Other Liabilities (Note 18)                             155           201
Commitments and Contingent Liabilities (Note 12)
Shareholders' Equity (Deficit) (Note 13)
 Preferred stock, $1 par value; 30,000,000 shares authorized;
  5,259,394 and 7,259,394 shares of Series B Junior Cumulative
  Convertible Preference Stock issued and outstanding in 1994 and 1993         5             7
 Common stock, $1 par value; 250,000,000 shares authorized;
  126,703,553 shares issued in 1994 and 1993, 98,946,066 and
  96,932,277 shares outstanding in 1994 and 1993                             124           124
 Additional paid-in capital                                                2,098         2,204
 Accumulated deficit                                                      (1,181)         (155)
                                                                         _______       _______
                                                                           1,046         2,180
 Less common stock in treasury, at cost;
  24,755,608 and 26,769,400 shares in 1994 and 1993                       (1,294)       (1,402)
 Less loan to ESOP                                                           (99)         (102)
                                                                         _______       _______
Shareholders' Equity (Deficit)                                              (347)          676
                                                                         _______       _______
Total Liabilities and Shareholders' Equity (Deficit)                     $ 2,107       $ 3,624
                                                                         =======       =======

 The successful efforts method of accounting is followed.

(See Accompanying Notes)


                              ORYX ENERGY COMPANY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                             YEAR ENDED DECEMBER 31

                                                            1994   1993   1992
                                                          -------  -----  -----
                                                          (MILLIONS OF DOLLARS)
CASH AND CASH EQUIVALENTS FROM OPERATING ACTIVITIES
Net Income (Loss)                                         $(1,025) $(100) $  14
 Adjustments to reconcile net income (loss) to net cash
 from operating activities:
  Depreciation, depletion and amortization                    271    395    409
  Dry hole costs and leasehold impairment                      57     45     56
  Deferred income taxes                                        10     15     10
  (Gain) loss on sale of assets, net of taxes                   -      5    (59)
  Provision for restructuring, net of taxes                    59      -      9
  Extraordinary loss on debt                                   12      7      -
  Cumulative effect of accounting change                      948      -      -
  Provision for relinquishment of non-producing
   properties                                                   -      -     63
  Proceeds from interest rate hedging activities                -     28      9
  Other                                                         5     30     29
                                                          -------  -----  -----
                                                              337    425    540

 Changes in working capital:
  Accounts and notes receivable and other
   current assets                                              14     37    104
  Accounts payable                                            (14)   (32)   (55)
  Accrued liabilities                                         (41)   (51)   (67)
                                                          -------  -----  -----
NET CASH FLOW PROVIDED FROM OPERATING ACTIVITIES              296    379    522
                                                          -------  -----  -----

CASH AND CASH EQUIVALENTS FROM INVESTING ACTIVITIES
 Capital expenditures                                        (281)  (453)  (372)
 Proceeds from divestments, net of current taxes               78     46    272
 Other                                                        (30)    20    (34)
                                                          -------  -----  -----
NET CASH FLOW USED FOR INVESTING ACTIVITIES                  (233)  (387)  (134)
                                                          -------  -----  -----

CASH AND CASH EQUIVALENTS FROM FINANCING ACTIVITIES
 Proceeds from borrowings                                     123    359    205
 Repayments of long-term debt                                (185)  (307)  (860)
 Issuance of common stock                                       -      -    344
 Cash dividends paid on common and preferred stock             (1)   (44)   (77)
                                                          -------  -----  -----
NET CASH FLOW PROVIDED FROM (USED FOR) FINANCING
 ACTIVITIES                                                   (63)     8   (388)
                                                          -------  -----  -----

CHANGES IN CASH AND CASH EQUIVALENTS                            -      -      -
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                 10     10     10
                                                          -------  -----  -----
CASH AND CASH EQUIVALENTS AT END OF YEAR                  $    10  $  10  $  10
                                                          =======  =====  =====

(See Accompanying Notes)

                              ORYX ENERGY COMPANY

                     CONSOLIDATED STATEMENTS OF CHANGES IN
                        SHAREHOLDERS' EQUITY (DEFICIT)

                                COMMON STOCK  PREFERRED STOCK                        COMMON STOCK
                              --------------- --------------- ADDITIONAL RETAINED  HELD IN TREASURY  LOAN
                                NUMBER   PAR    NUMBER   PAR    PAID-IN  EARNINGS  ----------------   TO
                              OF SHARES VALUE OF SHARES VALUE   CAPITAL  (DEFICIT) SHARES    COST    ESOP
                              --------- ----- --------- ----- ---------- --------- -------  -------  -----
                                                     (MILLIONS OF DOLLARS, THOUSANDS OF SHARES)
AT DECEMBER 31, 1991           106,452  $106    7,259    $ 7    $1,879    $    52  (26,785) $(1,403) $(107)
 Net income                                                                    14
 Issuance of common stock       17,250    18                       326
 Issuance from treasury                                              -                   1        -
 Cash dividends declared:
  Common
   - $.80 per share                                                           (68)
  Preferred
   - $1.25 per share                                                           (9)
 Repayment of
  loan to ESOP                                                                                           2
                               -------  ----   ------    ---    ------    -------  -------  -------  -----
AT DECEMBER 31, 1992           123,702   124    7,259      7     2,205        (11) (26,784)  (1,403)  (105)
 Net loss                                                                    (100)
 Issuance from treasury                                             (1)                 15        1
 Cash dividends declared:
  Common
   - $.40 per share                                                           (39)
  Preferred
   - $.725 per share                                                           (5)
 Repayment of
  loan to ESOP                                                                                           3
                               -------  ----   ------    ---    ------    -------  -------  -------  -----
AT DECEMBER 31, 1993           123,702   124    7,259      7     2,204       (155) (26,769)  (1,402)  (102)
 Net loss                                                                  (1,025)
 Issuance from treasury                                             (1)                 13        1
 Preferred stock conversion                    (2,000)    (2)     (105)              2,000      107
 Cash dividends declared:
  Preferred
   - $.175 per share                                                           (1)
 Repayment of
  loan to ESOP                                                                                           3
                               -------  ----   ------    ---    ------    -------  -------  -------  -----
AT DECEMBER 31, 1994           123,702  $124    5,259    $ 5    $2,098    $(1,181) (24,756) $(1,294) $ (99)
                               =======  ====   ======    ===    ======    =======  =======  =======  =====

(See Accompanying Notes)

                              ORYX ENERGY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION
Oryx Energy Company (together with its consolidated subsidiaries, unless the context otherwise requires, Company) was incorporated in Delaware in 1971 and became a publicly traded company on November 1, 1988. The Company's business operations consist of the exploration and development of oil and natural gas reserves. Since December 1, 1985, the Company has functioned as the managing general partner for and has conducted its United States operations through Sun Energy Partners, L.P. The majority of the Company's operations located outside of the United States were acquired effective January 1, 1990 and are identified herein by the separate geographic areas of the United Kingdom, Indonesia and Other Foreign.

  The consolidated financial statements contain the accounts of the Company after elimination of intercompany balances and transactions. The Company's interests in Sun Energy Partners, L.P. and its related operating partnerships (Partnership) are fully consolidated.

CASH AND CASH EQUIVALENTS
The Company considers highly liquid investments with original maturities of less than three months to be cash equivalents. Cash equivalents are stated at cost which approximates market value.

PROPERTIES, PLANTS AND EQUIPMENT
The successful efforts method of accounting is followed for costs incurred in oil and gas operations.

   Capitalization Policy - Acquisition costs are capitalized when incurred. Costs of unproved properties are transferred to proved properties when proved reserves are added. Exploration costs, including geological and geophysical costs and costs of carrying unproved properties, are charged against income as incurred. Exploratory drilling costs are capitalized initially; however, if it is determined that an exploratory well did not find proved reserves, such capitalized costs are charged to expense, as dry hole costs, at that time. Development costs are capitalized. Costs incurred to operate and maintain wells and equipment are expensed.

   Leasehold Impairment and Depreciation, Depletion and Amortization - Periodic valuation provisions for impairment of capitalized costs of unproved properties are expensed. The acquisition costs of proved properties are depleted by the unit-of-production method based on proved reserves by field. Capitalized exploratory drilling costs which result in the addition of proved reserves and development costs are amortized by the unit-of-production method based on proved developed reserves by field.

   Ceiling Test - The Company periodically compares the estimated undiscounted future pre-tax cash flows of its proved reserves to their net book values, using current realized prices and costs held constant. Effective January 1, 1994, the Company changed its policy for performing ceiling test comparisons to an individual field basis (Note 7). Prior to 1994, the Company performed its ceiling test comparisons on a worldwide basis. The Company impairs the net book value of its proved properties to the extent that net book values exceed the estimated undiscounted future pre-tax cash flows.

   Dismantlement, Restoration and Abandonment Costs - Estimated costs of future dismantlement, restoration and abandonment are accrued as a component of depreciation, depletion and amortization expense; actual costs are charged to the accrual.

   Retirements - Gains and losses on the disposals of fixed assets are generally reflected in income. For certain property groups, the cost less salvage value of property sold or abandoned is charged to accumulated depreciation, depletion and amortization except that gains and losses for these groups are taken into income for unusual retirements or retirements involving an entire property group.

CAPITALIZED INTEREST
The Company capitalizes interest costs incurred as a result of the acquisition and installation of significant assets.

INCOME TAXES
The Company adopted the provisions of Statement of Financial Accounting
Standards (SFAS) No. 109, "Accounting for Income Taxes" in 1992.   The effect
to the Company of adopting SFAS No. 109 was to increase deferred foreign income tax liabilities, which resulted in a $59 million ($.68 per share) cumulative charge to 1992 earnings. This increase in the Company's deferred foreign income tax liabilities results from the remeasurement of the Company's foreign currency denominated deferred tax liabilities at current exchange rates. The remeasurement provisions of SFAS No. 109 have also affected the reported earnings of the Company for 1994, 1993 and 1992. Earnings for 1994, 1993 and 1992 were increased (decreased) by $(2) million, $5 million and $59 million from remeasuring the Company's foreign deferred tax liabilities. Management believes that such non-cash remeasurements distort current period economic results and should be disregarded in analyzing the Company's current business. Future economic results may also be distroted because payment of the deferred tax liability is not expected to occur in the near-term and it is likely that exchange rates will fluctuate prior to the eventual settlement of the liability.

PENSION AND OTHER POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS
The Company has established noncontributory defined benefit plans and defined contribution plans to provide retirement benefits for most of its employees. Pension benefits are charged against earnings over the periods in which they are earned by the employees (Note 14).

   In addition to providing pension benefits, the Company provides certain health care and life insurance benefits for retired employees and certain insurance and other postemployment benefits for individuals whose employment is terminated by the Company prior to their normal retirement. Substantially all of the Company's employees may become eligible for postretirement benefits if they reach normal retirement age while working for the Company. Historically, the cost of retiree health care and life insurance benefits and certain postemployment benefits have been recognized as expenses as such claims or costs were paid. In December 1990, SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," was issued and it requires companies to recognize the costs of postretirement benefits other than pensions on an accrual basis. The Company adopted SFAS No. 106 in 1993, and began accruing the cost of postretirement benefits other than pensions. The related transition obligation of $59 million after-tax is being amortized over a twenty year period. The increase in annual expense for providing these benefits was $4 million after-tax. However, cash outflows are unaffected by the adoption of SFAS No. 106.

   In November 1992, SFAS No. 112, "Employers' Accounting for Postemployment Benefits" was issued. It requires companies to recognize the costs of postemployment benefits on an accrual basis. The Company adopted SFAS No. 112 in 1993, and began accruing the cost of postemployment benefits. Since the Company had previously recognized certain costs as required by this standard, the effect of adoption was insignificant.

SALES OF OIL AND GAS
Sales of oil and gas are recorded on the entitlement method. Differences between actual production and entitlements result in amounts due when underproduction occurs and amounts owed when overproduction occurs.

FOREIGN CURRENCY TRANSLATION
The U.S. dollar is the functional currency for the Company's consolidated foreign operations. For those operations, all transaction gains or losses from currency fluctuations are included in income currently.

FOREIGN EXCHANGE HEDGING CONTRACTS
The Company, from time to time, enters into foreign currency hedging arrangements to hedge the impact of changes in exchange rates on its receivables and payables denominated in British pounds. Gains and losses realized from such arrangements offset transaction gains and losses which are included in the measurement of the related foreign currency transactions (Note 2).

INTEREST RATE HEDGING AGREEMENTS
The Company enters into interest rate hedging agreements to alter the floating rate portion of its underlying debt portfolio. Advance proceeds received under such agreements are included in deferred credits and other liabilities and are amortized as offsets to interest and debt expense over the relevant periods. The differentials paid or received during the terms of such agreements are accrued as interest rates change and are recorded as adjustments to interest and debt expense (Note 2).

OIL AND GAS PRICE HEDGING ACTIVITY
The Company, from time to time, enters into arrangements to hedge the impact of price fluctuations on anticipated crude oil and natural gas sales. Advance payments under such contracts are deferred and charged to oil and gas revenue during the anticipated sales periods. The differentials paid or received during the terms of such agreements are accrued as oil and gas prices change and are charged or credited to oil and gas sales (Note 2).

ENVIRONMENTAL COSTS
The Company establishes reserves for environmental liabilities as such liabilities are incurred (Note 18).

STATEMENT PRESENTATION
Certain items in years prior to 1994 have been reclassified to conform to the 1994 presentation.

2) FINANCIAL INSTRUMENTS

DERIVATIVES
As discussed in Note 1, the Company enters into hedging arrangements for foreign exchange, interest rates and crude oil and natural gas prices with major financial institutions. The Company does not enter into derivative transactions for trading purposes.

   The Company is active in the foreign exchange market to hedge its economic exposures to the British pound. In addition, the Company has exposures to other currencies in countries in which it does business. At December 31, 1994 and 1993, the Company had forward contracts outstanding with various expiration dates to purchase 53 million and 27 million net British pounds at various prices. At December 31, 1994 and 1993, the fair values of the Company's outstanding foreign exchange contracts, based on quoted market prices, were nil, which approximated their associated carrying values. For the year ended December 31, 1994, the Company had no net transaction gains or losses and recognized net gains of $1 million from foreign exchange contracts. For the years ended December 31, 1993 and 1992, the Company recognized net transaction gains or (losses) of $2 million and $(3) million, and net losses from foreign exchange contracts of $6 million and $2 million.

   The Company also participates in various interest rate hedging arrangements to manage the floating rate portion of its debt. At December 31, 1994 and 1993, the Company was a party to interest rate hedging agreements having notional amounts of $600 million, of which $350 million represented interest rate caps with maturities in 1997 and 1998, and $250 million represented options sold to counterparties to exercise interest rate swaps on August 15, 1995. At December 31, 1994 and 1993, the aggregate carrying values of the gains deferred from the Company's interest rate futures agreements were $32 million and $37 million, and their estimated fair values, based on quotes from brokers, were $41 million and $35 million. The terms of the caps expose the Company to interest rate risk when LIBOR (6.5 percent at December 31, 1994) exceeds five percent per year. Under the terms of the caps, the Company received advance proceeds from the counterparties and must pay the excess by which LIBOR exceeds five percent on the notional amounts. Under the terms of the swaps exercisable on August 15, 1995, the Company received advance proceeds from the counterparties, which amounts are being deferred until the exercise date. The swap option, if exercised on August 15, 1995, obligates the Company to pay an annual rate of 9.75 percent while receiving LIBOR on the notional amount. The terms of the swap option decrease the exposure of the Company to increases in LIBOR.

   At December 31, 1994, the Company was a party to crude oil and natural gas hedging contracts to hedge about 10 percent of its estimated 1995 crude oil production at $17.80 per barrel and 40 percent of its estimated 1995 U.S. natural gas production at $1.95 per mmbtu. At December 31, 1993, the Company was a party to natural gas hedging contracts to hedge about 30 percent of its 1994 U.S. natural gas production at an average floor of $2.04 per mmbtu and an average ceiling of $2.28 per mmbtu. These arrangements serve to reduce the volatility associated with prices of crude oil and natural gas. The aggregate carrying values of these assets at December 31, 1994 and 1993 were nil, and the aggregate fair values, based on quotes from brokers, were approximately $13 million and $4 million.

   All of the above mentioned derivative contracts expose the Company to credit risks. The Company has established controls to manage this risk and closely monitors the creditworthiness of its counterparties, which are major financial institutions. The Company believes that losses from nonperformance are unlikely to occur.

OTHER FINANCIAL INSTRUMENTS
At December 31, 1994 and 1993, the carrying values of the Company's long-term debt, including amounts due within one year, were $1,711 million and $1,769 million (Note 11). At December 31, 1994 and 1993, the aggregate fair values of the Company's long-term debt were approximately $1,671 million and $1,779 million, estimated primarily based on quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities.

3) OTHER REVENUES-NET
   The components of other revenues were as follows:

                                     1994    1993    1992
                                     ----    ----    ----
                                     (MILLIONS OF DOLLARS)
 Interest income                     $  2    $  1    $  5
 Gas plant margins*                     3       6      34
 Gain (loss) on sale of assets          -      (7)     94
 Miscellaneous                        (15)    (26)    (16)
                                     ----    ----    ----
                                     $(10)   $(26)   $117
                                     ====    ====    ====

* The Company sold substantially all of its gas plant business in 1992 and 1991. After-tax cash flows from the Company's gas plant business amounted to $2 million, $4 million and $22 million in 1994, 1993 and 1992 (Note 5).

4) PRODUCTION TAXES
   Production taxes consisted of the following:

                                     1994    1993    1992
                                     ----    ----    ----
                                     (MILLIONS OF DOLLARS)
  International royalties            $ 54    $ 60    $ 75
  U.S. severance taxes                 28      35      43
  U.S. property taxes                  15      17      19
  U.K. petroleum revenue taxes         15       -       -
                                     ----    ----    ----
                                     $112    $112    $137
                                     ====    ====    ====

5) CHANGES IN BUSINESS
   In 1994, the Company adopted plans to achieve further cost reductions and, associated therewith, recognized a $92 million ($59 million after-tax) provision for restructuring. The 1994 provision consisted of a charge of $161 million provided in the first quarter, revised to $76 million because of the accounting change (Note 7), and $16 million provided in the fourth quarter.

   An analysis of the first quarter 1994 provision for restructuring follows:

                                                                          ACTIVITY BALANCE
                                                                 INITIAL  THROUGH     AT
                                                                PROVISION 12/31/94 12/31/94
                                                                --------- -------- --------
                                                                   (MILLIONS OF DOLLARS)
  Termination and Associated Costs*                               $ 27      $ 21      $ 6
  Proceeds from Divestment of Assets**                             (40)      (40)       -
  FAS 88 and FAS 106 (Retirement and Postretirement Costs)***       23        21        2
  Book Value of Assets to be Divested and Lease Obligations**      151       129       22
                                                                  ----      ----      ---
        Total Provision                                           $161      $131      $30
                                                                  ====      ====      ===

  * Termination and associated cash costs are primarily comprised of severance pay, associated employee benefit costs and moving costs for 300 employees. Management expects to complete such payments by the end of 1995.

 ** Proceeds from the divestment of assets and the book value of such assets are a result of the Company's program to consolidate its U.S. onshore position into 6 primary states. The asset disposals were completed during the fourth quarter of 1994. In addition, under the terms of an operating lease which expires in June 1995, the Company is obligated to pay the lessor at the expiration of the lease the amount by which the fair market value of the asset is less than $37 million, not to exceed $31 million.

*** Costs primarily represent non-cash adjustments due to special termination benefits and the acceleration of a portion of the transition obligation as a result of a reduction in the remaining expected future years of service of active employees.

   An analysis of the fourth quarter 1994 provision for restructuring follows (in millions of dollars):

                                                                 INITIAL
                                                                PROVISION*
                                                                ----------
  Termination and Associated Costs**                               $ 6
  FAS 88 and FAS 106 (Retirement and Postretirement Costs)***       10
                                                                   ---
                                                                   $16
                                                                   ===

  * Reflects the balance at December 31, 1994.

 ** Termination and associated cash costs are primarily comprised of severance pay and associated employee benefit costs for 45 employees. Management expects to complete such payments by the end of 1996.

*** Costs primarily represent non-cash adjustments due to special termination benefits and the acceleration of a portion of the transition obligation as a result of a reduction in the remaining expected future years of service of active employees.

   In 1991, the Company commenced a restructuring program designed to accelerate the implementation of its key operating strategies and reduce its debt and cost structure. The program outlined a plan to reduce debt by selling substantially all of the Company's gas plant business and certain producing oil and gas properties located primarily in the onshore United States. In 1992, associated with this restructuring, the Company recognized a $14 million pretax ($9 million after-tax) provision for restructuring together with a $63 million pretax ($41 million after-tax) provision for the early relinquishment of certain U.S. non-producing properties. At December 31, 1994, this program was complete.

6) INCOME TAXES
   Loss before extraordinary item, cumulative effect of accounting change and benefit for income taxes consisted of the following:

                                      1994    1993    1992
                                     -----    -----   -----
                                      (MILLIONS OF DOLLARS)
 Before interest expense
  United States income (loss)        $  (2)   $  30   $ 112
  Foreign income (loss)                 53      (21)     28
 Interest expense                     (151)    (117)   (144)
                                     -----    -----   -----
                                     $(100)   $(108)  $  (4)
                                     =====    =====   =====

   The benefit for income taxes for each of the years 1994, 1993 and 1992 is applicable to continuing operations.

   The components of the benefit for income taxes on loss before extraordinary item and accounting change were as follows:

                                     1994    1993  1992**
                                     ----    ----  ------
                                     (MILLIONS OF DOLLARS)
 Federal
  Current tax provision (benefit)    $(14)   $(18)  $ 37
  Deferred tax provision (benefit)    (16)      4*   (55)
 State                                 (6)      1      3
 Foreign
  Current tax provision                 9       8     18
  Deferred tax benefit                (10)     (5)   (21)
                                     ----    ----   ----
                                     $(37)   $(10)  $(18)
                                     ====    ====   ====

  * Includes a $17 million deferred tax provision associated with a U.S. tax rate increase.

 ** Effective January 1, 1992, the Company adopted SFAS No. 109.

   Deferred taxes are provided for the impact of differences between the tax basis of assets and liabilities and their reported amounts. Significant components of the Company's deferred income tax assets and liabilities at December 31, 1994 and 1993 were as follows:

                                              1994       1993
                                              ----       ----
                                           (MILLIONS OF DOLLARS)
Deferred Tax Assets
 AMT credit carryforward                      $ 50       $ 30
 Dismantlement, restoration and abandonment     36         31
 Loss on controlled foreign corporations        25         14
 Geological and geophysical expenditures        11         14
 Contingency accruals                           12         11
 Employee benefit accruals                      42          7
 Other                                           2          -
                                              ----       ----
Deferred Tax Liabilities                       178        107
                                              ----       ----
 Items associated with capitalized costs
  and write-offs                               368        705
 Miscellaneous accrued liabilities              31         84
                                              ----       ----
                                               399        789
                                              ----       ----
Net Deferred Tax Liability                    $221       $682
                                              ====       ====

   No valuation allowance was provided at December 31, 1994 or 1993 because the Company anticipates that results of operations in future years are more likely than not to generate taxable income sufficient to allow utilization of existing deferred tax assets.

   Following is the reconciliation of the tax benefit calculated at the U.S. statutory tax rate to the Company's actual tax benefit on loss before extraordinary item and accounting change:


                                                  1994       1993       1992
                                                  ----       ----       ----
                                                     (MILLIONS OF DOLLARS)
U.S. statutory rate calculation                   $(35)      $(38)     $ (1)
Increase (reduction) in taxes resulting from:
  Interest allocation adjustment                     2          5        (8)
  AMT credit                                         -          -        (8)
  Deferred impact of tax rate changes                -         17         -
  State taxes                                       (6)         1         3
  Other                                              2          5        (4)
                                                  ----       ----      ----
Benefit for income taxes before remeasurement of
 foreign deferred tax                              (37)       (10)      (18)
Remeasurement of foreign deferred tax as
 required by SFAS No. 109                            2         (5)      (59)
                                                  ----       ----      ----
Benefit for income taxes                          $(35)      $(15)     $(77)
                                                  ====       ====      ====


7) ACCOUNTING CHANGE

   Effective January 1, 1994, the Company changed its accounting policy for calculating the oil and gas asset ceiling test from a total company basis to an individual field basis. The Company believes the field basis is preferable because it is the way the Company manages its business. The basis underlying the calculation of the cumulative effect of this change is a comparison of the undiscounted pre-tax cash flows of each field's then existing proved reserves to its net book value at each quarter-end during the life of the asset. This subjects the ceiling test valuation to the lowest quarter-end price experienced over the asset's life. Prior to this change, the Company compared its worldwide undiscounted standardized measure of future net cash flows from estimated production of proved oil and gas reserves before income taxes to its net proved property, plant and equipment. As a result of this change, the Company recognized a non-cash cumulative effect charge of $948 million ($1,355 million pre-tax) to 1994 results. Excluding the cumulative charge, the Company's net loss for 1994 was $77 million ($.68 per share before extraordinary item and $.80 per share after extraordinary item). On a pro forma basis, the Company's reported net earnings for 1993 and 1992 would have been a net loss of $699 million ($7.18 per share before extraordinary item and $7.25 per share after extraordinary item) and a net loss of $145 million ($1.78 per share) if this accounting change had been enacted prior to 1992.

8) INCOME PER SHARE

   The 5,259,394 shares of Series B Preference Stock (7,259,394 shares in 1993 and 1992) are common stock equivalents. Conversion of the Series B Preference Stock in 1994, 1993 or 1992 would have been anti-dilutive to the Company's income (loss) per share. The Company has reserved 5,111,438 shares of Common Stock for issuance to the owners of its 7 1/2% Convertible Subordinated Debentures Due 2014 (Debentures). The Debentures are convertible into the Company's Common Stock at any time prior to maturity at $39.125 per share of Common Stock. The Debentures are not common stock equivalents. If conversion of the Debentures were assumed to have occurred, the result would have been anti-dilutive to 1994, 1993 and 1992 income (loss) per share.

9) PROPERTIES, PLANTS AND EQUIPMENT

   At December 31, the Company's properties, plants and equipment and accumulated depreciation, depletion and amortization were as follows:


                                                           1994       1993
                                                          ------     ------
                                                        (MILLIONS OF DOLLARS)
Gross investment
  Proved properties                                       $6,112     $6,184
  Unproved properties                                        143        257
  Other                                                       65         82
                                                          ------     ------
                                                           6,320      6,523
                                                          ------     ------
Less accumulated depreciation, depletion and
 amortization
  Proved properties*                                       4,424**    3,138
  Other                                                       56         52
                                                          ------     ------
                                                           4,480      3,190
                                                          ------     ------
Net investment                                            $1,840     $3,333
                                                          ======     ======


 * Includes $106 million and $91 million for dismantlement, restoration and abandonment at December 31, 1994 and 1993.

** Includes $1,355 million of impairment of proved oil and gas properties in 1994 (Note 7).



10) ACCRUED LIABILITIES

   At December 31, the Company's accrued liabilities were comprised of the following:



                                                           1994       1993
                                                          ------     ------
                                                        (MILLIONS OF DOLLARS)
Drilling and operating costs                               $ 73       $ 89
Restructuring reserve (Note 5)                               46          7
Interest payable                                             64         28
Employee related costs and benefits                          28         17
Royalties payable                                             8          4
Taxes payable                                                22          6
Other                                                        21         26
                                                           ----       ----
                                                           $262       $177
                                                           ====       ====



11) LONG-TERM DEBT
   At December 31, long-term debt consisted of the following:


                                                          1994       1993
                                                         ------     ------
                                                        (MILLIONS OF DOLLARS)
9.75% Notes Due 1998                                     $  250     $  250
10.375% Debentures payable $7 annually 1999 - 2018          138        171
10% Notes Due 1999 and 2001 payable $100 in 1999
 and $149 in 2001                                           249        249
7.50% Convertible Subordinated Debentures payable
 $10 annually
 1999 - 2013 and $50 in 2014                                200        200
Medium Term Notes, variable and fixed interest rates
 ranging from 5.51% to 9.50% at December 31, 1994
 due during 1995 - 2002                                     230        180
9.30% Notes Due 1996                                        100        100
7.20% Note (to be reset in 1998) payable semi-annually
 1995 - 2006*                                               100        100
9.50% Notes Due 1999                                        100        100
8.35% to 8.70% Senior ESOP Notes payable quarterly
 1995 - 2009                                                 60        102
Commercial Paper, variable interest rates ranging from
 6.62% to 7.00% at December 31, 1994**                       50        100
Variable interest rate (ranging from 7.10% to 8.13% at
 December 31, 1994) revolving credit facility payable
 semi-annually 1996 - 1997***                               208        150
Capitalized lease obligations and other long-term debt
 due 1995 - 2002                                             26         67
                                                         ------     ------
                                                          1,711      1,769
Less current portion                                        165         28
                                                         ------     ------
                                                         $1,546     $1,741
                                                         ======     ======


  * A group of banks has guaranteed the performance of one of the Company's subsidiary's financial obligations by issuing a letter of credit in favor of the obligee for the outstanding loan balance plus interest and compensatory damages. At December 31, 1994, the balance on the letter of credit was $109 million.

 ** Commercial paper matures from 4 to 17 days. Such debt is classified as long-term due to management's intention to continue to use it as a financing vehicle and the availability of credit under the Company's revolving credit facility.

*** At December 31, 1994 and 1993, $18 million and $25 million of variable interest rate revolving credit facility debt was recognized as extinguished by the Company as a result of having funded an irrevocable trust with U.S. Treasury obligations. The debt matured in January 1995 and 1994.



   Long-term debt maturities are $165 million, $317 million, $168 million, $260 million and $242 million for each of the years 1995 through 1999. Each of the maturing amounts for 1996 and 1997 include $159 million under the revolving credit facility which management intends to replace no later than September 1995.

   The Company's long-term debt contains restrictive covenants, including a limitation on total indebtedness; restriction on the payment of common stock dividends in excess of $1.20 annually and minimum cash flow interest coverage. At December 31, 1994, the Company was in compliance with all of its debt covenants and continues to be in compliance with such debt covenants.

   The Company pays a fee ranging from .375 percent to .5 percent of the unused portion of its $620 million revolving credit facility. The Company has the capacity to borrow $280 million under such facility; however, the amount can change daily. The commitments are subject to withdrawal if the Company were to be in default.

   During 1994, Standard & Poor's downgraded the Company's senior unsecured debt from BBB- to BB, subordinated debt from BB+ to B+ and commercial paper to B from A-3. Subsequently, the holders of the Company's senior ESOP notes (approximately $100 million principal amount outstanding) exercised their right to require the Company to repay the notes in full at par plus a makewhole premium tied to prevailing rates of interest on U.S. Treasury obligations. As a result of the downgrade, the Company recognized a $12 million (net of $5 million of tax) extraordinary loss associated with the notes which have been paid in full subsequent to year end.

   During 1994 and 1993, the Company repurchased $33 million and $78 million of its 10.375 percent debentures at a total cost of $33 million and $88 million resulting in a loss of $7 million (net of $3 million of tax) in 1993 which is reflected as an extraordinary item in the Consolidated Statements of Income.

12) COMMITMENTS AND CONTINGENT LIABILITIES

   The Company has operating leases for office space and other property and equipment. Total rental expense for such leases for the years 1994, 1993 and 1992 was $37 million, $32 million and $33 million. Under contracts existing as of December 31, 1994, future minimum annual rental payments applicable to non-cancelable operating leases that have initial or remaining lease terms in excess of one year, less minimum rentals to be received under non-cancelable subleases, were as follows (in millions of dollars):

    Year ending December 31:

    1995                                                      $ 34
    1996                                                        17
    1997                                                        12
    1998                                                        13
    1999                                                        12
    Later years                                                 75
                                                               ---
    Total minimum payments required                           $163
                                                              ====



   Minimum rentals to be received under non-cancelable subleases are $3 million, $2 million, $2 million, $1 million and $1 million for the years 1995 through 1999 and $1 million for later years.

   Under the term of an operating lease which expires in June 1995, the Company is obligated to pay the lessor at the expiration of the lease the amount by which the fair market value of the assets is less than $37 million, not to exceed $31 million.

   Several legal and administrative proceedings are pending against the Company. Although the ultimate outcome of these proceedings cannot be ascertained at this time, and it is reasonably possible that some of them could be resolved unfavorably to the Company, management believes that any liabilities which may arise would not be material.

13) SHAREHOLDERS' EQUITY

   Effective in October 1988, 3,001,876 shares of Common Stock of the Company were issued to an operating partnership of the Partnership in exchange for certain assets, which shares have been deducted from the number of shares shown in the Consolidated Balance Sheets as outstanding. Such shares are not entitled to be voted at the annual meeting of shareholders. All other shares of Common Stock are entitled to one vote per share.

   On August 1, 1989, the Company privately placed $110 million of notes (ESOP Notes) pursuant to the provisions of the Oryx Energy Company Capital Accumulation Plan (CAP). The Company loaned the proceeds to the CAP which used the funds to purchase Common Stock of the Company. Prior to 1995, the CAP made scheduled loan payments using Company contributions to the CAP. In 1995, repayments are being deferred pending a favorable ruling from the Internal Revenue Service to terminate the leveraged ESOP portion of the CAP.

   The Company has 280,000,000 authorized shares of stock, consisting of (i) 250,000,000 shares of Common Stock having a par value of $1.00 per share,
(ii) 15,000,000 shares of Cumulative Preference Stock (Preference Stock) having a par value of $1.00 and a liquidation preference of $.001 per share, and (iii) 15,000,000 shares of Preferred Stock (Preferred Stock) having a par value of $1.00 per share. As of December 31, 1994, there were 98,946,066 shares of Common Stock outstanding. There are two series of Preference Stock designated, of which there were 5,259,394 shares of Series B Preference Stock outstanding and 120,000 shares of Series A Preference Stock designated and reserved for issuance upon exercise of the Stock Purchase Rights (Rights), of which none were outstanding. The Preferred Stock was authorized by vote of the shareholders on May 5, 1992 and there are currently no shares of Preferred Stock designated or outstanding. In addition, on December 31, 1994 the Company had reserved for issuance 5,259,394 shares of Common Stock on conversion of the outstanding Series B Preference Stock, 5,111,438 shares of Common Stock on conversion of the outstanding 7 1/2% Convertible Debentures and 2,456,103 shares of Common Stock upon the exercise of outstanding management options.

COMMON STOCK

Each share of Common Stock entitles its record owner to one vote on all matters submitted to the stockholders for action. The stockholders are not entitled to cumulative voting rights in the election of directors. Subject to the rights of holders of any class of Preference Stock or Preferred Stock, the holders of Common Stock are entitled to share ratably in dividends in such amount as may be declared by the Company's Board of Directors (Board) from time to time out of funds legally available therefor. The payment of dividends on the Common Stock is restricted under the Credit Agreement to no more than $1.20 per share annually, and is prohibited in the event of a default.

PREFERENCE STOCK

The Board is authorized by the Certificate to issue Preference Stock in one or more series and to fix for each such series such qualifications, privileges, limitations, options, conversion rights, and other special rights as are stated and adopted by the Board and as are permitted by the Certificate and the Delaware General Corporation Law, including the designation and number of shares issuable, the dividend rate, voting rights, conversion rights, redemption and sinking fund provisions, and liquidation values of each such series.

   Holders of Preference Stock are entitled to receive, when and as declared by the Board out of assets legally available for that purpose, annual cumulative dividends payable in quarterly installments. Unless full cumulative dividends on the Preference Stock have been paid, no dividend may be declared or paid on, or other distributions made upon, Preferred Stock or Common Stock, nor may any Preferred Stock or Common Stock be redeemed or purchased by the Company. Subject to certain conditions, the Company may redeem all or any part of the Preference Stock then outstanding.

   The Company had 5,259,394 shares of Series B Preference Stock outstanding at December 31, 1994. Any such shares held by the original holder shall be entitled to a dividend in excess of the dividend payable on Common Stock. Any periodic dividend declared subsequent to 1994 will be increased by a dividend preference equal to $.025 per share with respect to the first and second succeeding quarters. In 1994, the Board of Directors of the Company voted to suspend the dividend on Common Stock. Such suspension will not affect the dividend preference on the Series B Preference Stock.

   Series B Preference Stock is non-voting, except in certain cases specified in the Certificate or by law, and it is convertible into Common Stock on a share-for-share basis by the holder thereof subject to certain restrictions. After September 10, 1995, if the original holder of the Series B Preference Stock still owns it, those shares may be converted into Common Stock on a share-for-share basis by the holder thereof without the restrictions that applied on or before that date.

PREFERRED STOCK

The Board is authorized by the Certificate to issue Preferred Stock in one or more series and to fix for each such series such qualifications, privileges, limitations, options, conversion rights, and other special rights as are stated and adopted by the Board and as are permitted by the Certificate and the Delaware General Corporation Law, including the designation and number of shares issuable, the dividend rate, voting rights, conversion rights, redemption and sinking fund provisions, and liquidation values of each such series.

   Subject to the rights of holders of any class of Preference Stock, if any, the holders of Preferred Stock are entitled to receive dividends, when and as declared by the Board out of funds legally available for that purpose. As to dividends and rights upon liquidation, dissolution or winding up, the Preferred Stock will rank junior and subordinate to any series of Preference Stock, and prior to the Common Stock.

RIGHTS

On September 11, 1990, the Board declared a dividend distribution of one Stock Purchase Right on each outstanding share of Common Stock, payable September 28, 1990, to holders of record of the Common Stock on that date. The Rights are also issuable upon the issuance of additional shares of Common Stock prior to the time the Right are redeemed or expire. Initially, the Rights are represented by the certificates for the Common Stock and will trade only with the Common Stock. The Rights will expire September 11, 2000 unless earlier redeemed by the Company.

14) EMPLOYEE AND RETIREE BENEFIT PLANS

DEFINED BENEFIT PENSION PLANS

The Company has noncontributory defined benefit plans which provide retirement benefits for most of its employees. Plan benefits are generally based on years of service, age at retirement and the employee's compensation. It is the Company's policy to fund defined benefit pension contributions, at a minimum, in accordance with the requirements of the Internal Revenue Code.

   The cost of the Company's primary defined benefit pension plans consisted of the following:


                                                  1994     1993     1992
                                                  ----     ----     ----
                                                   (MILLIONS OF DOLLARS)
Service cost (cost of benefits earned
 during the year)                                 $  5     $  6     $  8
Interest cost on projected benefit obligation       36       38       39
Actual return on plan assets                         4      (59)     (18)
Net amortization and deferral*                     (47)      17      (28)
                                                  ----     ----     ----
  Net periodic pension cost**                     $ (2)    $  2     $  1
                                                  ====     ====     ====



 * Estimated returns on assets are used in determining net periodic pension cost. Differences between estimated and actual returns are included in net amortization and deferral.

** Does not include $1 million curtailment loss and $13 million cost of special termination benefits due to the reduction in workforce in 1994.



   The following table sets forth the funded status and amounts recognized in the Company's Consolidated Balance Sheets at December 31:


                                    1994                       1993
                          -------------------------  ------------------------
                                          PLANS IN                  PLANS IN
                            PLANS IN       WHICH      PLANS IN        WHICH
                          WHICH ASSETS  ACCUMULATED  WHICH ASSETS  ACCUMULATED
                             EXCEED       BENEFITS     EXCEED       BENEFITS
                          ACCUMULATED      EXCEED    ACCUMULATED     EXCEED
                            BENEFITS       ASSETS     BENEFITS       ASSETS
                          -------------------------  ------------------------
                                         (MILLIONS OF DOLLARS)
Actuarial present value of
 benefit obligation:
  Vested                     $360          $ 81         $392          $82
  Nonvested                    15             2           16            3
                             ----          ----         ----          ---

Accumulated benefit
 obligation                   375            83          408           85
Effect of projected future
 salary increases              22             3           31            2
                             ----          ----         ----          ---

Projected benefit obligation  397            86          439           87
Less plan assets at fair
 value*                       390             -          457            -
                             ----          ----         ----          ---

Projected benefit obligation
 in excess of (less than)
 plan assets                    7            86          (18)          87
Unrecognized net transition
 asset (obligation)            32           (14)          38          (17)
Unrecognized prior service
 benefit (cost)                 -             2           (4)           3
Unrecognized net gain (loss)  (61)          (22)         (37)         (27)
Additional minimum liability    -            31            -           39
                             ----          ----         ----          ---
Accrued pension liability
 (asset)**                   $(22)         $ 83         $(21)         $85
                             ====          ====         ====          ===



 * Plan assets consist principally of commingled trust funds, marketable equity securities, corporate and government debt securities and real estate. At December 31, 1994, less than one percent of plan assets was invested in Common Stock of the Company.

** Accrued pension liability is included in "Deferred Credits and Other
   Liabilities" in the Consolidated Balance Sheets.


   As of December 31, 1994 and 1993, the projected benefit obligations were determined using weighted average assumed discount rates of 8 and 7 percent and a rate of compensation increase of 4 percent. The weighted average expected long-term rate of return on plan assets was 9.5 percent in 1994 and 1993. All of these rates are subject to change in the future as economic conditions change.

DEFINED CONTRIBUTION PENSION PLANS

Defined contribution plans, which are designed to provide retirement benefits, are available to substantially all employees. Contributions, which are principally based on employees' compensation, are expensed as incurred.

   At December 31, 1994, the principal defined contribution plan is CAP which is a combined stock bonus and leveraged ESOP and is available to substantially all U.S. employees. The first 5 percent of employee contributions are matched by the Company at 110 percent up to the first $50,000 of employee base salary and at 100 percent thereafter. In 1994, the Company's contributions to CAP were used to repay the debt issued to fund the purchase of Common Stock held by the leveraged ESOP. Costs recognized for defined contribution plans amounted to $11 million, $10 million and $9 million for 1994, 1993 and 1992.

   Additional information with respect to the leveraged ESOP portion of CAP is as follows:


                                                  1994     1993     1992
                                                  ----     ----     ----
                                                   (MILLIONS OF DOLLARS)
Interest cost on ESOP debt                         $ 8      $ 9      $ 9
Company cash contributions to the ESOP             $13      $10      $ 8
ESOP dividends used for debt service               $ -      $ 1      $ 3



HEALTH CARE AND LIFE INSURANCE BENEFITS

The Company sponsors unfunded defined benefit health care and life insurance benefit plans to substantially all employees and retirees. Benefits under the health care plan are provided on a self-insured basis or through a Health Maintenance Organization. The health care plan provides comprehensive major medical coverage which integrates with Medicare and contains provisions for cost sharing with participants through contributions, coinsurance, deductibles and caps on employer costs. Benefits under the life insurance plan are provided through an insurance contract. The life insurance plan contains provisions for retiree cost sharing through contributions and provides benefits based on preretirement compensation with a scheduled reduction in benefits commencing at age 66 and termination of all benefits at age 70 for substantially all participants.

   The cost of health care and life insurance benefit plans was $19 million, $20 million and $16 million, of which $14 million, $12 million and $7 million was for retirees in 1994, 1993 and 1992. The Company adopted SFAS No. 106 on January 1, 1993, and in accordance with its provisions has changed to the accrual accounting method in computing postretirement health care and life insurance benefit plan expense. The Company formerly accounted for these costs using the pay-as-you-go (cash) method.

   The cost, net of retiree contributions, of the postretirement health care and life insurance benefit plans calculated in accordance with the provisions of SFAS No. 106 is as follows:


                                                       1994           1993
                                                       ----           ----
                                                      (MILLIONS OF DOLLARS)
Service cost (cost of benefits earned
 during the year)                                       $ 1            $ 1
Interest cost on the accumulated postretirement
 benefit obligation                                       8              7
Actual return on plan assets                              -              -
Amortization of transition obligation                     4              4
Net amortization of other components                      1              -
                                                        ---            ---
  Net periodic postretirement benefit cost*             $14            $12
                                                        ===            ===

* Does not include $13 million curtailment loss due to the reduction in workforce in 1994.


   The following table sets forth the funded status and amounts reported in the Company's Consolidated Balance Sheets at December 31:


                                                       1994            1993
                                                       ----            ----
                                                       (MILLIONS OF DOLLARS)
Accumulated postretirement benefit obligation:
  Retirees                                             $ 81            $ 83
  Active employees eligible to retire                     4               4
  Active employees not yet eligible to retire            10              17
                                                       ----            ----
Total accumulated postretirement benefit obligation      95             104
Less plan assets at fair value                            -               -
                                                       ----            ----
Accumulated obligation in excess of plan assets          95             104
Unrecognized net loss                                    (5)            (12)
Unrecognized prior service benefit                        5               -
Unrecognized transition obligation                      (70)            (86)
                                                       ----            ----
  Accrued postretirement benefit liability*            $ 25            $  6
                                                       ====            ====


* Accrued postretirement benefit liability is included in "Deferred Credits and Other Liabilities" in the Consolidated Balance Sheet.



   The assumed health care cost trend rate used to measure the expected cost of benefits covered by the plan for 1995 is approximately 7 percent. Health care cost trend rates for future years are assumed to gradually trend downward over a six year period to meet and thereafter parallel the projected rate of general inflation of 4.5 percent. A 1 percent increase in the assumed health care cost trend rates for future years would result in no increase in annual cost but an increase of $6 million in the accumulated postretirement benefit obligation for the Company's health care plan.

   The weighted average assumed discount rates used to measure the accumulated postretirement benefit obligation are 8 and 7 percent in 1994 and 1993. For the life insurance plan, an assumed rate of increase of compensation of 4 percent was used to measure the accumulated postretirement benefit obligation.

15) MANAGEMENT INCENTIVE PLANS

     The Company provides management incentive plans to certain employees in the management of the Company. There was no charge against income for these plans in 1994 compared to charges of $2 million and $4 million for 1993 and 1992.

     The principal management incentive plans are the 1992 Long-Term Incentive Plan (1992 LTIP), the Long- Term Incentive Plan (LTIP) and the Executive Long-Term Incentive Plan (ELTIP). The ELTIP provides that no awards may be granted after November 1, 1988 and was replaced by the LTIP which provides that no awards may be granted after December 31, 1991. All previous awards granted under both the ELTIP and LTIP remain in effect in accordance with their terms. As of December 31, 1994, there were no outstanding awards granted under the ELTIP. The 1992 LTIP replaced the LTIP and became effective January 1, 1992. A maximum of 3,000,000 shares of Common Stock were authorized for issuance under the 1992 LTIP.

     Under the provisions of these plans, stock options, stock appreciation rights and limited rights were granted in various tandem combinations so that the exercise of any one of them will reduce, on a one-for-one basis, the tandem options or rights. In addition, certain stock options were granted which become exercisable (subject to the option vesting schedule) only upon the cancellation of the related performance shares for non- attainment of performance targets.

     The following table summarizes information with respect to Common Stock options awarded under the 1992 LTIP, the LTIP and the ELTIP:

                                           1994                        1993                         1992
                                 -------------------------    -----------------------    -------------------------
                                  SHARES                       SHARES                     SHARES
                                  UNDER      OPTION PRICE      UNDER     OPTION PRICE     UNDER      OPTION PRICE
                                  OPTION       PER SHARE       OPTION      PER SHARE      OPTION       PER SHARE
                                 ---------   --------------   ---------  ------------    ---------   -------------
Outstanding, January 1           1,914,832    $19.63-$44.13   1,491,116  $20.36-$44.13   1,076,265   $20.36-$44.13
Granted*                           643,900        $17.44        470,690      $19.63        449,900       $26.00
Exercised**                              -           -                -         -             (944)      $20.36
Cancelled                         (102,629)   $17.44-$44.13     (46,974) $20.36-$44.13     (34,105)  $24.16-$44.13
                                 ---------                    ---------                  ---------
Outstanding, December 31         2,456,103    $17.44-$44.13   1,914,832  $19.63-$44.13   1,491,116   $20.36-$44.13
                                 =========                    =========                  =========
Exercisable, December 31**       1,278,033    $17.44-$44.13     773,256  $24.16-$44.13     571,390   $20.36-$44.13
                                 =========                    =========                  =========
Available for grant,
  December 31***                 1,262,086                    1,835,440                  2,411,653
                                 =========                    =========                  =========

  * Includes 209,300 and 196,340 stock options granted in 1993 and 1992 in tandem with performance shares which become exercisable only upon cancellation of the related performance shares.

 ** Excludes outstanding stock options granted in 1993 and 1992 in tandem with performance shares which become exercisable (subject to the option vesting schedule) only upon cancellation of the related performance shares. In January 1995, 148,435 such stock options granted in 1992 became exercisable due to the cancellation of the related performance shares.

*** Shares available for grant is net of the number of performance shares outstanding which were granted under the provisions of these plans.

16) GEOGRAPHIC SEGMENT INFORMATION

     During 1994, sales of oil to the Company's top purchaser totaled approximately 18 percent of oil revenue. During 1993, sales of oil to the Company's top two purchasers totaled approximately 12 and 10 percent of oil revenue. Sales of gas to the Company's top purchaser in 1994 totaled approximately 12 percent and in 1993 totaled approximately 14 percent of gas revenue. The Company believes that the loss of any major purchaser would not have a material adverse effect on the Company's business.

     Financial information by segment for the years ended December 31, 1994, 1993 and 1992 are summarized as follows:


                                         UNITED   UNITED                 OTHER
                                         STATES   KINGDOM   INDONESIA   FOREIGN   TOTAL
                                         ------   -------   ---------   -------   ------
                                                      (MILLIONS OF DOLLARS)

DECEMBER 31, 1994
  Revenues
    Oil and gas                          $  624    $355       $ 79      $ 24     $ 1,082
    Other                                   (10)      -          -         -         (10)
                                         ------    ----       ----      ----     -------
  Total Revenues                            614     355         79        24       1,072
                                         ------    ----       ----      ----     -------
  Expenses
    Operating costs                         197     146         24         7         374
    Production taxes                         44      28         36         4         112
    Exploration costs                        54      12         17        21         104
    Depr., depl. and amort.                 167      86          7        11         271
    Miscellaneous                             -       1          -         -           1
                                         ------    ----       ----      ----     -------
  Total Operating Expenses                  462     273         84        43         862
                                         ------    ----       ----      ----     -------
  Operating Profit (Loss)*               $  152    $ 82       $ (5)     $(19)        210
                                         ======    ====       ====      ====
    General and administrative expense                                               (68)
    Interest, net                                                                   (150)
    Provision for restructuring                                                      (92)
    Benefit for income taxes                                                          37
    Remeasurement of foreign deferred tax                                             (2)
    Extraordinary item                                                               (12)
    Cumulative effect of accounting change                                          (948)
                                                                                 -------
  Net Loss                                                                       $(1,025)
                                                                                 =======
  Capital Expenditures                   $  168**  $ 65***    $ 28      $ 20     $   281
                                         ======    ====       ====      ====     =======
  Identifiable Assets                    $1,508    $459       $126      $ 14     $ 2,107
                                         ======    ====       ====      ====     =======

  * Provision (benefit) for income taxes on 1994 operating profits, calculated at statutory rates, are $55 million, $27 million and $(3) million for the United States, United Kingdom and Indonesia. No statutory tax benefit results from the Other Foreign operating loss of $19 million.

 ** Includes capitalized interest of $5 million.

*** Includes capitalized interest of $6 million.



                                         UNITED   UNITED                 OTHER
                                         STATES   KINGDOM   INDONESIA   FOREIGN   TOTAL
                                         ------   -------   ---------   -------   ------
                                                      (MILLIONS OF DOLLARS)

DECEMBER 31, 1993
  Revenues
    Oil and gas                          $  700   $  265      $ 97       $ 18     $1,080
    Other                                   (26)       -         -          -        (26)
                                         ------   ------      ----       ----     ------
  Total Revenues                            674      265        97         18      1,054
                                         ------   ------      ----       ----     ------
  Expenses
    Operating costs                         194      127        29          3        353
    Production taxes                         52        9        44          7        112
    Exploration costs                        57       19        13         11        100
    Depr., depl. and amort.                 261      111        14          9        395
    Miscellaneous                             1        -         -          -          1
                                         ------   ------      ----       ----     ------
  Total Operating Expenses                  565      266       100         30        961
                                         ------   ------      ----       ----     ------
  Operating Profit (Loss)*               $  109   $   (1)     $ (3)      $(12)        93
                                         ======   ======      ====       ====
    General and administrative expense                                               (85)
    Interest, net                                                                   (116)
    Benefit for income taxes                                                          10
    Remeasurement of foreign deferred tax                                              5
    Extraordinary item                                                                (7)
                                                                                  ------
  Net Loss                                                                        $ (100)
                                                                                  ======
  Capital Expenditures                   $  202   $  232**    $ 13       $  6     $  453**
                                         ======   ======      ====       ====     ======
  Identifiable Assets                    $1,861   $1,589      $103       $ 71     $3,624
                                         ======   ======      ====       ====     ======


 * Provision (benefit) for income taxes on 1993 operating profits, calculated at statutory rates, are $44 million and $(2) million for the United States and Indonesia

** Includes capitalized interest of $46 million.


                                         UNITED   UNITED                 OTHER
                                         STATES   KINGDOM   INDONESIA   FOREIGN   TOTAL
                                         ------   -------   ---------   -------   ------
                                                      (MILLIONS OF DOLLARS)

DECEMBER 31, 1992
  Revenues
    Oil and gas                          $  799    $  335       $127       $14     $1,275
    Other                                   119        (2)         -         -        117
                                         ------    ------       ----       ---     ------
  Total Revenues                            918       333        127        14      1,392
                                         ------    ------       ----       ---     ------
  Expenses
    Operating costs                         215       149         26         7        397
    Production taxes                         62        17         58         -        137
    Exploration costs                        67        24         13         8        112
    Depr., depl. and amort.                 276       108         21         4        409
    Miscellaneous                             1         4          -         -          5
    Provision for relinquishment of
     non-producing properties                63         -          -         -         63
                                         ------    ------       ----       ---     ------
  Total Operating Expenses                  684       302        118        19      1,123
                                         ------    ------       ----       ---     ------
  Operating Profit*                      $  234    $   31       $  9       $(5)       269
                                         ======    ======       ====       ===
    General and administrative expense                                               (120)
    Interest, net                                                                    (139)
    Provision for restructuring                                                       (14)
    Benefit for income taxes                                                           18
    Remeasurement of foreign deferred tax                                              59
    Cumulative effect of accounting change                                            (59)
                                                                                   ------
  Net Income                                                                       $   14
                                                                                   ======
  Capital Expenditures                   $  101    $  249**     $ 12       $10     $  372**
                                         ======    ======       ====       ===     ======
  Identifiable Assets                    $2,086    $1,461       $113       $78     $3,738
                                         ======    ======       ====       ===     ======


 * Provisions for income taxes on 1992 operating profits, calculated at statutory rates, are $82 million, $8 million and $5 million for the United States, United Kingdom and Indonesia. No statutory tax benefit results from the Other Foreign operating profit of $5 million.

** Includes capitalized interest of $43 million.



17) STATEMENT OF CASH FLOWS

     Amounts paid for interest and income taxes were as follows:


                                                 1994   1993   1992
                                                 ----   ----   ----
                                                (MILLIONS OF DOLLARS)
  Interest paid (net of capitalized interest)    $128   $119   $133
  Income taxes paid (refunded)                   $(11)  $ 14   $ 39


   During 1994, the Company exchanged its interests in the undeveloped U.K. North Sea Britannia field and certain other undeveloped domestic properties, for Conoco's interests in the developed U.K. North Sea Hutton, Lyell and Murchison fields and certain undeveloped interests. This transaction was accounted for by the Company as a non-cash property exchange, except for $40 million of associated divestment proceeds received by the Company. During 1993, the Company recognized deferred tax liabilities of $3 million associated with international properties acquisitions. In accordance with Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows," non-cash transactions are not reflected within the accompanying Consolidated Statements of Cash Flows.

18) DEFERRED CREDITS AND OTHER LIABILITIES

     At December 31, the Company's deferred credits and other liabilities were comprised of the following:


                                                       1994    1993
                                                       ----    ----
                                                   (MILLIONS OF DOLLARS)
  Employee benefit obligations                         $ 80    $ 75
  Deferred gains on interest rate hedges                 32      37
  Accrued acquisition financing                           -      33
  Minority interest in consolidated subsidiaries         17      27
  Accrued environmental cleanup costs                    21      20
  Other                                                   5       9
                                                       ----    ----
                                                       $155    $201
                                                       ====    ====

     Environmental cleanup costs have been accrued in response to the identification of several sites that require cleanup based on environmental pollution, some of which have been designated as superfund sites by the Environmental Protection Agency (EPA). The Company has been named as a potentially responsible party (PRP) at four sites pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended. At two of these sites, the Company has been named as a de minimis party and therefore expects its liability to be small. At a third site, the Company is reviewing its options and anticipates that it will participate in steering committee activities with the EPA. At the fourth and largest site, the Operating Industries, Inc. site in California, the Company has participated in a steering committee consisting of 139 companies. The steering committee and other PRP's previously entered into two partial consent decrees with the EPA providing for remedial actions which have been or are to be completed. The steering committee has successfully negotiated a third partial consent decree which provides for the following remedial actions: a clay cover, methane capturing wells, and leachate destruction facilities. The remaining work at the site involves groundwater evaluation and long-term operation and maintenance. The Company is a member of the group that is responsible for carrying out the first phase of the work, which is expected to take 5 to 8 years. Completion of all phases is estimated to take up to 30 years. The maximum liability of the group, which is joint and several for each member of the group, is expected to range from approximately $450 million to $600 million, of which the Company's share is expected to be approximately $10 million (net of $3 million in recoveries from third parties). Cleanup costs are payable over the period that the work is completed.

     Based on the facts outlined above and the Company's ongoing analyses of the actions where it has been identified as a PRP, the Company believes that it has accrued sufficient reserves to absorb the ultimate cost of such actions and that such costs therefore will not have a material impact on the Company's liquidity, capital resources or financial condition. While liability at superfund sites is typically joint and several, the Company has no reason to believe that defaults by other PRPs will result in liability of the Company materially larger than expected.

                      REPORT OF INDEPENDENT ACCOUNANTS

To the Shareholders and Board of Directors, Oryx Energy Company:

     We have audited the accompanying consolidated balance sheets of Oryx Energy Company and its Subsidiaries as of December 31, 1994 and 1993 and the related consolidated statements of income, cash flows and changes in shareholders' equity (deficit) for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Oryx Energy Company and its Subsidiaries as of December 31, 1994 and 1993 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

     As discussed in Notes 1 and 7 to the Consolidated Financial Statements, the Company changed its accounting policy for calculating the oil and gas asset ceiling test in 1994, its methods of accounting for postretirement benefits other than pensions and postemployment benefits in 1993 and its method of computing deferred income taxes in 1992.


                                           COOPERS & LYBRAND L.L.P.

                                           Dallas, Texas
                                           February 19, 1995

                                ORYX ENERGY COMPANY

       SUPPLEMENTARY FINANCIAL AND OPERATING INFORMATION (UNAUDITED)

OIL AND GAS DATA
CAPITALIZED COSTS


                                          UNITED  UNITED               OTHER
                                          STATES  KINGDOM  INDONESIA  FOREIGN  TOTAL
                                          ------  -------  ---------  -------  -----
                                                  (MILLIONS OF DOLLARS)
DECEMBER 31, 1994
  Proved properties                       $3,975  $1,863     $196       $78    $6,112
  Unproved properties                         42      87       10         4       143
                                          ------  ------     ----       ---    ------
  Total capitalized costs                  4,017   1,950      206        82     6,255
  Less accum. depr., depl. and amort.      3,011   1,254      131        28     4,424
                                          ------  ------     ----       ---    ------
  Net capitalized costs (Note 7)          $1,006  $  696     $ 75       $54    $1,831
                                          ======  ======     ====       ===    ======

DECEMBER 31, 1993
  Proved properties                       $4,193  $1,741     $185       $65    $6,184
  Unproved properties                         60     185        6         6       257
                                          ------  ------     ----       ---    ------
  Total capitalized costs                  4,253   1,926      191        71     6,441
  Less accum. depr., depl. and amort.      2,605     417       98        18     3,138
                                          ------  ------     ----       ---    ------
  Net capitalized costs                   $1,648  $1,509     $ 93       $53    $3,303
                                          ======  ======     ====       ===    ======



COSTS INCURRED IN OIL AND GAS PRODUCING ACTIVITIES


                                          UNITED  UNITED               OTHER
                                          STATES  KINGDOM  INDONESIA  FOREIGN  TOTAL
                                          ------  -------  ---------  -------  -----
                                                  (MILLIONS OF DOLLARS)
1994
  Property acquisition costs:
    Proved                                  $  -       $ -       $ -    $ -     $  -
    Unproved                                   4         -         -      -        4
  Exploration costs                           41        11        16     23       91
  Development costs                          144*       56**      17      2      219
                                            ----       ---       ---    ---      ---
    Total                                   $189       $67       $33    $25     $314
                                            ====      ====       ===    ===     ====


1993
  Property acquisition costs:
    Proved                                  $ 11      $ 33       $ -    $ -     $ 44
    Unproved                                   8         -         -      -        8
  Exploration costs                           62        15        15     11      103
  Development costs                          147       147**       2      -      296
                                            ----      ----       ---    ---     ----
    Total                                   $228      $195       $17    $11     $451
                                            ====      ====       ===    ===     ====


1992
  Property acquisition costs:
    Proved                                  $  -      $  -       $ -    $ -     $  -
    Unproved                                   -         -         -      -        -
  Exploration costs                           51        25        13     12      101
  Development costs                           85       194**       8      2      289
                                            ----      ----       ---    ---     ----
    Total                                   $136      $219       $21    $14     $390
                                            ====      ====       ===    ===     ====


 * Excludes capitalized interest of $5 million for 1994.
** Excludes capitalized interest of $6 million, $46 million and $43 million for 1994, 1993 and 1992.


EXPLORATION COSTS


                                          UNITED  UNITED               OTHER
                                          STATES  KINGDOM  INDONESIA  FOREIGN  TOTAL
                                          ------  -------  ---------  -------  -----
                                                  (MILLIONS OF DOLLARS)


1994
  Dry hole costs                            $10     $ 4        $12        $13     $39
  Leasehold impairment                       18       -          -          -      18
  Geological and geophysical                 25       7          5          8      45
  Other                                       1       1          -          -       2
                                            ---     ---        ---        ---     ---
                                            $54     $12        $17        $21    $104
                                            ===     ===        ===        ===    ====

1993
  Dry hole costs                            $21     $ 5        $ 8        $ 3    $ 37
  Leasehold impairment                        3       4          -          1       8
  Geological and geophysical                 31       9          5          7      52
  Other                                       2       1          -          -       3
                                            ---     ---        ---        ---     ---
                                            $57     $19        $13        $11    $100
                                            ===     ===        ===        ===    ====

1992
  Dry hole costs                            $12     $ 4        $ 3        $ 2    $ 21
  Leasehold impairment                       26       8          1          -      35
  Geological and geophysical                 28      11          9          5      53
  Other                                       2       1          -          -       3
                                            ---     ---        ---        ---     ---
                                            $68     $24        $13        $ 7    $112
                                            ===     ===        ===        ===    ====


ESTIMATED NET QUANTITIES OF PROVED OIL AND GAS RESERVES

   Proved reserve quantities were based on estimates prepared by Company engineers in accordance with guidelines established by the Securities and Exchange Commission and were reviewed by Gaffney, Cline & Associates, Inc., independent petroleum engineers. The Company considers such estimates to be reasonable; however, due to inherent uncertainties and the limited nature of reservoir data, estimates of underground reserves are imprecise and subject to change over time as additional information becomes available.

   There has been no major discovery or other favorable or adverse event that has caused a significant change in estimated proved reserves since December 31, 1994. The Company has no long-term supply agreements or contracts with governments or authorities in which it acts as producer nor does it have any interest in oil and gas operations accounted for by the equity method.

PROVED RESERVES



                                                                            RECOVERABLE
                                         CRUDE OIL AND CONDENSATE       NATURAL GAS LIQUIDS          NATURAL GAS
                                           (MILLIONS OF BARRELS)       (MILLIONS OF BARRELS)   (BILLIONS OF CUBIC FEET)
                                    ---------------------------------  ---------------------   ------------------------
                                                         OTHER
                                    U.S. U.K. INDONESIA FOREIGN TOTAL           U.S.           U.S.*     U.K.     TOTAL
                                    ---- ---- --------- ------- -----           ----           -----     ----     -----
BALANCE AT
DECEMBER 31, 1991                   294  190     31        26    541             66            1,775      266     2,041
Revisions of previous estimates     (14)   -      5         -     (9)             -              (31)       -       (31)
Improved recovery                     4    -      -         -      4              -                1        -         1
Purchases of minerals
 in place                             -    -      -         -      -              -                -        -         -
Sales of minerals in place          (21)   -      -       (15)   (36)           (34)            (198)       -      (198)
Extensions and discoveries           15   12      8         5     40              -              177      196       373
Production                          (23) (13)    (6)       (1)   (43)            (7)            (214)     (35)     (249)
                                    ---  ---     --       ---    ---            ---            -----      ---     -----
BALANCE AT
DECEMBER 31, 1992                   255  189     38        15    497             25            1,510      427     1,937
Revisions of previous estimates      (4)  (3)     4         2     (1)            (1)               5       52        57
Improved recovery                     1    -      -         -      1              -                1        -         1
Purchases of minerals
 in place                             -   13      -         -     13              -                4        -         4
Sales of minerals in place          (12)   -      -         -    (12)            (2)             (66)       -       (66)
Extensions and discoveries           19    2      -         8     29              2              168        -       168
Production                          (21) (13)    (5)       (1)   (40)            (3)            (191)     (29)     (220)
                                    ---  ---     --       ---    ---            ---            -----      ---     -----

BALANCE AT
DECEMBER 31, 1993                   238  188     37        24    487             21            1,431      450     1,881
Revisions of previous estimates      (2)   1      1        (2)    (2)             3               23        4        27
Improved recovery                     -    -      -         -      -              -                -        -         -
Purchases of minerals
 in place                             -   24**    -         -     24              -                2        4**       6
Sales of minerals in place          (22) (19)     -         -    (41)             -             (115)    (248)     (363)
Extensions and discoveries            6    -      4        19     29              -              188        -       188
Production                          (17) (20)    (5)       (2)   (44)            (3)            (196)     (23)     (219)
                                    ---  ---     --       ---    ---            ---            -----      ---     -----

BALANCE AT
DECEMBER 31, 1994                   203  174     37        39    453             21            1,333      187     1,520
                                    ===  ===     ==       ===    ===            ===            =====      ===     =====

PROVED DEVELOPED RESERVES AT
 DECEMBER 31
  1991                              212   89     27         6    334             57            1,351      155     1,506
  1992                              175   76     27         3    281             20            1,069      121     1,190
  1993                              156   85     26         5    272             16            1,010       95     1,105
  1994                              130  112     24         7    273             16              907      143     1,050


 * Natural gas reserve volumes include liquefiable hydrocarbons approximating 5 percent of total gas reserves which are recoverable at natural gas processing plants downstream from the lease or field separation facilities. Such recoverable liquids also have been included in natural gas liquids reserve volumes.

** Represents reserves received in the asset exchange. These amounts have been excluded in calculating FD&A and reserve replacement (see Note 17).


STANDARDIZED MEASURE

   The standardized measure of discounted future net cash flows from estimated production of proved oil and gas reserves after income taxes is presented in accordance with the provisions of SFAS No. 69, "Disclosures about Oil and Gas Producing Activities" (SFAS No. 69). In computing this data, assumptions other than those mandated by SFAS No. 69 could produce substantially different results. The Company cautions against viewing this information as a forecast of future economic conditions or revenues.

   The standardized measure has been prepared assuming year-end selling prices adjusted for future fixed and determinable contractual price changes, year-end development and production costs, year-end statutory tax rates adjusted for future tax rates already legislated and a ten percent annual discount rate. The year end realized prices were $15.31, $11.75 and $17.13 per barrel of oil and $1.82, $2.03 and $1.99 per mcf of gas for 1994, 1993 and 1992.


                                          UNITED  UNITED               OTHER
                                          STATES  KINGDOM  INDONESIA  FOREIGN  TOTAL
                                          ------  -------  ---------  -------  -----
                                                  (MILLIONS OF DOLLARS)
1994
Future cash inflows                      $ 5,729  $ 3,631    $ 609     $ 531  $10,500
Future production and development costs   (2,950)  (2,627)    (502)     (392)  (6,471)
Future income tax expenses                  (847)     (80)     (44)      (26)    (997)
                                         -------  -------    -----     -----  -------
Future net cash flows                      1,932      924       63       113    3,032
Discount at 10 percent                      (689)    (240)     (13)      (60)  (1,002)
                                         -------  -------    -----     -----  -------
Standardized measure                     $ 1,243  $   684    $  50     $  53  $ 2,030
                                         =======  =======    =====     =====  =======


1993
Future cash inflows                      $ 5,802  $ 3,755    $ 461     $ 259  $10,277
Future production and development costs   (3,652)  (2,885)    (403)     (190)  (7,130)
Future income tax expenses                  (579)    (116)     (27)      (10)    (732)
                                         -------  -------    -----     -----  -------
Future net cash flows                      1,571      754       31        59    2,415
Discount at 10 percent                      (642)    (307)     (11)      (27)    (987)
                                         -------  -------    -----     -----  -------
Standardized measure                     $   929  $   447    $  20     $  32  $ 1,428
                                         =======  =======    =====     =====  =======



SUMMARY OF CHANGES IN THE STANDARDIZED MEASURE



                                                   1994     1993     1992
                                                  ------  -------  -------
                                                    (MILLIONS OF DOLLARS)
Balance, beginning of year                        $1,428  $ 2,408  $ 2,875
Increase (decrease) in discounted future net
 cash flows:
  Sales of oil and gas production, net of
   related costs                                    (596)    (606)    (746)
  Revisions to estimates of proved reserves:
    Prices                                         1,040   (1,389)    (245)
    Development costs                                390        3     (267)
    Production costs                                (865)      99      534
    Quantities                                        14        -      (66)
    Other                                            292      (89)    (467)
  Extensions, discoveries and improved recovery,
   less related costs                                233      111      282
  Development costs incurred during the period       219      321      303
  Purchases of reserves in place                      89       53        -
  Sales of reserves in place                         (83)     (59)    (430)
  Accretion of discount                              177      298      371
  Income taxes                                      (308)     278      264
                                                  ------  -------  -------
Balance, end of year                              $2,030  $ 1,428  $ 2,408
                                                  ======  =======  =======


                              ORYX ENERGY COMPANY

                       QUARTERLY FINANCIAL INFORMATION


                                                         QUARTER ENDED
                                   -----------------------------------------------------
                                   MARCH 31  JUNE 30  SEPTEMBER 30  DECEMBER 31    TOTAL
                                   --------  -------  ------------  -----------    -----
                                     (MILLIONS OF DOLLARS EXCEPT, PER SHARE AMOUNTS)
Revenue:
  1994
    As reported                      $   260   $ 255       $271
    Restatement of other revenues
     for accounting change                 -       -          2
                                     -------   -----       ----
    As restated                      $   260   $ 255       $273         $284      $ 1,072
                                     =======   =====       ====         ====      =======
  1993                               $   283   $ 278       $264         $229      $ 1,054
                                     =======   =====       ====         ====      =======

Gross profit:*
  1994                               $    50   $  53       $ 45         $ 76      $   224
                                     =======   =====       ====         ====      =======
  1993                               $    45   $  64       $ 31         $ (1)     $   139
                                     =======   =====       ====         ====      =======
Net income (loss):**
  1994
    As reported
      Before extraordinary item      $  (140)  $ (41)      $(44)
      Extraordinary item                   -       -        (12)
                                     -------   -----       ----
                                     $  (140)  $ (41)      $(56)
                                     =======   =====       ====
    As restated
      Before extraordinary item and
       cumulative effect of
       accounting change             $   (60)  $  (7)      $ (12)       $ 14      $   (65)
      Extraordinary item                   -       -         (12)          -          (12)
      Cumulative effect of
       accounting change                (948)      -           -           -         (948)
                                     -------   -----       -----        ----      -------
                                     $(1,008)  $  (7)      $ (24)       $ 14      $(1,025)
                                     =======   =====       =====        ====      =======
  1993
    Before extraordinary item        $    (7)  $   4       $ (45)       $(45)     $   (93)
    Extraordinary item                     -       -           -          (7)          (7)
                                     -------   -----       -----        ----      -------
    Net income (loss)                $    (7)  $   4       $ (45)       $(52)     $  (100)
                                     =======   =====       =====        ====      =======

Net income (loss) per share of
 common stock:**
  1994
    As reported
      Before extraordinary item      $ (1.44)  $(.43)      $(.45)
      Extraordinary item                   -       -        (.12)
                                     -------   -----       -----
                                     $ (1.44)  $(.43)      $(.57)
                                     =======   =====       =====
    As restated
      Before extraordinary item and
       cumulative effect of
       accounting change             $  (.62)  $(.08)      $(.13)       $ .14     $  (.68)
      Extraordinary item                   -       -        (.12)           -        (.12)
      Cumulative effect of
       accounting change               (9.77)      -           -            -       (9.73)
                                     -------   -----       -----        -----     -------
                                     $(10.39)  $(.08)      $(.25)       $ .14     $(10.53)
                                     =======   =====       =====        =====     =======

  1993
    Before extraordinary item        $  (.08)  $ .03       $(.48)       $(.48)    $ (1.01)
    Extraordinary item                     -       -           -         (.07)       (.07)
                                     -------   ----        -----        -----     -------
    Net income (loss)                $  (.08)  $ .03       $(.48)       $(.55)    $ (1.08)
                                     =======   =====       =====        =====     =======



 * Gross profit equals oil and gas revenues plus gas plant margins less production cost, exploration cost and depreciation, depletion and amortization.

** See Notes 1 and 7.


MARKET FOR ORYX ENERGY COMMON STOCK AND RELATED SECURITY MATTERS

   The common stock, $1 par value, of the Company trades on the New York Stock Exchange under the symbol "ORX". The following table sets forth the high and low sales prices, as reported on the New York Stock Exchange Composite Transactions quotations, and the dividends paid for the periods indicated:


                                                  HIGH       LOW     DIVIDENDS
                                                 -------   -------   ---------
1994:
  First quarter                                  $20       $15 7/8     $  -
  Second quarter                                 $18 1/4   $14 3/8     $  -
  Third quarter                                  $16       $13 7/8     $  -
  Fourth quarter                                 $15 1/8   $10 5/8     $  -

1993:
  First quarter                                  $24       $17 1/4     $.10
  Second quarter                                 $24 7/8   $20         $.10
  Third quarter                                  $24 3/4   $19 3/8     $.10
  Fourth quarter                                 $26 1/4   $16 1/4     $.10



   The Company had 36,811 holders of record of Common Stock as of February 17, 1995.

                                      48