Form 10-K, Exhibit 13
period 1995-12-31
ORYX ENERGY CO
filed 1996-03-28
CIK 836442

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS.

RESULTS OF OPERATIONS

    Management's discussion and analysis of the Company's financial position and results of operations which follows should be read in conjunction with the Consolidated Financial Statements and Selected Financial Data included in this report.

BUSINESS CLIMATE

    The Company's realized oil price in 1995 increased by $1.29 to $16.35 per barrel, or 9 percent more than the 1994 price. The increase in 1995 followed a 6 percent decline in 1994 compared to 1993. The fundamentals in worldwide oil markets continue to reflect an excess of supply over demand. Concerns regarding the reentry of Iraq into world crude markets depress prices.

    The Company's realized U.S. gas price in 1995 fell by $.14 to $1.73 per mcf or 7 percent lower than the 1994 price. The U.S. experienced mild weather in early 1995 which resulted in low prices. Extremely cold winter weather caused record high prices in late 1995 and early 1996. The Company produced 73 mmeb in 1995, 57 percent crude and 43 percent natural gas.

    In January 1995, the Company announced its new corporate direction which included a plan to refocus its strategic direction, reduce debt by approximately $400 million by the end of 1995, reposition assets to a base level where growth is more reasonably assured and restore profitability through the lowering of costs at all levels. In 1995, debt was reduced by $508 million and costs, excluding restructuring provisions, were $112 million or 10 percent lower than 1994.

LIQUIDITY AND CAPITAL RESOURCES

    ED&A outlays differ from capital expenditures in that they exclude capitalized interest but include cash exploration costs. ED&A outlays were $300 million in 1995, compared to $314 million in 1994 and $451 million in 1993. In 1995, 22 percent of the Company's total ED&A investment was on exploration and 78 percent on development. In 1996, total ED&A outlays are expected to be $420 million of which about 80 percent is targeted for development and acquisition and 20 percent for exploration, primarily in the U.S. FD&A costs per eb were $5.86 in 1995. The average FD&A cost for the five years 1991 through 1995 was $5.04 per eb and the average production replacement rate was 92 percent. In 1995, the Company replaced 67 percent of its production.

    The Company's cash flow available for investment will continue to be affected by prevailing oil and gas prices, costs and volumes. The Company is basing its 1996 investment plans on oil and gas spot prices averaging $18.00 per barrel and $1.80 per mmbtu. These assumptions are subject to change, along with the associated investment levels.

    The Company emphasizes projects that generate near-term cash flow and de-emphasizes entry into new countries. The Gulf of Mexico is the cornerstone of the Company's growth strategy.

    In July 1995, the Company completed the sale of all of its assets in the Alba field in the U.K. North Sea for cash consideration of $270 million. The sale of the Company's assets in Alba was part of a series of related asset dispositions which the Company entered into in 1995 for the purpose of reducing debt. In November 1995, the Company completed the sale of its interest in Block 48/15a in the U.K. North Sea for $120 million. Assets sold included the Company's interest in the Audrey field; its interest in the Galleon field; and the Ensign discovery. In addition, the Company completed sales of certain U.S. assets and all of its assets in Indonesia and Gabon. The sale of U.S. assets occurred primarily during the six months ended June 30, 1995 and generated cash proceeds of $77 million; the sale of the Indonesian assets occurred in May 1995, for cash proceeds of $67 million; and the sale of the Gabonese assets occurred in March 1995 for cash proceeds of $2 million. In 1995, the Company generated net proceeds from divestments of $517 million, as compared to $78 million in 1994 and $46 million in 1993.

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

    Effective June 1, 1995, the Company replaced its $620 million revolving credit facility with a $500 million revolving credit facility (Revolver) which matures on June 30, 1998. The terms of the $500 million Revolver incorporate restrictive covenants, including limitations on total debt, minimum cash flow interest coverage and certain dividend limitations. In August 1995, as a result of the sale of the Company's interest in the Alba field, the Company was required by the holder to repay the 7.2% $100 million note.

    In connection with the aforementioned, the Company recognized a non-cash extraordinary loss of $15 million (net of $8 million of income tax). The $15 million extraordinary loss is comprised of $14 million from the write-off of debt issuance costs deferred under the $620 million revolving credit facility and a prepayment penalty of $1 million on the 7.2% $100 million note.

    In August 1995, a swap option, in the notional amount of $250 million sold by the Company in 1993 for $14 million, was exercised by the counterparties, thereby obligating the Company, commencing September 15, 1995 and continuing through September 15, 1998, to pay an annual rate of 9.75 percent while receiving LIBOR (5.875 percent at September 15, 1995, to be reset at six-month intervals). The $14 million of proceeds previously received is being amortized and netted against the interest expense associated with the exercise of the swap option.

    The Company called for redemption on October 30, 1995 its $138 million 10 3/8% Debentures at 106.471 percent of par plus accrued interest, which resulted in an $8 million extraordinary loss (net of $3 million of income tax) in the fourth quarter. The redemption was funded with proceeds from divestments.

    On October 20, 1995, the Company issued $100 million 8% Notes Due October 15, 2003 and $150 million 8.125% Notes Due October 15, 2005. The net proceeds of $245 million were applied to the redemption of the Company's $250 million 9.75% Notes Due September 15, 1998 on November 30, 1995 at par plus accrued interest. The Company's total debt was $1,203 million at December 31, 1995, compared to $1,711 million at December 31, 1994.

    Cash was $20 million at the end of 1995 and $10 million at the end of 1994. The Company's current borrowing capacity is more than adequate to meet its needs under existing economic conditions. Moreover, the Revolver is available to support the outstanding commercial paper program, potential refinancing needs and general liquidity.

    In December 1995, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Adoption did not impact results of operations.

    During 1994, Standard & Poor's downgraded the Company's senior unsecured debt from BBB- to BB, subordinated debt from BB+ to B+ and commercial paper from A-3 to B. Subsequently, the holders of the Company's senior ESOP notes (approximately $100 million principal outstanding) exercised their right to require the Company to repay the notes in full plus a makewhole premium (see
Note 11 to the Consolidated Financial Statements). The Company recognized a $12 million extraordinary loss associated with the notes, which were repaid in 1995.

    During 1995, holders of the Company's Series B Junior Cumulative Convertible Preference Stock (Series B Preference) converted the remaining shares of Series B Preference into common stock on a share-for-share basis.

    In 1992, the amount of the quarterly dividend on common stock was reduced from $.30 per share to $.10 per share. In 1994, the Board of Directors suspended the dividend.

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

FINANCIAL PERFORMANCE

    Net income in 1995 was $135 million which included net gains of $137 million from the sale of assets, a $23 million extraordinary item related to early extinguishment of debt (see Note 11 to the Consolidated Financial Statements) and a $16 million net restructuring charge. Production volumes decreased by 8 mmeb or 10 percent as a direct result of the sale of producing assets. Total costs and expenses decreased $112 million or 10 percent to $968 million in 1995 from $1,080 in 1994, excluding the restructuring provision.

    The net loss for 1994 was $1,025 million, which included a $948 million cumulative effect of an accounting change (see Note 7 to the Consolidated Financial Statements), $12 million extraordinary item related to early retirement of debt (see Note 11 to the Consolidated Financial Statements) and a $59 million restructuring charge (net of $33 million of income tax). Production volumes increased by 4 mmeb or 5 percent primarily from the U.K. North Sea. Depreciation, depletion and amortization expense declined by $124 million or 31 percent because of the accounting change which decreased the Company's producing property balance by $1,355 million. (See Note 9 to the Consolidated Financial Statements.) General and administrative expense decreased by 20 percent primarily because of fewer employees and capitalized interest decreased by 76 percent because of the completion of certain development projects. Total costs and expenses decreased $82 million or 7 percent to $1,080 million in 1994 from $1,162 million in 1993, excluding the restructuring provision.

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

RESTRUCTURING CHARGES

    The Company incurred provisions for restructuring of $25 million in 1995 and $92 million in 1994. The 1994 provision consisted of a charge of $161 million provided in the first quarter, revised to $76 million because of the accounting change, and $16 million provided in the fourth quarter. The restructuring program involves some consolidation of the Company's business. The net result of these actions has been a reduction of approximately 600 positions which, along with other actions taken, should lead to an additional $91 million cost reduction for 1996. For analyses of the restructuring provisions, see Note 5 to the Consolidated Financial Statements.

HEDGING ARRANGEMENTS

    The Company, from time to time, enters into hedging arrangements for foreign currencies, interest rates and oil and gas prices. The Company has entered into swap agreements for approximately 12 percent of its estimated 1996 crude oil production with an average price of $18.48 per barrel. Approximately 41 percent of its estimated 1996 U.S. gas production is under swap agreements with an average price of $1.83 per mmbtu. (See Note 2 to the Consolidated Financial Statements.)

MARKETING

    During the fourth quarter of 1995, the Company, Apache Corporation and Parker & Parsley Petroleum Company formed Producers Energy Marketing, LLC (ProEnergy). Upon commencement of full operations, which is expected to occur in the second quarter of 1996, ProEnergy will purchase substantially all of its members' U.S. gas production at index prices.

INCOME TAXES

    Oryx Energy adopted SFAS No. 109, "Accounting for Income Taxes," effective January 1, 1992. The overall effect for remeasurement of foreign deferred tax was a benefit of $5 million in 1993, a charge of $2 million in 1994 and no effect in 1995. As a result of applying the provisions of SFAS No. 109, a non-cash charge or credit is included in business results based on the change in foreign exchange rates and the corresponding impact on the deferred tax liability. The Company believes these items tend to distort current period business results and should be disregarded in analyzing its current business.

POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

    Oryx Energy adopted SFAS No. 106, "Accounting for Postretirement Benefits," effective January 1, 1993, and began accruing the cost of postretirement benefits other than pensions. The after-tax impact of $59 million, reduced by curtailments in 1994 and 1995, is being amortized over a 20-year period. The increase in annual expense for providing these benefits was $3 million after taxes. However, cash outflows were unaffected.

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

Appendix

Graph of Natural Gas Price 1991-1995

Graph of Natural Gas Production (split between U.S. and Foreign) 1991-1995

Graph of Crude and Condensate Production (split between U.S. and
Foreign) 1991-1995

Graph of Crude and Condensate Price 1991-1995

                              ORYX ENERGY COMPANY
                            SELECTED FINANCIAL DATA

                                                                              YEAR ENDED DECEMBER 31
                                                               -----------------------------------------------------
                                                                 1995       1994       1993       1992       1991
                                                               ---------  ---------  ---------  ---------  ---------
                                                                  (MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
FOR THE PERIOD
Revenues.....................................................  $   1,129  $   1,072  $   1,054  $   1,392  $   1,598
Income (loss) before extraordinary item and cumulative effect
 of accounting change (1)....................................  $     158  $     (65) $     (93) $      73  $      19
Net income (loss) (1)........................................  $     135  $  (1,025) $    (100) $      14  $      19
Income (loss) per share of common stock before extraordinary
 item and cumulative effect of accounting change (1).........  $    1.54  $    (.68) $   (1.01) $     .74  $     .08
Net income (loss) per share of common stock (1)..............  $    1.32  $  (10.53) $   (1.08) $     .06  $     .08
Cash dividends per share of common stock (2).................  $      --  $      --  $     .40  $     .80  $    1.20
Cash dividends per share of preferred stock (3)..............  $     .05  $    .175  $    .725  $    1.25  $    1.80
ED&A outlays (4).............................................  $     300  $     314  $     451  $     390  $     569
AT END OF PERIOD
Total assets (1).............................................  $   1,666  $   2,118  $   3,624  $   3,738  $   4,257
Long-term debt...............................................  $   1,051  $   1,546  $   1,741  $   1,489  $   2,341
Shareholders' equity (deficit)(5)............................  $    (209) $    (347) $     676  $     817  $     534

--------------------------
(1) Net income for 1995 includes $137 million after-tax gains on asset disposals, $16 million after-tax charge for costs associated with the Company's restructuring and a $23 million extraordinary loss net of taxes from debt costs. (See Notes 5 and 11 to the Consolidated Financial Statements.) Effective January 1, 1994, the Company adopted a new policy for determining the ceiling test for its oil and gas properties. A one-time non-cash charge of $948 million after-tax for the cumulative effect of the change was recognized in the earnings for 1994 (see Note 7 to the Consolidated Financial Statements). Additionally, net loss for 1994 includes a $59 million after-tax charge for costs associated with the Company's restructuring program, a $12 million extraordinary loss net of taxes from debt costs and a $2 million charge for the remeasurement of foreign deferred taxes (see Notes 5 and 11 to the Consolidated Financial Statements). Net loss for 1993 includes $5 million of after-tax losses on asset disposals, a $7 million extraordinary loss net of taxes from the repurchase of indebtedness and a $5 million benefit for remeasurement of foreign deferred taxes (see Note 11 to the Consolidated Financial Statements). Net income for 1992 includes $19 million of after-tax gains on asset disposals, a $9 million after-tax charge for costs associated with the Company's restructuring program and a $59 million benefit for remeasurement of foreign deferred taxes. Net income for 1991 includes $39 million of after-tax gains on asset disposals, a $35 million after-tax charge for costs associated with the Company's restructuring program and a $25 million deferred tax benefit associated with a U.K. tax rate reduction.

(2) In June 1992, the Company announced the reduction of the quarterly cash dividend on its $1.00 par value common stock (Common Stock) from $.30 to $.10 per share. In January 1994, the Company announced the suspension of its quarterly cash dividend of $.10 per share.

(3) On September 11, 1990, the Company issued 7,259,394 shares of Series B Junior Cumulative Convertible Preference Stock (Series B Preference Stock). In November 1994, 2 million shares of Series B Preference Stock were converted into Common Stock. In 1995, the remaining 5,259,394 shares of Series B Preference Stock were converted into Common Stock.

(4) Exploration, development and acquisition outlays (ED&A outlays) exclude capitalized interest of $10 million, $11 million, $46 million, $43 million and $26 million for 1995, 1994, 1993, 1992 and 1991.

(5) Shareholders' equity (deficit) at December 31, 1995 and 1994 includes the $948 million charge for the cumulative effect of the change in the Company's policy for determining the ceiling test for its oil and gas properties (see
    Note 7 to the Consolidated Financial Statements). Shareholders' equity (deficit) at December 31, 1995, 1994, 1993 and 1992 includes the effects of the sale of 17,250,000 shares of Common Stock in August 1992.

                                ORYX ENERGY COMPANY

                         CONSOLIDATED STATEMENTS OF INCOME

                                                                                        YEAR ENDED DECEMBER 31
                                                                                    -------------------------------
                                                                                      1995       1994       1993
                                                                                    ---------  ---------  ---------
                                                                                         (MILLIONS OF DOLLARS,
                                                                                       EXCEPT PER SHARE AMOUNTS)
REVENUES
Oil and gas.......................................................................  $   1,014  $   1,082  $   1,080
Other-net (Note 3)................................................................        115        (10)       (26)
                                                                                    ---------  ---------  ---------
                                                                                        1,129      1,072      1,054
                                                                                    ---------  ---------  ---------
COSTS AND EXPENSES
Operating costs...................................................................        330        374        353
Production taxes (Note 4).........................................................        105        112        112
Exploration costs.................................................................         59        104        100
Depreciation, depletion and amortization..........................................        276        271        395
General and administrative expense................................................         64         68         85
Interest and debt expense.........................................................        144        162        163
Interest capitalized..............................................................        (10)       (11)       (46)
Provision for restructuring (Note 5)..............................................         25         92         --
                                                                                    ---------  ---------  ---------
                                                                                          993      1,172      1,162
                                                                                    ---------  ---------  ---------
Income (loss) before extraordinary item, cumulative effect of accounting change
 and benefit for income taxes.....................................................        136       (100)      (108)
Benefit for income taxes (Note 6).................................................        (22)       (37)       (10)
Remeasurement of foreign deferred tax (Notes 1 and 6).............................         --          2         (5)
                                                                                    ---------  ---------  ---------
Income (loss) before extraordinary item and cumulative effect of accounting
 change...........................................................................        158        (65)       (93)
Extraordinary item (Note 11)......................................................        (23)       (12)        (7)
Cumulative effect of accounting change (Note 7)...................................         --       (948)        --
                                                                                    ---------  ---------  ---------
NET INCOME (LOSS).................................................................        135     (1,025)      (100)
Less preferred stock dividends....................................................         --          1          5
                                                                                    ---------  ---------  ---------
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCK....................................  $     135  $  (1,026) $    (105)
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------
NET INCOME (LOSS) PER SHARE OF COMMON STOCK (NOTE 8):
  Before extraordinary item and cumulative effect of accounting change............  $    1.54  $    (.68) $   (1.01)
  Extraordinary item..............................................................       (.22)      (.12)      (.07)
  Cumulative effect of accounting change..........................................         --      (9.73)        --
                                                                                    ---------  ---------  ---------
  Net income (loss)...............................................................  $    1.32  $  (10.53) $   (1.08)
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------
Cash dividends per share of common stock..........................................  $      --  $      --  $     .40
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------
Weighted average number of common and common equivalent shares outstanding
 (millions of shares) (Note 8)....................................................      102.4       97.4       97.1
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------

                            (See Accompanying Notes)

                              ORYX ENERGY COMPANY
                          CONSOLIDATED BALANCE SHEETS

                                                                                                  DECEMBER 31
                                                                                              --------------------
                                                                                                1995       1994
                                                                                              ---------  ---------
                                                                                                  (MILLIONS OF
                                                                                                    DOLLARS)
ASSETS
Current Assets
  Cash and cash equivalents.................................................................  $      20  $      10
  Accounts receivable and other current assets..............................................        161        185
                                                                                              ---------  ---------
Total Current Assets........................................................................        181        195
Properties, Plants and Equipment (Note 9)...................................................      1,426      1,851
Deferred Charges and Other Assets...........................................................         59         72
                                                                                              ---------  ---------
Total Assets................................................................................  $   1,666  $   2,118
                                                                                              ---------  ---------
                                                                                              ---------  ---------
LIABILITIES AND SHAREHOLDERS' DEFICIT
Current Liabilities
  Accounts payable..........................................................................  $     106  $     105
  Accrued liabilities (Note 10).............................................................        196        262
  Current portion of long-term debt (Note 11)...............................................        152        165
                                                                                              ---------  ---------
Total Current Liabilities...................................................................        454        532
Long-Term Debt (Note 11)....................................................................      1,051      1,546
Deferred Income Taxes (Note 6)..............................................................        207        232
Deferred Credits and Other Liabilities (Note 18)............................................        163        155
Commitments and Contingent Liabilities (Note 12)
Shareholders' Deficit (Note 13)
  Preferred stock, $1 par value; 22,740,606 shares authorized; 5,259,394 shares of Series B
   Junior Cumulative Convertible Preference Stock issued and outstanding in 1994............         --          5
  Common stock, $1 par value; 250,000,000 shares authorized; 126,703,550 shares issued in
   1995 and 1994, 104,454,562 and 98,946,066 shares outstanding in 1995 and 1994............        124        124
  Additional paid-in capital................................................................      1,821      2,098
  Accumulated deficit.......................................................................     (1,051)    (1,181)
                                                                                              ---------  ---------
                                                                                                    894      1,046
  Less common stock in treasury, at cost; 19,247,112 and 24,755,608 shares in 1995 and
   1994.....................................................................................     (1,004)    (1,294)
  Less loan to ESOP.........................................................................        (99)       (99)
                                                                                              ---------  ---------
Shareholders' Deficit.......................................................................       (209)      (347)
                                                                                              ---------  ---------
Total Liabilities and Shareholders' Deficit.................................................  $   1,666  $   2,118
                                                                                              ---------  ---------
                                                                                              ---------  ---------

            The successful efforts method of accounting is followed.
                            (See Accompanying Notes)

                              ORYX ENERGY COMPANY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                          YEAR ENDED DECEMBER 31
                                                                                      -------------------------------
                                                                                        1995       1994       1993
                                                                                      ---------  ---------  ---------
                                                                                           (MILLIONS OF DOLLARS)
CASH AND CASH EQUIVALENTS FROM OPERATING ACTIVITIES
Net Income (Loss)...................................................................  $     135  $  (1,025) $    (100)
  Adjustments to reconcile net income (loss) to net cash
   from operating activities:
    Depreciation, depletion and amortization........................................        276        271        395
    Dry hole costs and leasehold impairment.........................................         21         57         45
    Deferred income taxes...........................................................         33         10         15
    (Gain) loss on sale of assets, net of taxes.....................................       (137)        --          5
    Provision for restructuring, net of taxes.......................................         16         59         --
    Extraordinary item..............................................................         23         12          7
    Cumulative effect of accounting change..........................................         --        948         --
    Proceeds from interest rate hedging activities..................................         --         --         28
    Other...........................................................................         10          5         30
                                                                                      ---------  ---------  ---------
                                                                                            377        337        425
  Changes in working capital:
    Accounts receivable and other current assets....................................          9         14         37
    Accounts payable................................................................         --        (14)       (32)
    Accrued liabilities.............................................................        (61)       (41)       (51)
                                                                                      ---------  ---------  ---------
NET CASH FLOW PROVIDED FROM OPERATING ACTIVITIES....................................        325        296        379
                                                                                      ---------  ---------  ---------
CASH AND CASH EQUIVALENTS FROM INVESTING ACTIVITIES
  Capital expenditures..............................................................       (273)      (281)      (453)
  Proceeds from divestments, net of current taxes...................................        517         78         46
  Other.............................................................................        (25)       (30)        20
                                                                                      ---------  ---------  ---------
NET CASH FLOW PROVIDED FROM (USED FOR) INVESTING ACTIVITIES.........................        219       (233)      (387)
                                                                                      ---------  ---------  ---------
CASH AND CASH EQUIVALENTS FROM FINANCING ACTIVITIES
  Proceeds from borrowings..........................................................        259        123        359
  Repayments of long-term debt......................................................       (793)      (185)      (307)
  Cash dividends paid on common and preferred stock.................................         --         (1)       (44)
                                                                                      ---------  ---------  ---------
NET CASH FLOW PROVIDED FROM (USED FOR) FINANCING ACTIVITIES.........................       (534)       (63)         8
                                                                                      ---------  ---------  ---------
CHANGES IN CASH AND CASH EQUIVALENTS................................................         10         --         --
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR......................................         10         10         10
                                                                                      ---------  ---------  ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR............................................  $      20  $      10  $      10
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------

                            (See Accompanying Notes)

                              ORYX ENERGY COMPANY
          CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIT

                                                                                                                      COMMON
                                                                                                                       STOCK
                                           COMMON STOCK            PREFERRED STOCK                                    HELD IN
                                     ------------------------  ------------------------  ADDITIONAL                  TREASURY
                                       NUMBER         PAR        NUMBER         PAR        PAID-IN     ACCUMULATED   ---------
                                      OF SHARES      VALUE      OF SHARES      VALUE       CAPITAL       DEFICIT      SHARES
                                     -----------     -----     -----------     -----     -----------  -------------  ---------
                                                            (MILLIONS OF DOLLARS, THOUSANDS OF SHARES)
AT DECEMBER 31, 1992...............     123,702    $     124        7,259    $       7    $   2,205     $     (11)     (26,784)
  Net loss.........................                                                                          (100)
  Issuance from treasury...........                                                              (1)                        15
  Cash dividends declared:
    Common - $.40 per share........                                                                           (39)
    Preferred - $.725 per share....                                                                            (5)
  Repayment of loan to ESOP........
                                     -----------       -----   -----------         ---   -----------  -------------  ---------
AT DECEMBER 31, 1993...............     123,702          124        7,259            7        2,204          (155)     (26,769)
  Net loss.........................                                                                        (1,025)
  Issuance from treasury...........                                                              (1)                        13
  Preferred stock conversion.......                                (2,000)          (2)        (105)                     2,000
  Cash dividends declared:
    Preferred - $.175 per share....                                                                            (1)
  Repayment of loan to ESOP........
                                     -----------       -----   -----------         ---   -----------  -------------  ---------
AT DECEMBER 31, 1994...............     123,702          124        5,259            5        2,098        (1,181)     (24,756)
  Net income.......................                                                                           135
  Issuance from treasury...........                                                                            (5)         250
  Preferred stock conversion.......                                (5,259)          (5)        (277)                     5,259
  Cash dividends declared:
    Preferred - $.05 per share.....                                                                            --
                                     -----------       -----   -----------         ---   -----------  -------------  ---------
AT DECEMBER 31, 1995...............     123,702    $     124           --    $      --    $   1,821     $  (1,051)     (19,247)
                                     -----------       -----   -----------         ---   -----------  -------------  ---------
                                     -----------       -----   -----------         ---   -----------  -------------  ---------


                                                     LOAN
                                                      TO
                                        COST         ESOP
                                     -----------  -----------

AT DECEMBER 31, 1992...............   $  (1,403)   $    (105)
  Net loss.........................
  Issuance from treasury...........           1
  Cash dividends declared:
    Common - $.40 per share........
    Preferred - $.725 per share....
  Repayment of loan to ESOP........                        3
                                     -----------  -----------
AT DECEMBER 31, 1993...............      (1,402)        (102)
  Net loss.........................
  Issuance from treasury...........           1
  Preferred stock conversion.......         107
  Cash dividends declared:
    Preferred - $.175 per share....
  Repayment of loan to ESOP........                        3
                                     -----------  -----------
AT DECEMBER 31, 1994...............      (1,294)         (99)
  Net income.......................
  Issuance from treasury...........           7
  Preferred stock conversion.......         283
  Cash dividends declared:
    Preferred - $.05 per share.....
                                     -----------  -----------
AT DECEMBER 31, 1995...............   $  (1,004)   $     (99)
                                     -----------  -----------
                                     -----------  -----------

                            (See Accompanying Notes)

                              ORYX ENERGY COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

    Oryx Energy Company together with its consolidated subsidiaries (the Company) was incorporated in Delaware in 1971 and became a publicly traded company on November 1, 1988. The Company's business operations consist of the exploration for and development and production of oil and natural gas reserves. Since December 1, 1985, the Company has functioned as the managing general partner for and has conducted its United States operations through Sun Energy Partners, L.P. The majority of the Company's operations located outside of the United States were acquired effective January 1, 1990 and are identified herein by the separate geographic areas of the United Kingdom and Other Foreign.

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

    Capitalization Policy -- Acquisition costs are capitalized when incurred. Costs of unproved properties are transferred to proved properties when proved reserves are added. Exploration costs, including geological and geophysical costs and costs of carrying unproved properties, are charged against income as incurred. Exploratory drilling costs are capitalized initially; however, if it is determined that an exploratory well did not find proved reserves, such capitalized costs are charged to expense, as dry hole costs, at that time. Development costs are capitalized. Costs incurred to operate and maintain wells and equipment are expensed.

    Leasehold Impairment and Depreciation, Depletion and Amortization -- Periodic valuation provisions for impairment of capitalized costs of unproved properties are expensed. The acquisition costs of proved properties are depleted by the unit-of-production method based on proved reserves by field. Capitalized exploratory drilling costs which result in the addition of proved reserves and development costs are amortized by the unit-of-production method based on proved developed reserves by field.

    Ceiling Test -- Effective January 1, 1994, the Company changed its policy for performing ceiling test comparisons to an individual field basis. Prior to 1994, the Company performed its ceiling test comparisons on a worldwide basis. Prior to December 1995, the Company impaired the net book value of its proved properties to the extent that they exceeded the estimated undiscounted future pre-tax cash flows calculated by using current realized prices and costs held constant. In December 1995, the Company adopted the provisions of Statement of Financial Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Under SFAS No. 121, whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable, the Company reviews for impairment by comparing estimated future cash flows expected to result from the use of an asset and its eventual disposition to the carrying amount of the asset (Note 7).

                              ORYX ENERGY COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Dismantlement, Restoration and Abandonment Costs -- Estimated costs of future dismantlement, restoration and abandonment are accrued as a component of depreciation, depletion and amortization expense; actual costs are charged to the accrual.

    Retirements  --  Gains  and losses  on  the  disposals of  fixed  assets are generally reflected  in  income. For  certain  property groups,  the  cost  less salvage value of property sold or abandoned is charged to accumulated depreciation, depletion and amortization except that gains and losses for these groups are taken into income for unusual retirements or retirements involving an entire property group.

CAPITALIZED INTEREST

    The Company capitalizes interest costs incurred as a result of the acquisition and installation of significant assets.

INCOME TAXES

    The Company adopted the provisions of SFAS No. 109, "Accounting for Income Taxes" in 1992. The remeasurement provisions of SFAS No. 109 have affected the reported earnings of the Company for 1994 and 1993. Earnings for 1994 and 1993 were increased (decreased) by $(2) million and $5 million from remeasuring the Company's foreign deferred tax liabilities. Management believes that such non-cash remeasurements distort current period economic results and should be disregarded in analyzing the Company's current business. Future economic results may also be distorted because payment of the deferred tax liability is not expected to occur in the near-term and it is likely that exchange rates will fluctuate prior to the eventual settlement of the liability.

PENSION AND OTHER POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

    The Company has established noncontributory defined benefit plans and defined contribution plans to provide retirement benefits for most of its employees. Pension benefits are charged against earnings over the periods in which they are earned by the employees (Note 14).

    In addition to providing pension benefits, the Company provides certain health care and life insurance benefits for retired employees and certain insurance and other postemployment benefits for individuals whose employment is terminated by the Company prior to their normal retirement. Substantially all of the Company's employees may become eligible for postretirement benefits if they reach normal retirement age while working for the Company. Historically, the cost of retiree health care and life insurance benefits and certain postemployment benefits have been recognized as expenses as such claims or costs were paid. In December 1990, SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," was issued and it requires companies to recognize the costs of postretirement benefits other than pensions on an accrual basis. The Company adopted SFAS No. 106 in 1993, and began accruing the cost of postretirement benefits other than pensions. The related transition obligation of $59 million after-tax is being amortized over a twenty-year period. The increase in annual expense for providing these benefits was $3 million after-tax. However, cash outflows are unaffected by the adoption of SFAS No. 106.

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

                              ORYX ENERGY COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
SALES OF OIL AND GAS

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

STATEMENT PRESENTATION

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Certain items in years prior to 1995 have been reclassified to conform to the 1995 presentation.

(2) FINANCIAL INSTRUMENTS

DERIVATIVES

    As discussed in Note 1, the Company enters into hedging arrangements for foreign exchange, interest rates and crude oil and natural gas prices with major financial institutions. The Company does not enter into derivative transactions for trading purposes.

    The Company is active in the foreign exchange market to hedge its economic exposures to the British pound. In addition, the Company has exposures to other currencies in countries in which it

                              ORYX ENERGY COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(2) FINANCIAL INSTRUMENTS (CONTINUED)
does business. At December 31, 1995 and 1994, the Company had forward and option contracts outstanding with various expiration dates to purchase 52 million and 53 million net British pounds at various prices. At December 31, 1995 and 1994, the fair values of the Company's outstanding foreign exchange contracts, based on quoted market prices, were nil, which approximated their associated carrying values. For the year ended December 31, 1995, the Company recognized a net transaction loss of $1 million and net gains of $2 million from foreign exchange contracts. For the years ended December 31, 1994 and 1993, the Company recognized net transaction gains of nil and $2 million, and net gains (losses) from foreign exchange contracts of $1 million and $(6) million.

    The Company also participates in various interest rate hedging arrangements to manage the floating rate portion of its debt. At December 31, 1995 and 1994, the Company was a party to interest rate hedging agreements having notional amounts of $600 million, of which $350 million represented interest rate caps
(Caps) with maturities in 1997 and 1998. The remaining $250 million represented interest rate swaps (Swaps) expiring in 1998 that had been under option at December 31, 1994 and were subsequently exercised on August 15, 1995. The terms of the Caps expose the Company to interest rate risk when LIBOR (5.5 percent at December 31, 1995) exceeds 5 percent per year. Under the terms of the Caps, the Company received advance proceeds of $19 million from the counterparties and must pay the excess by which LIBOR exceeds 5 percent on the notional amounts. Under the terms of the Swaps, the Company received advance proceeds of $14 million from the counterparties and must pay an annual rate of 9.75 percent while receiving LIBOR (5.875 percent at September 15, 1995, to be reset at six-month intervals). The terms of the Swaps decrease the exposure of the Company to increases in LIBOR. At December 31, 1995 and 1994, the aggregate carrying values of the gains deferred from the Company's interest rate futures agreements were $25 million and $32 million, and their estimated fair market values, based on market quotes, were $37 million and $41 million.

    At December 31, 1995, the Company was a party to crude oil and natural gas hedging contracts to hedge about 8 percent of its estimated 1996 crude oil production at an average price of $18.34 per barrel. Approximately 40 percent of its estimated 1996 U.S. natural gas production was hedged at $1.81 per mmbtu. At December 31, 1994, the Company was a party to crude oil and natural gas hedging contracts to hedge about 10 percent of its estimated 1995 crude oil production at $17.80 per barrel and 40 percent of its 1995 U.S. natural gas production at $1.95 per mmbtu. These arrangements serve to reduce the volatility associated with prices of crude oil and natural gas. The aggregate carrying values of these assets at December 31, 1995 and 1994 were $5 million and nil, and the aggregate fair values, subject to daily fluctuation, based on quotes from brokers, were approximately $(21) million and $13 million.

    All of the above mentioned derivative contracts expose the Company to credit risks. The Company has established controls to manage this risk and closely monitors the creditworthiness of its counterparties, which are major institutions. The Company believes that losses from nonperformance are unlikely to occur.

OTHER FINANCIAL INSTRUMENTS

    At December 31, 1995 and 1994, the carrying values of the Company's long-term debt, including amounts due within one year, were $1,203 million and $1,711 million (Note 11). At December 31, 1995 and 1994, the aggregate fair values of the Company's long-term debt were approximately $1,233 million and $1,671 million, estimated primarily based on quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities.

                              ORYX ENERGY COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(3) OTHER REVENUES -- NET
    The components of other revenues were as follows:

                                                                      1995       1994       1993
                                                                    ---------  ---------  ---------
                                                                         (MILLIONS OF DOLLARS)
Interest income...................................................  $       8  $       2  $       1
Gain (loss) on sale of assets*....................................        124         --         (7)
Miscellaneous.....................................................        (17)       (12)       (20)
                                                                    ---------        ---        ---
                                                                    $     115  $     (10) $     (26)
                                                                    ---------        ---        ---
                                                                    ---------        ---        ---

------------------------
* Revenue generated substantially from gains on the sale of the Company's interest in the following properties. In July 1995, the Company completed the sale of all of its assets in the Alba field in the U.K. North Sea for cash consideration of $270 million. In November 1995, the Company sold its interest in Block 48/15a in the U.K. North Sea for $120 million. Assets sold included the Company's 33.7 percent interest in the Audrey field; its estimated 10 percent interest in the Galleon field; and its undetermined interest in the Ensign discovery. The sale of these North Sea assets was part of a series of related asset dispositions which the Company has entered into in 1995 for the purpose of using the associated net proceeds to reduce debt. In addition to the sale of the North Sea assets, the Company has completed sales of certain U.S. oil and gas producing assets and all its assets in Indonesia and Gabon. The sale of U.S. assets occurred primarily during the six-month period which ended on June 30, 1995 and generated cash proceeds of $77 million; the sale of the Indonesian assets occurred in May 1995, for cash proceeds of $67 million; and the sale of the Gabonese assets occurred in March 1995 for cash proceeds of $2 million. Asset dispositions, totaling $536 million of gross proceeds, represent 138 million equivalent barrels of proved reserves and 43 thousand average equivalent barrels of production per day.

(4) PRODUCTION TAXES
    Production taxes consisted of the following:

                                                                     1995       1994       1993
                                                                   ---------  ---------  ---------
                                                                        (MILLIONS OF DOLLARS)
International royalties..........................................  $      46  $      54  $      60
U.S. severance taxes.............................................         22         28         35
U.S. property taxes..............................................         11         15         17
U.K. petroleum revenue taxes.....................................         26         15         --
                                                                   ---------  ---------  ---------
                                                                   $     105  $     112  $     112
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

(5) CHANGES IN BUSINESS
    In the fourth quarter of 1995, the Company recognized a net $25 million ($16 million after-tax) charge for restructuring. The charge is comprised of a $4 million adjustment to the 1994 restructuring provision (see below) and a $29 million restructuring provision for a plan to achieve further costs reductions.

                              ORYX ENERGY COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(5) CHANGES IN BUSINESS (CONTINUED)
    An analysis of the 1995 provision for restructuring follows:

                                                                                           ACTIVITY
                                                                              INITIAL       THROUGH    BALANCE AT
                                                                             PROVISION     12/31/95     12/31/95
                                                                           -------------  -----------  -----------
                                                                                    (MILLIONS OF DOLLARS)
Termination and associated costs*........................................    $      10     $       1    $       9
SFAS No. 88 and SFAS No. 106 (retirement and postretirement costs)**.....            5             5           --
Office lease obligation***...............................................           14            --           14
                                                                                   ---           ---          ---
  Total..................................................................    $      29     $       6    $      23
                                                                                   ---           ---          ---
                                                                                   ---           ---          ---

------------------------
  * Termination and associated cash costs are primarily comprised of severance pay and associated employee benefit costs for 250 operational and administrative employees. Management expects to complete such payments by the end of 1997.

 ** Costs primarily represent non-cash adjustments due to special termination benefits and the acceleration of a portion of the transition obligation as a result of a reduction in the remaining expected future years of service of active employees.

*** Represents contractual obligation existing prior to the commitment date that will continue with no economic benefit to the Company.

    In 1994, the Company recognized a $92 million ($59 million after-tax) provision for restructuring. The 1994 provision consisted of a charge of $161 million provided in the first quarter, revised to $76 million because of the accounting change (Note 7) and $16 million provided in the fourth quarter.

    An analysis of the 1994 provision for restructuring follows:

                                                                    ACTIVITY                  ACTIVITY
                                                        INITIAL      THROUGH    BALANCE AT     THROUGH    BALANCE AT
                                                       PROVISION    12/31/94     12/31/94     12/31/95*    12/31/95
                                                      -----------  -----------  -----------  -----------  -----------
                                                                           (MILLIONS OF DOLLARS)
Termination and associated costs**..................   $      33    $      21    $      12    $      11    $       1
Proceeds from divested assets.......................         (40)         (40)          --           --           --
SFAS No. 88 and SFAS No. 106 (retirement and
 postretirement costs)***...........................          33           21           12           12           --
Book value of assets to be divested and lease
 obligation****.....................................         151          129           22           22           --
                                                           -----        -----          ---          ---          ---
  Total.............................................   $     177    $     131    $      46    $      45    $       1
                                                           -----        -----          ---          ---          ---
                                                           -----        -----          ---          ---          ---

------------------------
   *Since the costs of the restructuring were substantially complete in 1995, the reserve was adjusted downward by $4 million in the fourth quarter.

  **Termination and associated cash costs  are primarily comprised of  severance pay and associated employee benefit costs for 345 operational and administrative employees. Management expects to complete such payments in 1996.

 ***Costs primarily represent non-cash adjustments due to special termination benefits and the acceleration of a portion of the transition obligation as a result of a reduction in the remaining expected future years of service of active employees.

                              ORYX ENERGY COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(5) CHANGES IN BUSINESS (CONTINUED)
****Book value of assets to be divested are a result of the Company's program to consolidate its U.S. onshore position. Under the terms of an operating lease which expired in September 1995, the Company was obligated to pay the lessor the amount by which the fair market value of the asset was less than $37 million, but in no event would the payment exceed $31 million. The Company paid the obligation in full in 1995.

(6) INCOME TAXES
    Income (loss) before extraordinary item, cumulative effect of accounting change and benefit for income taxes consisted of the following:

                                                                            1995       1994       1993
                                                                          ---------  ---------  ---------
                                                                               (MILLIONS OF DOLLARS)
Before interest expense
  United States income (loss)...........................................  $      48  $      (2) $      30
  Foreign income (loss).................................................        222         53        (21)
Interest expense........................................................       (134)      (151)      (117)
                                                                          ---------  ---------  ---------
                                                                          $     136  $    (100) $    (108)
                                                                          ---------  ---------  ---------
                                                                          ---------  ---------  ---------

    The benefit for income taxes for each of the years 1995, 1994 and 1993 is applicable to continuing operations.

    The components of the benefit for income taxes on income (loss) before extraordinary item and accounting change were as follows:

                                                                            1995       1994       1993
                                                                          ---------  ---------  ---------
                                                                               (MILLIONS OF DOLLARS)
Federal
  Current tax benefit...................................................  $     (18) $     (14) $     (18)
  Deferred tax provision (benefit)......................................         (9)       (16)         4*
State tax provision (benefit)...........................................          1         (6)         1
Foreign
  Current tax provision.................................................          3          9          8
  Deferred tax provision (benefit)......................................          1        (10)        (5)
                                                                          ---------  ---------  ---------
                                                                          $     (22) $     (37) $     (10)
                                                                          ---------  ---------  ---------
                                                                          ---------  ---------  ---------

------------------------
*Includes a $17 million deferred tax provision associated with a U.S. tax rate increase.

                              ORYX ENERGY COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(6) INCOME TAXES (CONTINUED)
    Deferred taxes are provided for the impact of differences between the tax basis of assets and liabilities and their reported amounts. Significant components of the Company's deferred income tax assets and liabilities at December 31, 1995 and 1994 are as follows:

                                                                                    1995       1994
                                                                                  ---------  ---------
                                                                                      (MILLIONS OF
                                                                                        DOLLARS)
Deferred Tax Assets
  AMT credit carryforward.......................................................  $      64  $      50
  Dismantlement, restoration and abandonment....................................         38         36
  Loss on controlled foreign corporations.......................................         12         25
  Geological and geophysical expenditures.......................................         11         11
  Contingency accruals..........................................................         17         12
  Employee benefit accruals.....................................................         38         42
  Other.........................................................................          9          2
                                                                                  ---------  ---------
                                                                                        189        178
                                                                                  ---------  ---------
Deferred Tax Liabilities
  Items associated with capitalized costs and write-offs........................        352        379
  Miscellaneous accrued liabilities.............................................         44         31
                                                                                  ---------  ---------
                                                                                        396        410
                                                                                  ---------  ---------
Net Deferred Tax Liability......................................................  $     207  $     232
                                                                                  ---------  ---------
                                                                                  ---------  ---------

    No valuation allowance was provided at December 31, 1995 or 1994 because the Company anticipates that results of operations in future years are more likely than not to generate taxable income sufficient to allow utilization of existing deferred tax assets.

    Following is the reconciliation of the tax provision (benefit) calculated at the U.S. statutory tax rate to the Company's actual tax benefit on income (loss) before extraordinary item and accounting change:

                                                                                               1995       1994       1993
                                                                                             ---------  ---------  ---------
                                                                                                  (MILLIONS OF DOLLARS)
U.S. statutory rate calculation............................................................  $      48  $     (35) $     (38)
Increase (reduction) in taxes resulting from:
  Benefit of additional tax basis on assets sold...........................................        (58)        --         --
  Deferred impact of tax rate changes......................................................         --         --         17
  Other....................................................................................        (12)        (2)        11
                                                                                                   ---        ---        ---
Benefit for income taxes before remeasurement of foreign deferred tax......................        (22)       (37)       (10)
Remeasurement of foreign deferred tax as required by SFAS No. 109..........................         --          2         (5)
                                                                                                   ---        ---        ---
Benefit for income taxes...................................................................  $     (22) $     (35) $     (15)
                                                                                                   ---        ---        ---
                                                                                                   ---        ---        ---

(7) ACCOUNTING CHANGE
    In December 1995, the Company adopted SFAS No. 121, resulting in no material impact.

    Effective January 1, 1994, the Company changed its accounting policy for calculating the oil and gas asset ceiling test from a total company basis to an individual field basis. The Company believes the field basis is preferable because it is the way the Company manages its business. The basis underlying the calculation of the cumulative effect of this change is a comparison of the undiscounted pre-tax cash flows of each field's then existing proved reserves to its net book value at each quarter-end during the life of the asset. This subjects the ceiling test valuation to the lowest quarter-end price experienced

                              ORYX ENERGY COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(7) ACCOUNTING CHANGE (CONTINUED)
over the asset's life. Prior to this change, the Company compared its worldwide undiscounted standardized measure of future net cash flows from estimated production of proved oil and gas reserves before income taxes to its net proved property, plant and equipment. As a result of this change, the Company recognized a non-cash cumulative effect charge of $948 million ($1,355 million pre-tax) to 1994 results. Excluding the cumulative charge, the Company's net loss for 1994 was $77 million ($.68 per share before extraordinary item and $.80 per share after extraordinary item). On a pro forma basis, the Company's reported net earnings for 1993 would have been a net loss of $699 million ($7.18 per share before extraordinary item and $7.25 per share after extraordinary item) if this accounting change had been enacted prior to 1993.

(8) INCOME PER SHARE
    The 5,259,394 and 7,259,394 shares of Series B Preference Stock in 1994 and 1993 were common stock equivalents. During 1995, the remaining 5,259,394 shares were converted to Common Stock on a share-for-share basis. Conversion of the Series B Preference Stock in 1994 or 1993 would have been anti-dilutive to the Company's loss per share. The Company has reserved 5,111,438 shares of Common Stock for issuance to the owners of its 7 1/2% Convertible Subordinated Debentures Due 2014 (Debentures). The Debentures are convertible into the Company's Common Stock at any time prior to maturity at $39.125 per share of Common Stock. The Debentures are not common stock equivalents. If conversion of the Debentures were assumed to have occurred, the result would have been anti-dilutive to 1995, 1994 and 1993 income (loss) per share.

(9) PROPERTIES, PLANTS AND EQUIPMENT
    At  December  31,  the  Company's  properties,  plants  and  equipment   and
accumulated depreciation, depletion and amortization were as follows:

                                                                                     1995        1994
                                                                                   ---------  -----------
                                                                                   (MILLIONS OF DOLLARS)
Gross investment
  Proved properties..............................................................  $   4,945  $   6,112
  Unproved properties............................................................        126        143
  Other..........................................................................         62         65
                                                                                   ---------  -----------
                                                                                       5,133      6,320
                                                                                   ---------  -----------
Less accumulated depreciation, depletion and amortization
  Proved properties*.............................................................      3,650      4,413**
  Other..........................................................................         57         56
                                                                                   ---------  -----------
                                                                                       3,707      4,469
                                                                                   ---------  -----------
Net investment...................................................................  $   1,426  $   1,851
                                                                                   ---------  -----------
                                                                                   ---------  -----------

------------------------
 *Includes $116 million and $106 million for dismantlement, restoration and abandonment at December 31, 1995 and 1994.

**Includes $1,355 million of impairment of proved oil and gas properties in 1994
  (Note 7).

                              ORYX ENERGY COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(10) ACCRUED LIABILITIES
    At December 31, the Company's accrued liabilities were comprised of the following:

                                                                                      1995       1994
                                                                                    ---------  ---------
                                                                                        (MILLIONS OF
                                                                                          DOLLARS)
Drilling and operating costs......................................................  $      78  $      73
Restructuring reserve (Note 5)....................................................         24         46
Interest payable..................................................................         25         64
Employee related costs and benefits...............................................         33         28
Royalties payable.................................................................         10          8
Taxes payable.....................................................................          1         22
Other.............................................................................         25         21
                                                                                    ---------  ---------
                                                                                    $     196  $     262
                                                                                    ---------  ---------
                                                                                    ---------  ---------

(11) LONG-TERM DEBT
    At December 31, long-term debt consisted of the following:

                                                                                                1995       1994
                                                                                              ---------  ---------
                                                                                                  (MILLIONS OF
                                                                                                    DOLLARS)
8% Notes Due 2003...........................................................................  $     100  $      --
8.125% Notes Due 2005.......................................................................        150         --
9.75% Notes Due 1998........................................................................         --        250
10.375% Debentures payable $7 annually 1999 -- 2018.........................................         --        138
10% Notes Due 1999 and 2001 payable $100 in 1999 and $150 in 2001...........................        250        249
7.50% Convertible Subordinated Debentures payable $10 annually 1999 -- 2013 and $50 in
 2014.......................................................................................        200        200
Medium Term Notes, variable and fixed interest rates ranging from 6.05% to 9.50% at December
 31, 1995 due during 1996 -- 2002...........................................................         75        230
9.30% Notes Due 1996........................................................................        100        100
7.2% Note payable semiannually 1995 -- 2006.................................................         --        100
9.50% Notes Due 1999........................................................................        100        100
8.35% to 8.70% Senior ESOP Notes payable quarterly 1995 -- 2009.............................         --         60
Commercial Paper, variable interest rate; 6.75% at December 31, 1995*.......................         50         50
Variable interest rate (ranging from 6.69% to 8.875% at December 31, 1995) revolving credit
 facility...................................................................................        132        208
Capitalized lease obligations and other long-term debt due 1996 -- 2002.....................         46         26
                                                                                              ---------  ---------
                                                                                                  1,203      1,711
Less current portion........................................................................        152        165
                                                                                              ---------  ---------
                                                                                              $   1,051  $   1,546
                                                                                              ---------  ---------
                                                                                              ---------  ---------

------------------------
* Commercial paper maturity at December 31, 1995 was 29 days. Such debt is classified as long-term due to management's intention to continue to use it as a financing vehicle and the availability of credit under the Company's revolving credit facility.

    Long-term debt maturities are $152 million, $3 million, $3 million, $230 million and $15 million for each of the years 1996 through 2000. The maturing amount for 1998 excludes $207 million under the revolving credit facility which management intends to replace no later than June 30, 1998.

    During the fourth quarter of 1995, the Company repurchased its 10.375 percent debentures at a total cost of $149 million resulting in an after-tax extraordinary loss of $8 million.

                              ORYX ENERGY COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(11) LONG-TERM DEBT (CONTINUED)
    In the third quarter of 1995, as a result of the sale of the Company's interest in the U.K. Alba field, the Company was required by the holder to repay the 7.2 percent $100 million note, resulting in an after-tax extraordinary loss of $1 million.

    In the second quarter of 1995, the Company replaced its $620 million revolving credit facility with a $500 million revolving credit facility which is scheduled to mature on June 30, 1998, resulting in an after-tax extraordinary loss of $14 million.

    The Company pays a fee ranging from .375 percent to .5 percent of the unused portion of its $500 million revolving credit facility. At year end 1995, the Company had the capacity to borrow $270 million under such facility; however, the amount can change daily. The commitments are subject to withdrawal if there were to be an event of default.

    The Company's long-term debt contains restrictive covenants, including a limitation on total indebtedness; restriction on the payment of common stock dividends and minimum cash flow interest coverage. At December 31, 1995, the Company was in compliance with all of its debt covenants.

    During 1994, Standard & Poor's downgraded the Company's senior unsecured debt from BBB- to BB, subordinated debt from BB+ to B+ and commercial paper to B from A-3. Subsequently, the holders of the Company's senior ESOP notes (approximately $100 million principal amount outstanding) exercised their right to require the Company to repay the notes in full at par plus a makewhole premium tied to prevailing rates of interest on U.S. Treasury obligations. As a result of the downgrade, the Company recognized a $12 million (net of $5 million of tax) extraordinary loss associated with the notes which were paid in full subsequent to year-end 1994.

    During 1994 and 1993, the Company repurchased $33 million and $78 million of its 10.375 percent debentures at a total cost of $33 million and $88 million resulting in a loss of $7 million (net of $3 million of tax) in 1993 which is reflected as an extraordinary item in the Consolidated Statements of Income.

(12) COMMITMENTS AND CONTINGENT LIABILITIES
    The Company has operating leases for office space and other property and equipment. Total rental expense for such leases for the years 1995, 1994 and 1993 was $41 million, $37 million and $32 million. Under contracts existing as of December 31, 1995, future minimum annual rental payments applicable to non-cancelable operating leases that have initial or remaining lease terms in excess of one year, less minimum rentals to be received under non-cancelable subleases, were as follows (in millions of dollars):

Year ending December 31:
  1996...............................................................  $      32
  1997...............................................................         13
  1998...............................................................         11
  1999...............................................................         10
  2000...............................................................          9
  Later years........................................................         62
                                                                       ---------
  Total minimum payments required....................................  $     137
                                                                       ---------
                                                                       ---------

    Minimum rentals to be received under non-cancelable subleases are $3 million, $3 million, $3 million, $2 million and $2 million for the years 1996 through 2000 and $2 million for later years.

                              ORYX ENERGY COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(12) COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)
    Several legal and administrative proceedings are pending against the Company. Although the ultimate outcome of these proceedings cannot be ascertained at this time, and it is reasonably possible that some of them could be resolved unfavorably to the Company, management believes that any liabilities which may arise would not be material.

(13) SHAREHOLDERS' DEFICIT
    Effective in October 1988, 3,001,876 shares of Common Stock of the Company were issued to an operating partnership of the Partnership in exchange for certain assets, which shares have been deducted from the number of shares shown in the Consolidated Balance Sheets as outstanding. Such shares are not entitled to be voted at the annual meeting of shareholders. All other shares of Common Stock are entitled to one vote per share.

    On August 1, 1989, the Company privately placed $110 million of notes (ESOP Notes) pursuant to the provisions of the Oryx Energy Company Capital Accumulation Plan (CAP). The Company loaned the proceeds to the CAP which used the funds to purchase Common Stock of the Company. Prior to 1995, the CAP made scheduled loan payments using Company contributions to the CAP. In 1995 and 1996, repayments were and continue to be deferred pending a favorable ruling from the Internal Revenue Service concerning the leveraged ESOP portion of the CAP.

    The Company has 272,740,606 authorized shares of stock, consisting of (i) 250,000,000 shares of Common Stock having a par value of $1.00 per share, (ii) 7,740,606 shares of Cumulative Preference Stock (Preference Stock) having a par value of $1.00 and a liquidation preference of $.001 per share, and (iii) 15,000,000 shares of Preferred Stock (Preferred Stock) having a par value of $1.00 per share. As of December 31, 1995, there were 104,454,562 shares of Common Stock outstanding. There are two series of Preference Stock designated, of which there were no shares of Series B Preference Stock outstanding and 120,000 shares of Series A Preference Stock designated and reserved for issuance upon exercise of the Stock Purchase Rights, of which none were outstanding. The Preferred Stock was authorized by vote of the shareholders on May 5, 1992 and there are currently no shares of Preferred Stock designated or outstanding. In addition, on December 31, 1995 the Company had reserved for issuance 5,111,438 shares of Common Stock on conversion of the outstanding 7 1/2% Convertible Debentures and 2,722,374 shares of Common Stock upon the exercise of outstanding management options.

COMMON STOCK

    Each share of Common Stock entitles its record owner to one vote on all matters submitted to the stockholders for action. The stockholders are not entitled to cumulative voting rights in the election of directors. Subject to the rights of holders of any class of Preference Stock or Preferred Stock, the holders of Common Stock are entitled to share ratably in dividends in such amount as may be declared by the Company's Board of Directors (Board) from time to time out of funds legally available therefor. The payment of dividends on the Common Stock is restricted under the Credit Agreement and is prohibited in the event of a default.

PREFERENCE STOCK

    The Board is authorized by the Certificate to issue Preference Stock in one or more series and to fix for each such series such qualifications, privileges, limitations, options, conversion rights and other special rights as are stated and adopted by the Board and as are permitted by the Certificate and the Delaware General Corporation Law, including the designation and number of shares issuable, the dividend rate, voting rights, conversion rights, redemption and sinking fund provisions and liquidation values of each such series.

                              ORYX ENERGY COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(13) SHAREHOLDERS' DEFICIT (CONTINUED)
    Holders of Preference Stock are entitled to receive, when and as declared by the Board out of assets legally available for that purpose, annual cumulative dividends payable in quarterly installments. Unless full cumulative dividends on the Preference Stock have been paid, no dividend may be declared or paid on, or other distributions made upon, Preferred Stock or Common Stock, nor may any Preferred Stock or Common Stock be redeemed or purchased by the Company.

    Subject to certain conditions, the Company may redeem all or any part of the Preference Stock then outstanding.

    During  1995,  the  holders  of  Series  B  Preference  Stock  converted the
remaining  shares  of  Series  B  Preference  Stock  into  Common  Stock  on   a
share-for-share basis.

PREFERRED STOCK

    The Board is authorized by the Certificate to issue Preferred Stock in one or more series and to fix for each such series such qualifications, privileges, limitations, options, conversion rights and other special rights as are stated and adopted by the Board and as are permitted by the Certificate and the Delaware General Corporation Law, including the designation and number of shares issuable, the dividend rate, voting rights, conversion rights, redemption and sinking fund provisions and liquidation values of each such series.

    Subject to the rights of holders of any class of Preference Stock, if any, the holders of Preferred Stock are entitled to receive dividends, when and as declared by the Board out of funds legally available for that purpose. As to dividends and rights upon liquidation, dissolution or winding up, the Preferred Stock will rank junior and subordinate to any series of Preference Stock and prior to the Common Stock.

RIGHTS

    On September 11, 1990, the Board declared a dividend distribution of one Stock Purchase Right on each outstanding share of Common Stock, payable September 28, 1990, to holders of record of the Common Stock on that date. The Rights are also issuable upon the issuance of additional shares of Common Stock prior to the time the Rights are redeemed or expire. Initially, the Rights are represented by the certificates for the Common Stock and will trade only with the Common Stock. The Rights will expire September 11, 2000 unless earlier redeemed by the Company.

(14) EMPLOYEE AND RETIREE BENEFIT PLANS

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

    The cost of the Company's primary defined benefit pension plans consisted of the following:

                                                                                     1995       1994       1993
                                                                                   ---------  ---------  ---------
                                                                                        (MILLIONS OF DOLLARS)
Service cost (cost of benefits earned during the year)...........................  $      (6) $      (5) $      (6)
Interest cost on projected benefit obligation....................................        (36)       (36)       (38)
Actual return on plan assets.....................................................         85         (4)        59
Net amortization and deferral*...................................................        (47)        47        (17)
                                                                                         ---        ---        ---
  Net periodic pension benefit (cost)**..........................................  $      (4) $       2  $      (2)
                                                                                         ---        ---        ---
                                                                                         ---        ---        ---

                              ORYX ENERGY COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(14) EMPLOYEE AND RETIREE BENEFIT PLANS (CONTINUED)
------------------------
 *Estimated returns on assets are used in determining net periodic pension cost.
  Differences   between  estimated  and  actual  returns  are  included  in  net amortization and deferral.

**Does not include $1 million and $1 million curtailment loss and $4 million and $13 million cost of special termination benefits due to the reduction in workforce in 1995 and 1994.

    The following table sets forth the funded status and amounts recognized in the Company's Consolidated Balance Sheets at December 31:

                                                              1995                            1994
                                                 ------------------------------  ------------------------------
                                                   PLANS IN                        PLANS IN
                                                 WHICH ASSETS   PLANS IN WHICH   WHICH ASSETS   PLANS IN WHICH
                                                    EXCEED        ACCUMULATED       EXCEED        ACCUMULATED
                                                  ACCUMULATED   BENEFITS EXCEED   ACCUMULATED   BENEFITS EXCEED
                                                   BENEFITS         ASSETS         BENEFITS         ASSETS
                                                 -------------  ---------------  -------------  ---------------
                                                                     (MILLIONS OF DOLLARS)
Actuarial present value of benefit obligation:
  Vested.......................................    $    (406)      $     (86)      $    (360)      $     (81)
  Nonvested....................................          (13)             --             (15)             (2)
                                                      ------             ---          ------             ---
Accumulated benefit obligation.................         (419)            (86)           (375)            (83)
Effect of projected future salary increases....          (23)             (3)            (22)             (3)
                                                      ------             ---          ------             ---
Projected benefit obligation...................         (442)            (89)           (397)            (86)
Less plan assets at fair value*................          443              --             390              --
                                                      ------             ---          ------             ---
Projected benefit obligation less than (in
 excess of) plan assets........................            1             (89)             (7)            (86)
Unrecognized net transition obligation
 (asset).......................................          (26)             12             (32)             14
Unrecognized prior service cost (benefit)......            2              (2)             --              (2)
Unrecognized net loss..........................           50              30              61              22
Additional minimum liability...................           --             (37)             --             (31)
                                                      ------             ---          ------             ---
Accrued pension asset (liability)**............    $      27       $     (86)      $      22       $     (83)
                                                      ------             ---          ------             ---
                                                      ------             ---          ------             ---

------------------------
 *Plan assets consist principally of commingled trust funds, marketable equity securities, corporate and government debt securities and real estate. At December 31, 1995, less than 1 percent of plan assets was invested in Common Stock of the Company.

**Accrued  pension liability is included  in "Accrued Liabilities" and "Deferred
  Credits and Other Liabilities" in the Consolidated Balance Sheets.

    As of December 31, 1995 and 1994, the projected benefit obligations were determined using weighted average assumed discount rates of 6.75 and 8 percent and a rate of compensation increase of 4 percent. The weighted average expected long-term rate of return on plan assets was 9.5 percent in 1995 and 1994. All of these rates are subject to change in the future as economic conditions change.

                              ORYX ENERGY COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(14) EMPLOYEE AND RETIREE BENEFIT PLANS (CONTINUED)
DEFINED CONTRIBUTION PENSION PLANS

    Defined contribution plans, which are designed to provide retirement benefits, are available to substantially all employees. Contributions, which are principally based on employees' compensation, are expensed as incurred.

    At December 31, 1995, the principal defined contribution plan is CAP, which is a combined stock bonus and leveraged ESOP available to substantially all U.S. employees. The first 5 percent of employee contributions are matched by the Company at 110 percent up to the first $50,000 of employee base salary and at 100 percent thereafter. In 1994, the Company's contributions to CAP were used to repay the debt issued to fund the purchase of Common Stock held by the leveraged ESOP. In 1995, stock allocations to employees from the leveraged ESOP were suspended pending a ruling requested from the IRS; therefore, there was no debt service in the form of Company matching contributions made to the ESOP. Instead, Company matching contributions were made using Treasury Stock. Benefit expense recognized for defined contribution plans amounted to $3 million, $11 million and $10 million for 1995, 1994 and 1993.

    Additional information with respect to the leveraged ESOP portion of CAP is as follows:

                                                                                     1995       1994       1993
                                                                                   ---------  ---------  ---------
                                                                                        (MILLIONS OF DOLLARS)
Interest cost on ESOP debt.......................................................  $      --  $       8  $       9
Company cash contributions to the ESOP...........................................  $      --  $      13  $      10
ESOP dividends used for debt service.............................................  $      --  $      --  $       1

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

    The cost of health care and life insurance benefit plans was $15 million, $19 million and $20 million, of which $11 million, $14 million and $12 million was for retirees in 1995, 1994 and 1993. The Company adopted SFAS No. 106 on January 1, 1993, and in accordance with its provisions has changed to the accrual accounting method in computing postretirement health care and life insurance benefit plan expense. The Company formerly accounted for these costs using the pay-as-you-go (cash) method.

                              ORYX ENERGY COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(14) EMPLOYEE AND RETIREE BENEFIT PLANS (CONTINUED)

    The cost, net of retiree contributions, of the postretirement health care and life insurance benefit plans calculated in accordance with the provisions of SFAS No. 106 is as follows:

                                                                                       1995       1994       1993
                                                                                     ---------  ---------  ---------
                                                                                          (MILLIONS OF DOLLARS)
Service cost (cost of benefits earned during the year).............................  $       1  $       1  $       1
Interest cost on the accumulated postretirement benefit obligation.................          7          8          7
Amortization of transition obligation..............................................          3          4          4
Net amortization of other components...............................................         --          1         --
                                                                                           ---        ---        ---
  Net periodic postretirement benefit cost*........................................  $      11  $      14  $      12
                                                                                           ---        ---        ---
                                                                                           ---        ---        ---

------------------------
*Does not include $10 million and $13 million curtailment loss due to the reduction in workforce in 1995 and 1994.

    The following table sets forth the funded status and amounts reported in the Company's Consolidated Balance Sheets at December 31:

                                                                                      1995       1994
                                                                                    ---------  ---------
                                                                                        (MILLIONS OF
                                                                                          DOLLARS)
Accumulated postretirement benefit obligation:
  Retirees........................................................................  $     (87) $     (81)
  Active employees eligible to retire.............................................         (3)        (4)
  Active employees not yet eligible to retire.....................................         (9)       (10)
                                                                                    ---------  ---------
Total accumulated postretirement benefit obligation...............................        (99)       (95)
Less plan assets at fair value....................................................         --         --
                                                                                    ---------  ---------
Accumulated obligation in excess of plan assets...................................        (99)       (95)
Unrecognized net loss.............................................................          9          5
Unrecognized prior service benefit................................................         --         (5)
Unrecognized transition obligation................................................         51         70
                                                                                    ---------  ---------
  Accrued postretirement benefit liability*.......................................  $     (39) $     (25)
                                                                                    ---------  ---------
                                                                                    ---------  ---------

------------------------
* Accrued postretirement benefit liability is included in "Accrued Liabilities" and "Deferred Credits and Other Liabilities" in the Consolidated Balance Sheets.

    The assumed health care cost trend rate used to measure the expected cost of benefits covered by the plan is approximately 7 percent. Health care cost trend rates for future years are assumed to gradually trend downward over a six-year period to meet and thereafter parallel the projected rate of general inflation of 4.5 percent. A 1-percent increase in the assumed health care cost trend rates for future years would result in no significant increase in annual cost but an increase of $6 million in the accumulated postretirement benefit obligation for the Company's health care plan.

    The weighted average assumed discount rates used to measure the accumulated postretirement benefit obligation are 7 and 8 percent in 1995 and 1994. For the life insurance plan, an assumed rate of increase of compensation of 4 percent was used to measure the accumulated postretirement benefit obligation.

(15) MANAGEMENT INCENTIVE PLANS
    The principal management incentive plans are the 1992 Long-Term Incentive Plan (1992 LTIP), the Long-Term Incentive Plan (LTIP) and the Executive Long-Term Incentive Plan (ELTIP). The

                              ORYX ENERGY COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(15) MANAGEMENT INCENTIVE PLANS (CONTINUED)
ELTIP provides that no awards may be granted after November 1, 1988 and was replaced by the LTIP which provides that no awards may be granted after December 31, 1991. All previous awards granted under both the ELTIP and LTIP remain in effect in accordance with their terms. As of December 31, 1995, there were no outstanding awards granted under the ELTIP. The 1992 LTIP replaced the LTIP and became effective January 1, 1992. A maximum of 3,000,000 shares of Common Stock were authorized for issuance under the 1992 LTIP.

    Under the provisions of these plans, stock options, stock appreciation rights and limited rights were granted in various tandem combinations so that the exercise of any one of them will reduce, on a one-for-one basis, the tandem options or rights. In addition, certain stock options were granted which become exercisable (subject to the option vesting schedule) only upon the cancellation of the related performance shares for non-attainment of performance targets.

    The following table summarizes information with respect to Common Stock options awarded under the 1992 LTIP, the LTIP and the ELTIP:

                                            1995                      1994                      1993
                                  ------------------------  ------------------------  ------------------------
                                   SHARES                    SHARES                    SHARES
                                    UNDER    OPTION PRICE     UNDER    OPTION PRICE     UNDER    OPTION PRICE
                                   OPTION      PER SHARE     OPTION      PER SHARE     OPTION      PER SHARE
                                  ---------  -------------  ---------  -------------  ---------  -------------
Outstanding, January 1..........  2,456,103  $17.44-$44.13  1,914,832  $19.63-$44.13  1,491,116  $20.36-$44.13
Granted*........................    407,350     $11.81        643,900     $17.44        470,690     $19.63
Exercised**.....................         --             --         --             --         --             --
Canceled........................   (141,079) $11.81-$44.13   (102,629) $17.44-$44.13    (46,974) $20.36-$44.13
                                  ---------                 ---------                 ---------
Outstanding, December 31........  2,722,374  $11.81-$44.13  2,456,103  $17.44-$44.13  1,914,832  $19.63-$44.13
                                  ---------                 ---------                 ---------
                                  ---------                 ---------                 ---------
Exercisable, December 31**......  1,713,446  $11.81-$44.13  1,278,033  $17.44-$44.13    773,256  $24.16-$44.13
                                  ---------                 ---------                 ---------
                                  ---------                 ---------                 ---------
Available for grant, December
 31***..........................    978,663                 1,262,086                 1,835,440
                                  ---------                 ---------                 ---------
                                  ---------                 ---------                 ---------

------------------------
  * Includes 209,300 stock options granted in 1993 in tandem with performance shares which become exercisable only upon cancellation of the related performance shares.

 ** Excludes  outstanding  stock  options  granted   in  1993  in  tandem   with
    performance shares which become exercisable (subject to the option vesting schedule) only upon cancellation of the related performance shares. In January 1996, 171,849 such stock options granted in 1993 became exercisable due to the cancellation of the related performance shares.

*** Shares available for grant is net of the number of performance shares outstanding which were granted under the provisions of these plans.

    SFAS No. 123, "Accounting for Stock-Based Compensation" which was issued in 1995 is not effective for the Company until 1996. The statement defines a fair value based method of accounting (i.e., using an option pricing model such as Black-Scholes) for employee stock option or similar equity instrument plans but also allows an entity to continue to measure compensation costs for those plans using the intrinsic value (the amount by which the market price of the underlying stock exceeds the exercise price of an option) based method of accounting as prescribed by APB Opinion No. 25. The Company plans to continue to use the intrinsic value based method.

(16) GEOGRAPHIC SEGMENT INFORMATION
    During  1995,  sales  of  oil   to  the  Company's  top  purchaser   totaled
approximately 15 percent of oil revenue. During 1994, sales of oil to the Company's top purchaser totaled approximately 18 percent of oil revenue. During 1993, sales of oil to the Company's top two purchasers totaled approximately

                              ORYX ENERGY COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(16) GEOGRAPHIC SEGMENT INFORMATION (CONTINUED)
12 and 10 percent of oil revenues. Sales of gas to the Company's top purchaser in 1995 and 1994 totaled approximately 12 percent of gas revenue and for 1993 totaled 14 percent. The Company believes that the loss of any major purchaser would not have a material adverse effect on the Company's business.

    Financial information by segment for the years ended December 31, 1995, 1994 and 1993 are summarized as follows:

                                                                UNITED       UNITED        OTHER
                                                                STATES       KINGDOM      FOREIGN      TOTAL
                                                              -----------  -----------  -----------  ---------
                                                                           (MILLIONS OF DOLLARS)
DECEMBER 31, 1995
  Revenues
    Oil and gas.............................................  $     571     $     377    $      66   $   1,014
    Gain (loss) on sale of assets...........................        (15)          122           17         124
    Other...................................................        (15)            5            1          (9)
                                                              -----------       -----          ---   ---------
  Total Revenues............................................        541           504           84       1,129
                                                              -----------       -----          ---   ---------
  Expenses
    Operating costs.........................................        164           150           16         330
    Production taxes........................................         33            49           23         105
    Exploration costs.......................................         44             8            7          59
    Depr., depl. and amort..................................        166            96           14         276
    Miscellaneous...........................................          1             5            2           8
                                                              -----------       -----          ---   ---------
  Total Operating Expenses..................................        408           308           62         778
                                                              -----------       -----          ---   ---------
  Operating Profit*.........................................  $     133     $     196    $      22   $     351
                                                              -----------       -----          ---
                                                              -----------       -----          ---
    General and administrative expense......................                                               (64)
    Interest, net...........................................                                              (126)
    Provision for restructuring.............................                                               (25)
    Benefit for income taxes................................                                                22
    Extraordinary item......................................                                               (23)
                                                                                                     ---------
  Net Income................................................                                         $     135
                                                                                                     ---------
                                                                                                     ---------
  Capital Expenditures......................................  $     208**   $      37    $      28   $     273
                                                              -----------       -----          ---   ---------
                                                              -----------       -----          ---   ---------
  Identifiable Assets.......................................  $   1,221     $     410    $      35   $   1,666
                                                              -----------       -----          ---   ---------
                                                              -----------       -----          ---   ---------

------------------------
 * Provision for income taxes on 1995 operating profits, calculated at statutory rates, are $48 million, $65 million and $12 million for the United States, United Kingdom and Other Foreign.

** Includes capitalized interest of $10 million.

                              ORYX ENERGY COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(16) GEOGRAPHIC SEGMENT INFORMATION (CONTINUED)

                                                                        UNITED        UNITED        OTHER
                                                                        STATES       KINGDOM       FOREIGN      TOTAL
                                                                      -----------  ------------  -----------  ---------
                                                                                    (MILLIONS OF DOLLARS)
DECEMBER 31, 1994
  Revenues
    Oil and gas.....................................................  $     624    $     355      $     103   $   1,082
    Other...........................................................        (10)          --             --         (10)
                                                                      -----------      -----          -----   ---------
  Total Revenues....................................................        614          355            103       1,072
                                                                      -----------      -----          -----   ---------
  Expenses
    Operating costs.................................................        197          146             31         374
    Production taxes................................................         44           28             40         112
    Exploration costs...............................................         54           12             38         104
    Depr., depl. and amort..........................................        167           86             18         271
    Miscellaneous...................................................         --            1             --           1
                                                                      -----------      -----          -----   ---------
  Total Operating Expenses..........................................        462          273            127         862
                                                                      -----------      -----          -----   ---------
  Operating Profit (Loss)*..........................................  $     152    $      82      $     (24)  $     210
                                                                      -----------      -----          -----
                                                                      -----------      -----          -----
    General and administrative expense..............................                                                (68)
    Interest, net...................................................                                               (150)
    Provision for restructuring.....................................                                                (92)
    Benefit for income taxes........................................                                                 37
    Remeasurement of foreign deferred tax...........................                                                 (2)
    Extraordinary item..............................................                                                (12)
    Cumulative effect of accounting change..........................                                               (948)
                                                                                                              ---------
                                                                                                              ---------
  Net Loss..........................................................                                          $  (1,025)
                                                                                                              ---------
                                                                                                              ---------
  Capital Expenditures..............................................  $     168**  $      65***   $      48   $     281
                                                                      -----------      -----          -----   ---------
                                                                      -----------      -----          -----   ---------
  Identifiable Assets...............................................  $   1,508    $     470      $     140   $   2,118
                                                                      -----------      -----          -----   ---------
                                                                      -----------      -----          -----   ---------

------------------------
  * Provision (benefit) for income taxes on 1994 operating profits, calculated at statutory rates, are $55 million, $27 million and $(3) million for the United States, United Kingdom and Other Foreign.

 ** Includes capitalized interest of $5 million.

*** Includes capitalized interest of $6 million.

                              ORYX ENERGY COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(16) GEOGRAPHIC SEGMENT INFORMATION (CONTINUED)

                                                                          UNITED      UNITED        OTHER
                                                                          STATES      KINGDOM      FOREIGN      TOTAL
                                                                         ---------  -----------  -----------  ---------
                                                                                     (MILLIONS OF DOLLARS)
DECEMBER 31, 1993
  Revenues
    Oil and gas........................................................  $     700  $     265     $     115   $   1,080
    Loss on sale of assets.............................................         (7)        --            --          (7)
    Other..............................................................        (19)        --            --         (19)
                                                                         ---------  -----------       -----   ---------
  Total Revenues.......................................................        674        265           115       1,054
                                                                         ---------  -----------       -----   ---------
  Expenses
    Operating costs....................................................        194        127            32         353
    Production taxes...................................................         52          9            51         112
    Exploration costs..................................................         57         19            24         100
    Depr., depl. and amort.............................................        261        111            23         395
    Miscellaneous......................................................          1         --            --           1
                                                                         ---------  -----------       -----   ---------
  Total Operating Expenses.............................................        565        266           130         961
                                                                         ---------  -----------       -----   ---------
  Operating Profit (Loss)*.............................................  $     109  $      (1)    $     (15)  $      93
                                                                         ---------  -----------       -----
                                                                         ---------  -----------       -----
    General and administrative expense.................................                                             (85)
    Interest, net......................................................                                            (116)
    Benefit for income taxes...........................................                                              10
    Remeasurement of foreign deferred tax..............................                                               5
    Extraordinary item.................................................                                              (7)
                                                                                                              ---------
  Net Loss.............................................................                                       $    (100)
                                                                                                              ---------
                                                                                                              ---------
  Capital Expenditures.................................................  $     202  $     232**   $      19   $     453
                                                                         ---------  -----------       -----   ---------
                                                                         ---------  -----------       -----   ---------
  Identifiable Assets..................................................  $   1,861  $   1,589     $     174   $   3,624
                                                                         ---------  -----------       -----   ---------
                                                                         ---------  -----------       -----   ---------

------------------------
 * Provision (benefit) for income taxes on 1993 operating profits, calculated at statutory rates, are $44 million and $(2) million for the United States and Other Foreign.

** Includes capitalized interest of $46 million.

(17) STATEMENT OF CASH FLOWS
    Amounts paid for interest and income taxes were as follows:

                                                                                   1995       1994       1993
                                                                                 ---------  ---------  ---------
                                                                                      (MILLIONS OF DOLLARS)
Interest paid (net of capitalized interest)....................................  $     144  $     128  $     119
Income taxes paid (refunded)...................................................  $     (15) $     (11) $      14

    During 1994, the Company exchanged its interests in the undeveloped U.K. North Sea Britannia field and certain other undeveloped domestic properties for Conoco's interests in the developed U.K. North Sea Hutton, Lyell and Murchison fields and certain undeveloped interests. This transaction was accounted for by the Company as a non-cash property exchange, except for $40 million of associated divestment proceeds received by the Company. During 1993, the Company recognized deferred tax liabilities of $3 million associated with international properties acquisitions. In accordance with Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows," non-cash transactions are not reflected within the accompanying Consolidated Statements of Cash Flows.

                              ORYX ENERGY COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(18) DEFERRED CREDITS AND OTHER LIABILITIES
    At December 31, the Company's deferred credits and other liabilities were comprised of the following:

                                                                                       1995       1994
                                                                                     ---------  ---------
                                                                                         (MILLIONS OF
                                                                                           DOLLARS)
Employee benefit obligations.......................................................  $      92  $      80
Deferred gains on interest rate hedges.............................................         25         32
Minority interest in consolidated subsidiaries.....................................         14         17
Accrued environmental cleanup costs................................................         20         21
Other..............................................................................         12          5
                                                                                     ---------  ---------
                                                                                     $     163  $     155
                                                                                     ---------  ---------
                                                                                     ---------  ---------

    Environmental cleanup costs have been accrued in response to the identification of several sites that require cleanup based on environmental pollution, some of which have been designated as superfund sites by the Environmental Protection Agency (EPA). The Company has been named as a potentially responsible party (PRP) at four sites pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended. At two of these sites, the Company has been named as a de minimis party and therefore expects its liability to be small. At a third site, the Company is reviewing its options and anticipates that it will participate in steering committee activities with the EPA. At the fourth and largest site, the Operating Industries, Inc. site in California, the Company has participated in a steering committee consisting of 139 companies. The steering committee and other PRPs previously entered into two partial consent decrees with the EPA providing for remedial actions which have been or are to be completed. The steering committee has successfully negotiated a third partial consent decree which provides for the following remedial actions: a clay cover, methane capturing wells, and leachate destruction facilities. The remaining work at the site involves groundwater evaluation and long-term operation and maintenance. The Company is a member of the group that is responsible for carrying out the first phase of the work, which is expected to take 5 to 8 years. Completion of all phases is estimated to take up to 30 years. The maximum liability of the group, which is joint and several for each member of the group, is expected to range from approximately $450 million to $600 million, of which the Company's share is expected to be approximately $13 million. Cleanup costs are payable over the period that the work is completed.

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

                              ORYX ENERGY COMPANY
                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors, Oryx Energy Company:

    We have audited the accompanying consolidated balance sheets of Oryx Energy Company and its Subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of income, cash flows and changes in shareholders' deficit for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Oryx Energy
Company and its Subsidiaries as of December 31, 1995 and 1994 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

    As discussed in Notes 1 and 7 to the consolidated financial statements, the Company changed its accounting policy for calculating the oil and gas asset ceiling test in 1994 and its methods of accounting for postretirement benefits other than pensions and postemployment benefits in 1993.

                                          COOPERS & LYBRAND L.L.P.

Dallas, Texas
February 19, 1996

                              ORYX ENERGY COMPANY
         SUPPLEMENTARY FINANCIAL AND OPERATING INFORMATION (UNAUDITED)

OIL AND GAS DATA
CAPITALIZED COSTS

                                                                            UNITED      UNITED        OTHER
                                                                            STATES      KINGDOM      FOREIGN      TOTAL
                                                                           ---------  -----------  -----------  ---------
                                                                                       (MILLIONS OF DOLLARS)
DECEMBER 31, 1995
  Proved properties......................................................  $   3,671   $   1,184    $      90   $   4,945
  Unproved properties....................................................         38          84            4         126
                                                                           ---------  -----------       -----   ---------
  Total capitalized costs................................................      3,709       1,268           94       5,071
  Less accum. depr., depl. and amort.....................................      2,743         877           30       3,650
                                                                           ---------  -----------       -----   ---------
  Net capitalized costs..................................................  $     966   $     391    $      64   $   1,421
                                                                           ---------  -----------       -----   ---------
                                                                           ---------  -----------       -----   ---------
DECEMBER 31, 1994
  Proved properties......................................................  $   3,975   $   1,863    $     274   $   6,112
  Unproved properties....................................................         42          87           14         143
                                                                           ---------  -----------       -----   ---------
  Total capitalized costs................................................      4,017       1,950          288       6,255
  Less accum. depr., depl. and amort.....................................      3,011       1,243          159       4,413
                                                                           ---------  -----------       -----   ---------
  Net capitalized costs (Note 7).........................................  $   1,006   $     707    $     129   $   1,842
                                                                           ---------  -----------       -----   ---------
                                                                           ---------  -----------       -----   ---------

COSTS INCURRED IN OIL AND GAS PRODUCING ACTIVITIES

                                                                            UNITED      UNITED        OTHER
                                                                            STATES      KINGDOM      FOREIGN      TOTAL
                                                                           ---------  -----------  -----------  ---------
                                                                                       (MILLIONS OF DOLLARS)
1995
  Property acquisition costs:
    Proved...............................................................  $       6   $      --    $      --   $       6
    Unproved.............................................................          6          --           --           6
  Exploration costs......................................................         41           8           10          59
  Development costs......................................................        167*         37           25         229
                                                                           ---------  -----------       -----   ---------
      Total..............................................................  $     220   $      45    $      35   $     300
                                                                           ---------  -----------       -----   ---------
                                                                           ---------  -----------       -----   ---------
1994
  Property acquisition costs:
    Unproved.............................................................  $       4   $      --    $      --   $       4
  Exploration costs......................................................         41          11           39          91
  Development costs......................................................        144*         56**         19         219
                                                                           ---------  -----------       -----   ---------
      Total..............................................................  $     189   $      67    $      58   $     314
                                                                           ---------  -----------       -----   ---------
                                                                           ---------  -----------       -----   ---------
1993
  Property acquisition costs:
    Proved...............................................................  $      11   $      33    $      --   $      44
    Unproved.............................................................          8          --           --           8
  Exploration costs......................................................         62          15           26         103
  Development costs......................................................        147         147**          2         296
                                                                           ---------  -----------       -----   ---------
      Total..............................................................  $     228   $     195    $      28   $     451
                                                                           ---------  -----------       -----   ---------
                                                                           ---------  -----------       -----   ---------

------------------------
 * Excludes capitalized interest of $10 million and $5 million for 1995 and 1994.

** Excludes capitalized interest of $6 million and $46 million for 1994 and 1993.

EXPLORATION COSTS

                                                                            UNITED      UNITED        OTHER
                                                                            STATES      KINGDOM      FOREIGN      TOTAL
                                                                           ---------  -----------  -----------  ---------
                                                                                       (MILLIONS OF DOLLARS)
1995
  Dry hole costs.........................................................  $      12   $      --    $      --   $      12
  Leasehold impairment...................................................          9          --           --           9
  Geological and geophysical.............................................         22           8            6          36
  Other..................................................................          1          --            1           2
                                                                           ---------  -----------       -----   ---------
                                                                           $      44   $       8    $       7   $      59
                                                                           ---------  -----------       -----   ---------
                                                                           ---------  -----------       -----   ---------
1994
  Dry hole costs.........................................................  $      10   $       4    $      25   $      39
  Leasehold impairment...................................................         18          --           --          18
  Geological and geophysical.............................................         25           7           13          45
  Other..................................................................          1           1           --           2
                                                                           ---------  -----------       -----   ---------
                                                                           $      54   $      12    $      38   $     104
                                                                           ---------  -----------       -----   ---------
                                                                           ---------  -----------       -----   ---------
1993
  Dry hole costs.........................................................  $      21   $       5    $      11   $      37
  Leasehold impairment...................................................          3           4            1           8
  Geological and geophysical.............................................         31           9           12          52
  Other..................................................................          2           1           --           3
                                                                           ---------  -----------       -----   ---------
                                                                           $      57   $      19    $      24   $     100
                                                                           ---------  -----------       -----   ---------
                                                                           ---------  -----------       -----   ---------

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

    There has been no major discovery or other favorable or adverse event that has caused a significant change in estimated proved reserves since December 31, 1995. The Company has no long-term supply agreements or contracts with governments or authorities in which it acts as producer nor does it have any interest in oil and gas operations accounted for by the equity method.

PROVED RESERVES

                                                                                                            RECOVERABLE
                                                                                                              NATURAL
                                                                                                            GAS LIQUIDS
                                                               CRUDE OIL AND CONDENSATE                    (MILLIONS OF
                                                                (MILLIONS OF BARRELS)                        BARRELS)
                                               --------------------------------------------------------  -----------------
                                                  U.S.         U.K.        OTHER FOREIGN       TOTAL           U.S.
                                               -----------  -----------  -----------------     -----     -----------------
BALANCE AT DECEMBER 31, 1992.................         255          189              53             497              25
  Revisions of previous estimates............          (4)          (3)              6              (1)             (1)
  Improved recovery..........................           1           --              --               1              --
  Purchases of minerals in place.............          --           13              --              13              --
  Sales of minerals in place.................         (12)          --              --             (12)             (2)
  Extensions and discoveries.................          19            2               8              29               2
  Production.................................         (21)         (13)             (6)            (40)             (3)
                                                                                                                    --
                                                      ---          ---             ---             ---

BALANCE AT DECEMBER 31, 1993.................         238          188              61             487              21
  Revisions of previous estimates............          (2)           1              (1)             (2)              3
  Improved recovery..........................          --           --              --              --              --
  Purchases of minerals in place.............          --           24**            --              24              --
  Sales of minerals in place.................         (22)         (19)             --             (41)             --
  Extensions and discoveries.................           6           --              23              29              --
  Production.................................         (17)         (20)             (7)            (44)             (3)
                                                                                                                    --
                                                      ---          ---             ---             ---
BALANCE AT DECEMBER 31, 1994.................         203          174              76             453              21
  Revisions of previous estimates............          (6)           1              (1)             (6)              3
  Improved recovery..........................           5           --              --               5              --
  Purchases of minerals in place.............           1           --              --               1              --
  Sales of minerals in place.................         (10)         (54)            (36)           (100)             (4)
  Extensions and discoveries.................          12           --               3              15              --
  Production.................................         (17)         (20)             (5)            (42)             (2)
                                                                                                                    --
                                                      ---          ---             ---             ---
BALANCE AT DECEMBER 31, 1995.................         188          101              37             326              18
                                                                                                                    --
                                                                                                                    --
                                                      ---          ---             ---             ---
                                                      ---          ---             ---             ---
PROVED DEVELOPED RESERVES AT DECEMBER 31
  1992.......................................         175           76              30             281              20
  1993.......................................         156           85              31             272              16
  1994.......................................         130          112              31             273              16
  1995.......................................         116           80              13             209              13


                                                           NATURAL GAS
                                                    (BILLIONS OF CUBIC FEET)

                                               -----------------------------------
                                                  U.S.*        U.K.        TOTAL
                                               -----------  -----------  ---------
BALANCE AT DECEMBER 31, 1992.................       1,510          427       1,937
  Revisions of previous estimates............           5           52          57
  Improved recovery..........................           1           --           1
  Purchases of minerals in place.............           4           --           4
  Sales of minerals in place.................         (66)          --         (66)
  Extensions and discoveries.................         168           --         168
  Production.................................        (191)         (29)       (220)

                                                    -----          ---   ---------
BALANCE AT DECEMBER 31, 1993.................       1,431          450       1,881
  Revisions of previous estimates............          23            4          27
  Improved recovery..........................          --           --          --
  Purchases of minerals in place.............           2            4**         6
  Sales of minerals in place.................        (115)        (248)       (363)
  Extensions and discoveries.................         188           --         188
  Production.................................        (196)         (23)       (219)

                                                    -----          ---   ---------
BALANCE AT DECEMBER 31, 1994.................       1,333          187       1,520
  Revisions of previous estimates............          62            5          67
  Improved recovery..........................           1           --           1
  Purchases of minerals in place.............           4           --           4
  Sales of minerals in place.................         (56)        (149)       (205)
  Extensions and discoveries.................         125           --         125
  Production.................................        (171)         (18)       (189)

                                                    -----          ---   ---------
BALANCE AT DECEMBER 31, 1995.................       1,298           25       1,323

                                                    -----          ---   ---------
                                                    -----          ---   ---------
PROVED DEVELOPED RESERVES AT DECEMBER 31
  1992.......................................       1,069          121       1,190
  1993.......................................       1,010           95       1,105
  1994.......................................         907          143       1,050
  1995.......................................         881           15         896

------------------------
 *Natural  gas reserve volumes include  liquefiable hydrocarbons approximating 5
  percent  of  total  gas  reserves  which  are  recoverable  downstream.   Such
  recoverable liquids also have been included in natural gas liquids reserve volumes.

**Represents reserves received in the asset exchange. These amounts have been excluded in calculating FD&A and reserve replacement (see Note 17).

STANDARDIZED MEASURE

    The standardized measure of discounted future net cash flows from estimated production of proved oil and gas reserves after income taxes is presented in accordance with the provisions of SFAS No. 69, "Disclosures about Oil and Gas Producing Activities." In computing this data, assumptions other than those mandated by SFAS No. 69 could produce substantially different results. The Company cautions against viewing this information as a forecast of future economic conditions or revenues.

    The standardized measure has been prepared assuming year-end selling prices adjusted for future fixed and determinable contractual price changes, year-end development and production costs, year-end statutory tax rates adjusted for future tax rates already legislated and a 10 percent annual discount rate. The year-end realized prices were $17.95, $15.31 and $11.75 per barrel of oil and $2.27, $1.82 and $2.03 per mcf of gas for 1995, 1994 and 1993.

                                                                       UNITED     UNITED      OTHER
                                                                       STATES     KINGDOM    FOREIGN     TOTAL
                                                                      ---------  ---------  ---------  ---------
                                                                                (MILLIONS OF DOLLARS)
1995
  Future cash inflows...............................................  $   6,558  $   2,237  $     548  $   9,343
  Future production and development costs...........................     (2,618)    (1,661)      (353)    (4,632)
  Future income tax expenses........................................     (1,289)      (129)       (47)    (1,465)
                                                                      ---------  ---------  ---------  ---------
  Future net cash flows.............................................      2,651        447        148      3,246
  Discount at 10 percent............................................     (1,060)       (61)       (68)    (1,189)
                                                                      ---------  ---------  ---------  ---------
  Standardized measure..............................................  $   1,591  $     386  $      80  $   2,057
                                                                      ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------
1994
  Future cash inflows...............................................  $   5,729  $   3,631  $   1,140  $  10,500
  Future production and development costs...........................     (2,950)    (2,627)      (894)    (6,471)
  Future income tax expenses........................................       (847)       (80)       (70)      (997)
                                                                      ---------  ---------  ---------  ---------
  Future net cash flows.............................................      1,932        924        176      3,032
  Discount at 10 percent............................................       (689)      (240)       (73)    (1,002)
                                                                      ---------  ---------  ---------  ---------
  Standardized measure..............................................  $   1,243  $     684  $     103  $   2,030
                                                                      ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------

SUMMARY OF CHANGES IN THE STANDARDIZED MEASURE

                                                                                  1995       1994       1993
                                                                                ---------  ---------  ---------
                                                                                     (MILLIONS OF DOLLARS)
Balance, beginning of year....................................................  $   2,030  $   1,428  $   2,408
Increase (decrease) in discounted future net cash flows:
  Sales of oil and gas production, net of related costs.......................       (579)      (596)      (606)
  Revisions to estimates of proved reserves:
    Prices....................................................................        671      1,040     (1,389)
    Development costs.........................................................         20        390          3
    Production costs..........................................................         67       (865)        99
    Quantities................................................................         71         14         --
    Other.....................................................................       (140)       292        (89)
  Extensions, discoveries and improved recovery, less related costs...........        345        233        111
  Development costs incurred during the period................................        229        219        321
  Purchases of reserves in place..............................................         12         89         53
  Sales of reserves in place..................................................       (536)       (83)       (59)
  Accretion of discount.......................................................        219        177        298
  Income taxes................................................................       (352)      (308)       278
                                                                                ---------  ---------  ---------
Balance, end of year..........................................................  $   2,057  $   2,030  $   1,428
                                                                                ---------  ---------  ---------
                                                                                ---------  ---------  ---------

QUARTERLY FINANCIAL INFORMATION

                                                                                   QUARTER ENDED
                                                              --------------------------------------------------------
                                                               MARCH 31      JUNE 30     SEPTEMBER 30     DECEMBER 31     TOTAL
                                                              -----------  -----------  ---------------  -------------  ---------
                                                                        (MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
Revenue:
  1995......................................................   $     293    $     285      $     345       $     206    $   1,129
                                                              -----------       -----          -----           -----    ---------
                                                              -----------       -----          -----           -----    ---------
  1994
    As reported.............................................   $     260    $     255      $     271
    Restatement of other revenues for accounting change.....          --           --              2
                                                              -----------       -----          -----
    As restated.............................................   $     260    $     255      $     273       $     284    $   1,072
                                                              -----------       -----          -----           -----    ---------
                                                              -----------       -----          -----           -----    ---------
Gross profit:*
  1995......................................................   $      84    $      68      $      45       $      50    $     247
                                                              -----------       -----          -----           -----    ---------
                                                              -----------       -----          -----           -----    ---------
  1994......................................................   $      50    $      53      $      45       $      76    $     224
                                                              -----------       -----          -----           -----    ---------
                                                              -----------       -----          -----           -----    ---------
Net income (loss):
  1995
    Before extraordinary item...............................   $      13    $      25      $     108       $      12    $     158
    Extraordinary item......................................          --          (14)            (1)             (8)         (23)
                                                              -----------       -----          -----           -----    ---------
                                                               $      13    $      11      $     107       $       4    $     135
                                                              -----------       -----          -----           -----    ---------
                                                              -----------       -----          -----           -----    ---------
  1994**
    As reported
      Before extraordinary item.............................   $    (140)   $     (41)     $     (44)
      Extraordinary item....................................          --           --            (12)
                                                              -----------       -----          -----
                                                               $    (140)   $     (41)     $     (56)
                                                              -----------       -----          -----
                                                              -----------       -----          -----
    As restated
      Before extraordinary item and cumulative effect of
       accounting change....................................   $     (60)   $      (7)     $     (12)      $      14    $     (65)
      Extraordinary item....................................          --           --            (12)             --          (12)
      Cumulative effect of accounting change................        (948)          --             --              --         (948)
                                                              -----------       -----          -----           -----    ---------
                                                               $  (1,008)   $      (7)     $     (24)      $      14    $  (1,025)
                                                              -----------       -----          -----           -----    ---------
                                                              -----------       -----          -----           -----    ---------

QUARTERLY FINANCIAL INFORMATION

                                                                               QUARTER ENDED
                                                      ---------------------------------------------------------------
                                                      MARCH 31     JUNE 30    SEPTEMBER 30    DECEMBER 31     TOTAL
                                                      ---------  -----------  -------------  -------------  ---------
                                                              (MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
Net income (loss) per share of common stock:
  1995
    Before extraordinary item.......................  $     .13   $     .25     $    1.04      $     .12    $    1.54
    Extraordinary item..............................         --        (.14)         (.01)          (.08)        (.22)
                                                      ---------       -----        ------          -----    ---------
                                                      $     .13   $     .11     $    1.03      $     .04    $    1.32
                                                      ---------       -----        ------          -----    ---------
                                                      ---------       -----        ------          -----    ---------
  1994**
    As reported
      Before extraordinary item.....................  $   (1.44)  $    (.43)    $    (.45)
      Extraordinary item............................         --          --          (.12)
                                                      ---------       -----        ------
                                                      $   (1.44)  $    (.43)    $    (.57)
                                                      ---------       -----        ------
                                                      ---------       -----        ------
    As restated
      Before extraordinary item and
       cumulative effect of accounting
       change.......................................  $    (.62)  $    (.08)    $    (.13)     $     .14    $    (.68)
      Extraordinary item............................         --          --          (.12)            --         (.12)
      Cumulative effect of accounting
       change.......................................      (9.77)         --            --             --        (9.73)
                                                      ---------       -----        ------          -----    ---------
                                                      $  (10.39)  $    (.08)    $    (.25)     $     .14    $  (10.53)
                                                      ---------       -----        ------          -----    ---------
                                                      ---------       -----        ------          -----    ---------

------------------------
 * Gross  profit  equals  oil  and  gas revenues  plus  gas  plant  margins less
   production  cost,   exploration   cost  and   depreciation,   depletion   and
   amortization.

** See Notes 1 and 7.

                              ORYX ENERGY COMPANY
                        DIRECTORS OF ORYX ENERGY COMPANY

Jerry W. Box
 Executive Vice President and Chief
  Operating Officer

William E. Bradford
 Dresser Industries, Inc.
 President and Chief Executive Officer

Robert B. Gill
 J.C. Penney Company, Inc.
 Retired Vice Chairman of the Board

David S. Hollingsworth
 Hercules Incorporated
 Retired Chairman of the Board and Chief
  Executive Officer

Robert L. Keiser
 Chairman of the Board, Chief Executive
  Officer, and President

Edward W. Moneypenny
 Executive Vice President, Finance, and Chief
  Financial Officer

Charles H. Pistor, Jr.
 Southern Methodist University
  Retired Vice Chair

Paul R. Seegers
 Seegers Enterprises
 President
 Centex Corporation
  Retired Chairman of the Board and Chief
    Executive Officer

Ian L. White-Thomson
 U.S. Borax Inc.
 President and Chief Executive Officer

COMMITTEES OF THE BOARD

AUDIT COMMITTEE

Paul R. Seegers, Chairman
William E. Bradford
Robert B. Gill
Ian L. White-Thomson

BOARD POLICY AND NOMINATING COMMITTEE

Charles H. Pistor, Jr., Chairman
William E. Bradford
Paul R. Seegers

COMPENSATION COMMITTEE

David S. Hollingsworth, Chairman
Robert B. Gill
Ian L. White-Thomson

EXECUTIVE COMMITTEE
Robert L. Keiser, Chairman
Jerry W. Box
Edward W. Moneypenny
Charles H. Pistor, Jr.

MLP COMMITTEE
Jerry W. Box
Robert L. Keiser
Edward W. Moneypenny

PRINCIPAL OFFICERS OF ORYX ENERGY COMPANY

Jerry W. Box
 Executive Vice President and Chief
  Operating Officer

David F. Chavenson
 Treasurer

Sherri T. Durst
 General Auditor

Frances G. Heartwell
 Vice President, Human Resources
  and Administration

Robert L. Keiser
 Chairman of the Board, Chief Executive
  Officer, and President

William C. Lemmer
 Vice President, General Counsel and
  Secretary

Edward W. Moneypenny
 Executive Vice President, Finance, and Chief
  Financial Officer

Robert L. Thompson
 Comptroller and Corporate Planning
  Director

                              ORYX ENERGY COMPANY
                OF INTEREST TO ORYX ENERGY COMPANY SHAREHOLDERS

PRINCIPAL OFFICE     TRANSFER AGENT AND REGISTRAR                ANNUAL MEETING

13155 Noel Road      Chemical Mellon Shareholder Services, LLC   Thursday, May 2, 1996
Dallas, Texas 75240  Shareholder Relations Department            9:00 a.m.
                     P.O. Box 3068                               Cityplace Conference Center
                     New York, N.Y. 10116-3068                   2711 North Haskell
                     1-800-648-8393                              Dallas, Texas 75204

    For further information about the meeting, please contact the Company's Secretary at our principal office.

PUBLICATIONS AVAILABLE TO SHAREHOLDERS

    We will be pleased to furnish the following reports to shareholders who write to Shareholders Relations at our principal office, or call 1-800-846-ORYX:

    Quarterly Report -- a review of new developments and quarterly financial and operating results, published for quarters ending in March, June and September

    Form 10-K -- Annual Report for 1995 filed with the SEC (excluding exhibits)

    Exhibits are available upon request at a reasonable charge.

INTERNET ADDRESS

    Oryx Annual and Quarterly Reports can be viewed at the following address: http://www.oryx.com

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

    The Company's notice of annual meeting, proxy statement and proxy card are mailed about one month before the annual meeting.

MARKET FOR ORYX ENERGY COMMON STOCK AND RELATED SECURITY MATTERS

    The Common Stock, $1 par value, of the Company trades on the New York Stock Exchange under the symbol "ORX." The following table sets forth the high and low sales prices, as reported on the New York Stock Exchange Composite Transactions quotations, and the dividends paid for the periods indicated:

                                                                                HIGH        LOW      DIVIDENDS
                                                                               -------    -------   -----------
1995:
  First quarter.............................................................   $13 1/4    $ 9 7/8    $      --
  Second quarter............................................................   $14 3/4    $12        $      --
  Third quarter.............................................................   $14 3/4    $12 5/8    $      --
  Fourth quarter............................................................   $14        $10 3/4    $      --
1994:
  First quarter.............................................................   $20        $15 7/8    $      --
  Second quarter............................................................   $18 1/4    $14 3/8    $      --
  Third quarter.............................................................   $16        $13 7/8    $      --
  Fourth quarter............................................................   $15 1/8    $10 5/8    $      --

    The Company had 32,438 holders of record of Common Stock as of February 26, 1996.