Form 10-K405, Exhibit 13
period 1996-12-31
ORYX ENERGY CO
filed 1997-03-26
CIK 836442

                                                                      EXHIBIT 13


                            AS WE CONTINUE TO FOCUS
                    ON THE KEY FACTORS THAT HAVE DRIVEN OUR
                     TURNAROUND, WE BELIEVE THAT THE FUTURE
                         WILL BE EVEN MORE SUCCESSFUL.

                                   [PHOTO]



                        NET EXPLORATORY WELLS DRILLED
                                  92      13
                                  93      10
                                  94       7
                                  95       3
                                  96       4




MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS Management's discussion and analysis of the Company's financial position and results of operations which follows should be read in conjunction with the Consolidated Financial Statements and Selected Financial Data included in this report.

LIQUIDITY AND CAPITAL RESOURCES ED&A outlays were $500 million in 1996, $300 million in 1995 and $314 million in 1994. In 1996, 18 percent of the Company's total ED&A investment was on exploration and 82 percent on development and acquisition. In 1997, total ED&A outlays are expected to be $520 million of which about 72 percent is targeted for development and 28 percent for exploration, primarily in the U.S. FD&A costs per eb were $4.50 in 1996. The average FD&A cost for the five years 1992 through 1996 was $4.86 per eb and the average production replacement rate was 101 percent. In 1996, the Company replaced 153 percent of its production.

     The Company's cash flow available for investment will continue to be affected by prevailing oil and gas prices, costs and volumes. Volatility in oil and gas prices experienced over the past several years is expected to continue. The Company is basing its 1997 investment plans on oil and gas spot prices averaging $19.75 per barrel WTI and $2.05 per mmbtu HH. These assumptions are subject to change, along with the associated investment levels.

     On October 29, 1996, the Company completed the acquisition of additional interests in the Ninian, Hutton, Lyell and Murchison fields as well as the Columba field and surrounding

RESERVES ADDED/DISCOVERY        NUMBER OF EMPLOYEES    PRODUCTION PER EMPLOYEE
      (mmeb/well)                    (hundreds)            (meb/employee)
     92      12.8                    92      16              92      53
     93      19.7                    93      15              93      51
     94      30.2                    94      12              94      67
     95      35.8                    95      12              95      61
     96      32.6                    96      10              96      70




acreage in the U.K. North Sea for $91 million cash. Oryx was operator of three of the fields and became operator of Ninian in February 1997.

     During 1995, the Company generated $517 million of net proceeds from the sale of certain assets in order to reduce debt. The U.K. North Sea Alba Field and Block 48/15a interests were sold for $270 million and $120 million respectively. The Company also sold certain assets in the U.S. for $77 million and all of its assets in Indonesia and Gabon for $67 million and $2 million respectively.

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

     In August 1995, a swap option, in the notional amount of $250 million sold by the Company in 1993 for $14 million, was exercised by the counterparties, thereby obligating the Company, commencing September 15, 1995 and continuing through September 15, 1998, to pay an annual rate of 9.75 percent while receiving LIBOR (5.875 percent at September 15, 1996, to be reset at six-month intervals). The $14 million of proceeds previously received is being amortized and netted against the interest expense associated with the exercise of the swap option.

     The Company called for redemption on October 30, 1995 its $138 million 10 3/8% Debentures at 106.471 percent of par plus accrued interest, which resulted in an $8 million extraordinary loss (net of $3 million of income tax) in the fourth quarter. The redemption was funded with proceeds from divestments.

     On October 20, 1995, the Company issued $100 million 8% Notes Due October 15, 2003 and $150 million 8.125% Notes Due October 15, 2005. The net proceeds of $245 million were applied to the redemption of the Company's $250 million 9.75% Notes Due September 15, 1998 on November 30, 1995 at par plus accrued interest. The Company's total debt was $1,187 million, $1,203 million and $1,711 million at December 31, 1996, 1995 and 1994.

     On July 11, 1996, the Company issued $150 million 8 3/8% Notes Due July 15, 2004. The net proceeds of $149 million were used to refinance debt outstanding under the Company's Revolver, uncommitted lines of credit and commercial paper. These vehicles had been utilized to refinance $100 million of the Company's 9.30% Notes that matured in May 1996 and $35 million of the Company's 6.05% Medium Term Notes that matured in February 1996.

CRUDE & CONDENSATE PRICE     CRUDE & CONDENSATE PRODUCTION   NATURAL GAS PRICE
      92     18.77                     92     119               92     1.83
      93     16.08                     93     110               93     1.98
      94     15.06                     94     121               94     1.90
      95     16.53                     95     114               95     1.77
      96     19.56                     96     109               96     2.14


   Cash was $9 million at the end of 1996 and $20 million at the end of 1995. The Company's current borrowing capacity is more than adequate to meet its needs under existing economic conditions. Moreover, the Revolver is available to support the outstanding commercial paper program, potential refinancing needs and general liquidity.

     During 1996, Moody's Investors Service upgraded the Company's senior unsecured debentures to Ba2 from Ba3 and the convertible subordinated debenture to B1 from B2.

     During 1995, holders of the Company's Series B Junior Cumulative Convertible Preference Stock (Series B Preference) converted the remaining shares of Series B Preference into common stock on a share-for-share basis.

     Following a reduction of the amount of the quarterly dividend on common stock in 1992, from $.30 per share to $.10 per share, in 1994, the Board of Directors suspended the dividend.

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

FINANCIAL PERFORMANCE Net income in 1996 was $163 million. The realized oil price in 1996 increased 20 percent to $19.56 per barrel. The increase in 1996 followed a 9 percent increase in 1995 compared to 1994. The Company's realized U.S. gas price in 1996 increased 24 percent to $2.14 per mcf. In 1996, production volumes decreased 4 percent as a direct result of 1995 asset sales. Total costs and expenses decreased 9 percent to $882 million in 1996 from $968 million in 1995, excluding the 1995 restructuring provision. Operating costs decreased 28 percent in 1996 due to divestments and cost efficiency measures. Interest and debt expense decreased 24 percent in 1996 due to lower debt. Production taxes increased 52 percent in 1996 primarily due to higher prices.

     Net income in 1995 was $135 million which included net gains of $137 million from the sale of assets, a $23 million extraordinary item related to early extinguishment of debt (see Note 12 to the Consolidated Financial Statements) and a $16 million net restructuring charge. Production volumes decreased 10 percent as a direct result of the sale of producing assets. Total costs and expenses decreased 10 percent to $968 million in 1995 from $1,080 in 1994, excluding the restructuring provision.

     The net loss for 1994 was $1,025 million, which included a $948 million cumulative effect of an accounting change (see Note 8 to the Consolidated Financial Statements), a $12 million extraordinary item related to early retirement of debt (see Note 12 to the Consolidated Financial Statements) and a $59 million restructuring charge (net of $33 million of income tax). Production volumes increased 5 percent primarily from the U.K. North Sea. Depreciation, depletion and amortization expense declined 31 percent because of the accounting change which decreased the Company's producing property balance $1,355 million. (See Note 8 to the Consolidated Financial Statements.) General and administrative expense decreased 20 percent primarily because of fewer employees and capitalized interest decreased 76 percent because of the completion of certain development projects. Total costs and expenses decreased 7 percent to $1,080 million in 1994 excluding the restructuring provision.

           NATURAL GAS PRODUCTION          TOTAL DEBT LEVELS
                 (mmcf/d)                     ($ billion)
                92     679                    92     1.71
                93     603                    93     1.77
                94     600                    94     1.71
                95     518                    95     1.20
                96     500                    96     1.19



RESTRUCTURING CHARGES The Company incurred provisions for restructuring of $25 million in 1995 and $92 million in 1994. The 1994 provision consisted of a charge of $161 million provided in the first quarter, revised to $76 million because of the accounting change, and $16 million provided in the fourth quarter. The restructuring program involves some consolidation of the Company's business. The net result of these actions was a reduction of approximately 600 positions which, along with other actions taken, led to cost reductions for 1996. For analysis of the restructuring provisions, see Note 6 to the Consolidated Financial Statements.

HEDGING ARRANGEMENTS The Company, from time to time, enters into hedging arrangements for foreign currencies, interest rates and oil and gas prices. The Company has entered into contracts to hedge approximately 33 percent of its 1997 crude oil production. Collar agreements were employed to hedge approximately 12 percent of production at an average floor price of $19.90 WTI per barrel and an average ceiling price of $22.49 WTI per barrel, put contracts comprise 11 percent of production at an average floor price of $19.65 WTI per barrel and swap agreements hedge 2 percent of production at an average price of $19.25 WTI per barrel. In addition, the Company has sold forward Brent crude at $19.23 per barrel which is approximately 8 percent of its estimated 1997 crude oil production. Approximately 35 percent of its estimated 1997 U.S. gas production is under hedging agreements at an average price of $2.08 HHper mmbtu comprised of 18 percent hedged using collars at an average floor price of $2.13 HH per mmbtu and an average ceiling price of $2.51 HH per mmbtu, 14 percent hedged via put contracts at an average floor price of $2.02 HH per mmbtu, and 3 percent utilizing swap agreements at an average price of $2.06 HH per mmbtu. (See Note 2 to the Consolidated Financial Statements.)

MARKETING During the fourth quarter of 1995, the Company, Apache Corporation and Parker & Parsley Petroleum Company formed Producers Energy Marketing, LLC (ProEnergy). ProEnergy purchases substantially all of its members' U.S. gas production at index prices.

INCOME TAXES Oryx Energy adopted SFAS No. 109, "Accounting for Income Taxes," effective January 1, 1992. The effect for remeasurement of foreign deferred tax was a charge of $2 million in 1994, no effect in 1995 and a charge of $6 million in 1996. As a result of applying the provisions of SFAS No. 109, a non-cash charge or credit is included in business results based on the change in foreign exchange rates and the corresponding impact on the net deferred tax liability. The Company believes these items tend to distort current period business results and should be disregarded in analyzing its current business.

ENVIRONMENTAL The Company's oil and gas operations are subject to stringent environmental regulations. The Company is dedicated to the preservation of the environment and has committed significant resources to comply with such regulations. Although it has been named as a potentially responsible party at sites related to past operations, the Company believes it is in general compliance with applicable governmental regulations and that the potential costs to it, in the aggregate, are not material to its financial condition. However, risks of substantial costs and liabilities are inherent to the oil and gas business. Should other developments occur, such as increasingly strict environmental laws, regulations and enforcement policies or claims for damages resulting from the Company's operations, they could result in additional costs and liabilities in the future. (See Note 19 to the Consolidated Financial Statements.)

                            SELECTED FINANCIAL DATA
                              Oryx Energy Company


YEAR ENDED DECEMBER 31
(Millions of Dollars, Except
Per Share Amounts)                          1996          1995          1994          1993          1992
---------------------------------------------------------------------------------------------------------

FOR THE PERIOD
Revenues                                  $ 1,147       $ 1,129       $ 1,072       $ 1,054       $ 1,392
Income (loss) before extraordinary
     item and cumulative effect
     of accounting change (1)             $   163       $   158       $   (65)      $   (93)      $    73
Net income (loss) (1)                     $   163       $   135       $(1,025)      $  (100)      $    14
Income (loss) per share of common
     stock before extraordinary item
     and cumulative effect
     of accounting change (1)             $  1.55       $  1.54       $  (.68)      $ (1.01)      $   .74
Net income (loss) per share
     of common stock (1)                  $  1.55       $  1.32       $(10.53)      $ (1.08)      $   .06
Cash dividends per share
     of common stock (2)                  $    --       $    --       $    --       $   .40       $   .80
Cash dividends per share
     of preferred stock (3)               $    --       $   .05       $  .175       $  .725       $  1.25
ED&A outlays (4)                          $   500       $   300       $   314       $   451       $   390

AT END OF PERIOD
Total assets (1)                          $ 1,935       $ 1,666       $ 2,118       $ 3,624       $ 3,738
Long-term debt                            $ 1,183       $ 1,051       $ 1,546       $ 1,741       $ 1,489
Shareholders' equity (deficit)(5)         $   (37)      $  (209)      $  (347)      $   676       $   817


(1) Net income for 1996 includes a $6 million charge for remeasurement of foreign deferred taxes and a $1 million after-tax loss on asset disposals. Net income for 1995 includes $137 million of after-tax gains on asset disposals, a $16 million after-tax charge for costs associated with the Company's restructuring and a $23 million extraordinary loss net of taxes from debt costs. (See Notes 6 and 12 to the Consolidated Financial Statements.) Effective January 1, 1994, the Company adopted a new policy for determining the ceiling test for its oil and gas properties. A one-time non-cash charge of $948 million after-tax for the cumulative effect of the change was recognized in the earnings for 1994 (see Note 8 to the Consolidated Financial Statements). Additionally, net loss for 1994 includes a $59 million after-tax charge for costs associated with the Company's restructuring program, a $12 million extraordinary loss net of taxes from debt costs and a $2 million charge for the remeasurement of foreign deferred taxes (see Notes 6 and 12 to the Consolidated Financial Statements). Net loss for 1993 includes $5 million of after-tax losses on asset disposals, a $7 million extraordinary loss net of taxes from the repurchase of indebtedness and a $5 million benefit for remeasurement of foreign deferred taxes (see Note 12 to the Consolidated Financial Statements). Net income for 1992 includes $19 million of after-tax gains on asset disposals, a $9 million after-tax charge for costs associated with the Company's restructuring program and a $59 million benefit for remeasurement of foreign deferred taxes.

(2) In June 1992, the Company announced the reduction of the quarterly cash dividend on its $1.00 par value common stock (Common Stock) from $.30 to $.10 per share. In January 1994, the Company announced the suspension of its quarterly cash dividend of $.10 per share.

(3) On September 11, 1990, the Company issued 7,259,394 shares of Series B Junior Cumulative Convertible Preference Stock (Series B Preference Stock). In November 1994, 2 million shares of Series B Preference Stock were converted into Common Stock. During 1995, the remaining 5,259,394 shares of Series B Preference Stock were converted into Common Stock.

(4) Exploration, development and acquisition outlays (ED&A outlays) exclude capitalized interest of $17 million, $10 million, $11 million, $46 million and $43 million for 1996, 1995, 1994, 1993 and 1992.

(5) Shareholders' equity (deficit) at December 31, 1996, 1995 and 1994 includes the $948 million charge for the cumulative effect of the change in the Company's policy for determining the ceiling test for its oil and gas properties (see Note 8 to the Consolidated Financial Statements). Shareholders' equity (deficit) at December 31, 1996, 1995, 1994, 1993 and 1992 includes the effects of the sale of 17,250,000 shares of Common Stock in August 1992.

                       CONSOLIDATED STATEMENTS OF INCOME
                              Oryx Energy Company

YEAR ENDED DECEMBER 31
(Millions of Dollars, Except Per Share Amounts)                                   1996         1995          1994
------------------------------------------------------------------------------------------------------------------
REVENUES
Oil and gas (Note 3)                                                           $ 1,168       $ 1,014       $ 1,082
Other-net (Note 4)                                                                 (21)          115           (10)
                                                                               -------       -------       -------
                                                                                 1,147         1,129         1,072
                                                                               -------       -------       -------
COSTS AND EXPENSES
Operating costs                                                                    239           330           374
Production taxes (Note 5)                                                          160           105           112
Exploration costs                                                                   56            59           104
Depreciation, depletion and amortization                                           276           276           271
General and administrative expense                                                  58            64            68
Interest and debt expense                                                          110           144           162
Interest capitalized                                                               (17)          (10)          (11)
Provision for restructuring (Note 6)                                               --             25            92
                                                                               -------       -------       -------
                                                                                   882           993         1,172
                                                                               -------       -------       -------
Income (loss) before extraordinary item, cumulative effect of
     accounting change and provision (benefit) for income taxes                    265           136          (100)
Provision (benefit) for income taxes (Note 7)                                       96           (22)          (37)
Remeasurement of foreign deferred tax (Notes 1 and 7)                                6           --              2
                                                                               -------       -------       -------
Income (loss) before extraordinary item and cumulative effect
     of accounting change                                                          163           158           (65)
Extraordinary item (Note 12)                                                       --            (23)          (12)
Cumulative effect of accounting change (Note 8)                                    --            --           (948)
                                                                               -------       -------       -------
NET INCOME (LOSS)                                                                  163           135        (1,025)
Less preferred stock dividends                                                     --            --              1
                                                                               -------       -------       -------
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCK                                 $   163       $   135       $(1,026)
                                                                               =======       =======       =======
NET INCOME (LOSS) PER SHARE OF COMMON STOCK (Note 9):
     Before extraordinary item and cumulative effect of accounting change      $  1.55       $  1.54       $  (.68)
     Extraordinary item                                                            --           (.22)         (.12)
     Cumulative effect of accounting change                                        --            --          (9.73)
                                                                               -------       -------       -------
     Net income (loss)                                                         $  1.55       $  1.32       $(10.53)
                                                                               =======       =======       =======


Weighted average number of common and common
     equivalent shares outstanding (millions of shares)                          105.0         102.4          97.4
                                                                               =======       =======       =======

(See Accompanying Notes)

                          CONSOLIDATED BALANCE SHEETS
                              Oryx Energy Company

DECEMBER 31 (Millions of Dollars)                              1996          1995
----------------------------------------------------------------------------------

ASSETS
Current Assets
     Cash and cash equivalents                               $     9       $    20
     Accounts receivable and other current assets                241           161
                                                             -------       -------
Total Current Assets                                             250           181
Properties, Plants and Equipment (Note 10)                     1,627         1,426
Deferred Charges and Other Assets                                 58            59
                                                             -------       -------
Total Assets                                                 $ 1,935       $ 1,666
                                                             =======       =======

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current Liabilities
     Accounts payable                                        $   130       $   106
     Accrued liabilities (Note 11)                               251           196
     Current portion of long-term debt (Note 12)                   4           152
                                                             -------       -------
Total Current Liabilities                                        385           454
Long-Term Debt (Note 12)                                       1,183         1,051
Deferred Income Taxes (Note 7)                                   248           207
Deferred Credits and Other Liabilities (Note 19)                 156           163
Commitments and Contingent Liabilities (Note 13)
Shareholders' Deficit (Note 14)
     Preferred stock, $1 par value; 22,740,606 shares
         authorized; none issued or outstanding                   --            --
     Common stock, $1 par value; 250,000,000 shares
         authorized; 126,703,550 shares issued in
         1996 and 1995, 104,982,628 and 104,454,562
         shares outstanding in 1996 and 1995                     124           124
     Additional paid-in capital                                1,821         1,821
     Accumulated deficit                                        (895)       (1,051)
                                                             -------       -------
                                                               1,050           894
     Less common stock in treasury, at cost; 18,719,046
         and 19,247,112 shares in 1996 and 1995                 (988)       (1,004)
     Less loan to ESOP                                           (99)          (99)
                                                             -------       -------
Shareholders' Deficit                                            (37)         (209)
                                                             -------       -------
Total Liabilities and Shareholders' Deficit                  $ 1,935       $ 1,666
                                                             =======       =======

The successful efforts method of accounting is followed. (See Accompanying
Notes)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                              Oryx Energy Company

YEAR ENDED DECEMBER 31 (Millions of Dollars)                        1996          1995          1994
----------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS FROM OPERATING ACTIVITIES
Net Income (Loss)                                                $   163       $   135       $(1,025)
     Adjustments to reconcile net income (loss) to net
       cash from operating activities:
         Depreciation, depletion and amortization                    276           276           271
         Dry hole costs and leasehold impairment                      20            21            57
         Deferred income taxes                                        66            33            10
         (Gain) loss on sale of assets, net of taxes                   1          (137)          --
         Provision for restructuring, net of taxes                   --             16            59
         Extraordinary item                                          --             23            12
         Cumulative effect of accounting change                      --            --            948
         Other                                                        14            10             5
                                                                 -------       -------       -------
                                                                     540           377           337
     Changes in working capital:
         Accounts receivable and other current assets                (81)            9            14
         Accounts payable                                             24           --            (14)
         Accrued liabilities                                          52           (61)          (41)
                                                                 -------       -------       -------
NET CASH FLOW PROVIDED FROM OPERATING ACTIVITIES                     535           325           296
                                                                 -------       -------       -------
CASH AND CASH EQUIVALENTS FROM INVESTING ACTIVITIES
     Capital expenditures                                           (484)         (273)         (281)
     Proceeds from divestments, net of current taxes                   7           517            78
     Other                                                           (51)          (25)          (30)
                                                                 -------       -------       -------
NET CASH FLOW PROVIDED FROM (USED FOR) INVESTING ACTIVITIES         (528)          219          (233)
                                                                 -------       -------       -------
CASH AND CASH EQUIVALENTS FROM FINANCING ACTIVITIES
     Proceeds from borrowings                                        221           259           123
     Repayments of long-term debt                                   (239)         (793)         (185)
     Cash dividends paid on preferred stock                          --            --             (1)
                                                                 -------       -------       -------
NET CASH FLOW USED FOR FINANCING ACTIVITIES                          (18)         (534)          (63)
                                                                 -------       -------       -------

CHANGES IN CASH AND CASH EQUIVALENTS                                 (11)           10           --
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                        20            10            10
                                                                 -------       -------       -------
CASH AND CASH EQUIVALENTS AT END OF YEAR                         $     9       $    20       $    10
                                                                 =======       =======       =======

(See Accompanying Notes)

          CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIT
                              Oryx Energy Company

                                          COMMON STOCK       PREFERRED STOCK                              COMMON STOCK
                                   -------------------    ------------------ ADDITIONAL               HELD IN TREASURY         LOAN
                                      NUMBER       PAR       NUMBER      PAR    PAID-IN  ACCUMULATED  ----------------           TO
                                   OF SHARES     VALUE    OF SHARES    VALUE    CAPITAL      DEFICIT   SHARES     COST         ESOP
------------------------------------------------------------------------------------------------------------------------------------
(Millions of Dollars, Thousands of Shares)

At December 31, 1993                 123,702   $    124     7,259   $      7   $  2,204   $   (155)   (26,769)  $ (1,402)  $   (102)
     Net loss                                                                               (1,025)
     Issuance from treasury                                                          (1)                   13          1
     Preferred stock conversion                            (2,000)        (2)      (105)                2,000        107
     Cash dividends declared:
         Preferred - $.175 per share                                                            (1)
     Repayment of loan to ESOP                                                                                                    3
                                     -------   --------     -----   --------   --------   --------    -------   --------   --------

At December 31, 1994                 123,702        124     5,259          5      2,098     (1,181)   (24,756)    (1,294)       (99)
     Net income                                                                                135
     Issuance from treasury                                                                     (5)       250          7
     Preferred stock conversion                            (5,259)        (5)      (277)                5,259        283
     Cash dividends declared:
         Preferred - $.05 per share                                                             --
                                     -------   --------     -----   --------   --------   --------    -------   --------   --------

At December 31, 1995                 123,702        124        --         --      1,821     (1,051)   (19,247)    (1,004)       (99)
     Net income                                                                                163
     Issuance from treasury                                                                     (7)       528         16
                                     -------   --------     -----   --------   --------   --------    -------   --------   --------

At December 31, 1996                 123,702   $    124        --   $     --   $  1,821   $   (895)   (18,719)  $   (988)  $    (99)
                                     =======   ========     =====   ========   ========   ========    =======   ========   ========

(See Accompanying Notes)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              Oryx Energy Company

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

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

CAPITALIZATION POLICY Acquisition costs are capitalized when incurred. Costs of unproved properties are transferred to proved properties when proved reserves are added. Exploration costs,including geological and geophysical costs and costs of carrying unproved properties, are charged against income as incurred. Exploratory drilling costs are capitalized initially; however, if it is determined that an exploratory well did not find proved reserves, such capitalized costs are charged to expense, as dry hole costs, at that time. Development costs are capitalized. Costs incurred to operate and maintain wells and equipment are expensed.

LEASEHOLD IMPAIRMENT AND DEPRECIATION, DEPLETION AND AMORTIZATION Periodic valuation provisions for impairment of capitalized costs of unproved properties are expensed. The acquisition costs of proved properties are depleted by the unit-of-production method based on proved reserves by field. Capitalized exploratory drilling costs which result in the addition of proved reserves and development costs are amortized by the unit-of-production method based on proved developed reserves by field.

CEILING TEST The Company performs its ceiling test comparisons on an individual field basis. In December 1995, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Under SFAS No. 121, whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable, the Company reviews for impairment by comparing estimated future cash flows expected to result from the use of an asset and its eventual disposition to the carrying amount of the asset (Note 8). If impairment is indicated, the asset is written down to its fair value based upon its expected future discounted cash flows.

DISMANTLEMENT, RESTORATION AND ABANDONMENT COSTS Estimated costs of future dismantlement, restoration and abandonment are accrued as a component of depreciation, depletion and amortization expense; actual costs are charged to the accrual.

RETIREMENTS Gains and losses on the disposals of fixed assets are generally reflected in income. For certain property groups, the cost less salvage value of property sold or abandoned is charged to accumulated depreciation, depletion and amortization except that gains and losses for these groups are taken into income for unusual retirements or retirements involving an entire property group.

CAPITALIZED INTEREST

The Company capitalizes interest costs incurred as a result of the acquisition and installation of significant assets.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              Oryx Energy Company

INCOME TAXES

Deferred income taxes are provided to reflect the tax consequences in future years of differences between financial statements and tax basis of assets and liabilities at year end in accordance with SFAS No. 109, "Accounting for Income Taxes." The remeasurement provisions of SFAS No. 109 have affected the reported earnings of the Company for 1996 and 1994. Earnings for 1996 and 1994 were decreased by $6 million and $2 million from remeasuring the Company's foreign deferred tax liabilities. Management believes that such non-cash remeasurements distort current period economic results and should be disregarded in analyzing the Company's current business. Future economic results may also be distorted because payment of the deferred tax liability is not expected to occur in the near-term and it is likely that exchange rates will fluctuate prior to the eventual settlement of the liability.

PENSION AND OTHER POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

The Company has established noncontributory defined benefit plans and defined contribution plans to provide retirement benefits for most of its employees. Pension benefits are charged against earnings over the periods in which they are earned by the employees (Note 15).

     In addition to providing pension benefits, the Company provides certain health care and life insurance benefits for retired employees and certain insurance and other postemployment benefits for individuals whose employment is terminated by the Company prior to their normal retirement. Substantially all of the Company's employees may become eligible for postretirement benefits if they reach normal retirement age while working for the Company. The Company recognizes the costs of postretirement benefits other than pensions and postemployment benefits on an accrual basis.

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

INTEREST RATE HEDGING AGREEMENTS

The Company, from time to time, enters into interest rate hedging agreements to alter the floating rate portion of its underlying debt portfolio. Advance proceeds received under such agreements are included in deferred credits and other liabilities and are amortized as offsets to interest and debt expense over the relevant periods. The differentials paid or received during the terms of such agreements are accrued as interest rates change and are recorded as adjustments to interest and debt expense (Note 2).

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

ENVIRONMENTAL COSTS

The Company establishes reserves for environmental liabilities as such liabilities are incurred (Note 19).

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              Oryx Energy Company

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

     Certain items in years prior to 1996 have been reclassified to conform to the 1996 presentation.

2. FINANCIAL INSTRUMENTS

DERIVATIVES

As discussed in Note 1, the Company enters into hedging arrangements for foreign exchange, interest rates and crude oil and natural gas prices with major financial institutions. The Company does not enter into derivative transactions for trading purposes.

     The Company is active in the foreign exchange market to hedge its economic exposures to the British pound. In addition, the Company has minor exposures to other currencies in countries in which it does business. At December 31, 1996 and 1995, the Company had forward and option contracts outstanding with various expiration dates to purchase 13 million and 52 million net British pounds at various prices. At December 31, 1996 and 1995, the fair values of the Company's outstanding foreign exchange contracts, based on quoted market prices, were nil, which approximated their associated carrying values. For the year ended December 31, 1996, the Company did not recognize a net transaction gain or loss but did recognize a net transaction loss of $1 million for the year ended December 31, 1995.

     The Company also participates in various interest rate hedging arrangements to manage the floating rate portion of its debt. At December 31, 1996 and 1995, the Company was a party to interest rate hedging agreements having notional amounts of $600 million, of which $350 million represented interest rate caps (Caps) with maturities in 1997 and 1998. The remaining $250 million represented interest rate swaps (Swaps) expiring in 1998 that had been under option at December 31, 1994 and were subsequently exercised on August 15, 1995. The terms of the Caps expose the Company to interest rate risk when LIBOR (5.6875 percent at December 31, 1996) exceeds 5 percent per year. Under the terms of the Caps, the Company received advance proceeds of $19 million from the counterparties and must pay the excess by which LIBOR exceeds 5 percent on the notional amounts. Under the terms of the Swaps, the Company received advance proceeds of $14 million from the counterparties and must pay an annual rate of 9.75 percent while receiving LIBOR (5.875 percent at September 15, 1996, to be reset at six-month intervals). The terms of the Swaps decrease the exposure of the Company to increases in LIBOR. At December 31, 1996 and 1995, the aggregate carrying values of the gains deferred from the Company's interest rate futures agreements were $15 million and $25 million, and their estimated fair market values, based on market quotes, were $23 million and $37 million.

     At December 31, 1996, the Company was a party to crude oil hedging contracts to hedge about 22 percent of its estimated 1997 crude oil production at an average price of $20.30 WTI per barrel. Approximately 31 percent of its estimated 1997 U.S. natural gas production was hedged at $2.24 HH per mmbtu. At December 31, 1995, the Company was a party to crude oil and natural gas hedging contracts to hedge about 8 percent of its estimated 1996 crude oil production at $18.34 WTI per barrel and approximately 40 percent of its 1996 U.S. natural gas production at $1.81 HH per mmbtu. These arrangements serve to reduce the volatility associated with prices of crude oil and natural gas. The aggregate carrying values of these assets at December 31, 1996 and 1995 were $10 million and $5 million and the aggregate fair values, subject to daily fluctuation, based on quotes from brokers, were approximately $(3) million and $(21) million.

     All of the above mentioned derivative contracts expose the Company to credit risks. The Company has established controls to manage this risk and closely monitors the creditworthiness of its counterparties, which are major institutions. The Company believes that losses from nonperformance are unlikely to occur.

OTHER FINANCIAL INSTRUMENTS

At December 31, 1996 and 1995, the carrying values of the Company's long-term debt, including amounts due within one year, were $1,187 million and $1,203 million (Note 12). At December 31, 1996 and 1995, the aggregate fair values of the Company's long-term debt were approximately $1,220 million and $1,233 million, estimated primarily based on quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              Oryx Energy Company

3. RELATED PARTY TRANSACTIONS

During the fourth quarter of 1995, the Company, Apache Corporation and Parker & Parsley Petroleum Company formed Producers Energy Marketing, LLC (ProEnergy) to jointly market natural gas. As of December 31, 1996, the Company had an ownership interest of 46 percent in ProEnergy; however, ownership varies based on the Company's share of natural gas throughput for the preceding quarter. The Company accounts for its investment in ProEnergy using the equity method and, as of December 31, 1996, had recorded an investment in ProEnergy of $5 million. The Company sells the majority of its domestic natural gas production to ProEnergy at index prices. Full operations commenced in April of 1996 and natural gas sales to ProEnergy totaled $195 million for the nine months ended December 31, 1996. At December 31, 1996, the Company had an outstanding receivable balance of $48 million from ProEnergy.

4. OTHER REVENUES-NET

The components of other revenues were as follows:

(Millions of Dollars)                     1996             1995              1994
---------------------------------------------------------------------------------
Interest income                      $       2         $      8         $       2
Gain (loss) on sale of assets               (2)             124*               --
Miscellaneous                              (21)             (17)              (12)
                                     ---------         --------         ---------
                                     $     (21)        $    115         $     (10)
                                     =========         ========         =========

* Gains generated in 1995 substantially from the sale of the Company's interest in the following properties. During 1995, the Company generated $517 million of net proceeds from the sale of certain assets in order to reduce debt. The U.K. North Sea Alba Field and Block 48/15a interests were sold for $270 million and $120 million respectively. The Company also sold certain assets in the U.S. for $77 million and all of its assets in Indonesia and Gabon for $67 million and $2 million respectively. Asset dispositions, totaling $536 million of gross proceeds, represented 138 million equivalent barrels of proved reserves and 43 thousand average equivalent barrels of production per day.

5. PRODUCTION TAXES

Production taxes consisted of the following:

(Millions of Dollars)                     1996             1995              1994
---------------------------------------------------------------------------------
International royalties              $      37         $     46         $      54
U.S. severance taxes                        31               22                28
U.S. property taxes                          9               11                15
U.K. petroleum revenue taxes                83               26                15
                                     ---------         --------         ---------
                                     $     160         $    105         $     112
                                     =========         ========         =========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              Oryx Energy Company

6. CHANGES IN BUSINESS

In the fourth quarter of 1995, the Company recognized a net $25 million ($16 million after-tax) charge for restructuring. The charge is comprised of a $4 million adjustment to the 1994 restructuring provision (see below) and a $29 million restructuring provision for a plan to achieve further cost reductions.

     An analysis of the 1995 provision for restructuring follows:

                                                               ACTIVITY          BALANCE          ACTIVITY          BALANCE
                                              INITIAL           THROUGH               AT           THROUGH               AT
(Millions of Dollars)                       PROVISION          12/31/95         12/31/95          12/31/96         12/31/96
---------------------------------------------------------------------------------------------------------------------------
Termination and associated costs *          $      10         $      (1)        $      9         $      (9)        $     --
SFAS No. 88 and SFAS No. 106
    (retirement and postretirement
    costs) **                                       5                (5)              --                --               --
Office lease obligation ***                        14                --               14                (1)              13
                                            ---------         ---------         --------         ---------         --------
    Total                                   $      29         $      (6)        $     23         $     (10)        $     13
                                            =========         =========         ========         =========         ========

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

     The expenditures for the 1994 restructuring were substantially complete at December 31, 1995. As a result of $1 million of termination payments made during the first quarter of 1996, expenditures for the 1994 restructuring were completed.

7. INCOME TAXES

Income (loss) before extraordinary item, cumulative effect of accounting change and provision (benefit) for income taxes consisted of the following:

(Millions of Dollars)                                        1996             1995              1994
----------------------------------------------------------------------------------------------------
Before interest expense
     United States income (loss)                         $    220          $    48          $     (2)
     Foreign income                                           138              222                53
Interest expense                                              (93)            (134)             (151)
                                                         --------          -------          --------
                                                         $    265          $   136          $   (100)
                                                         ========          =======          ========

     The provision (benefit) for income taxes for each of the years 1996, 1995 and 1994 is applicable to continuing operations.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              Oryx Energy Company

     The components of the provision (benefit) for income taxes on income
(loss) before extraordinary item and accounting change were as follows:

(Millions of Dollars)                                              1996             1995              1994
----------------------------------------------------------------------------------------------------------
Federal
     Current tax provision (benefit)                          $      15         $    (18)        $     (14)
     Deferred tax provision (benefit)                                44               (9)              (16)
State tax provision (benefit)                                         2                1                (6)
Foreign
     Current tax provision                                           17                3                 9
     Deferred tax provision (benefit)                                18                1               (10)
                                                              ---------         --------         ---------
                                                              $      96         $    (22)        $     (37)
                                                              =========         ========         =========

     Deferred taxes are provided for the impact of differences between the tax basis of assets and liabilities and their reported amounts. Significant components of the Company's deferred income tax assets and liabilities at December 31, 1996 and 1995 were as follows:

(Millions of Dollars)                                                               1996              1995
----------------------------------------------------------------------------------------------------------
Deferred Tax Assets
     AMT credit carryforward                                                     $    54          $     64
     Dismantlement, restoration and abandonment                                       41                38
     Loss on controlled foreign corporations                                          11                12
     Geological and geophysical expenditures                                          15                11
     Contingency accruals                                                             20                17
     Employee benefit accruals                                                        29                38
     Foreign tax credit                                                                9                 9
     Other                                                                             3                --
                                                                                 -------          --------
                                                                                     182               189
                                                                                 -------          --------

Deferred Tax Liabilities
     Items associated with capitalized costs and write-offs                          405               352
     Miscellaneous accrued liabilities                                                25                44
                                                                                 -------          --------
                                                                                     430               396
                                                                                 -------          --------
Net Deferred Tax Liability                                                       $   248          $    207
                                                                                 =======          ========

     No valuation allowance was provided at December 31, 1996 or 1995 as the Company anticipates the results of operations in future years are more likely than not to generate taxable income sufficient to allow utilization of the existing deferred tax assets.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              Oryx Energy Company

     Following is the reconciliation of the tax provision (benefit) calculated at the U.S. statutory tax rate to the Company's actual tax provision (benefit) on income (loss) before extraordinary item and accounting change:

(Millions of Dollars)                                              1996             1995              1994
----------------------------------------------------------------------------------------------------------
U.S. statutory rate calculation                               $      93         $     48         $     (35)
Increase (reduction) in taxes resulting from:
     Benefit of additional tax basis on assets sold                  --              (58)               --
     Other                                                            3              (12)               (2)
                                                              ---------         --------         ---------
Provision (benefit) for income taxes before remeasurement
     of foreign deferred tax                                         96              (22)              (37)
Remeasurement of foreign deferred tax
     as required by SFAS No. 109                                      6               --                 2
                                                              ---------         --------         ---------
Provision (benefit) for income taxes                          $     102         $    (22)        $     (35)
                                                              =========         ========         =========

8. ACCOUNTING CHANGE

In December 1995, the Company adopted SFAS No. 121, which had no material impact for the years ended December 31, 1996 and 1995.

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

9. INCOME PER SHARE

The 5,259,394 shares of Series B Preference Stock in 1994 were common stock equivalents. During 1995, all of these shares were converted to Common Stock and issued from treasury on a share-for-share basis. Conversion of the Series B Preference Stock in 1994 would have been anti-dilutive to the Company's loss per share. The Company has reserved 5,111,438 shares of Common Stock for issuance to the owners of its 7 1/2% Convertible Subordinated Debentures Due 2014 (Debentures). The Debentures are convertible into the Company's Common Stock at any time prior to maturity at $39.125 per share of Common Stock. The Debentures are not common stock equivalents. If conversion of the Debentures were assumed to have occurred, the result would have been anti-dilutive to 1996, 1995 and 1994 income (loss) per share.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              Oryx Energy Company

10. PROPERTIES, PLANTS AND EQUIPMENT

At December 31, the Company's properties, plants and equipment and accumulated depreciation, depletion and amortization were as follows:

(Millions of Dollars)                                                               1996              1995
----------------------------------------------------------------------------------------------------------
Gross investment
     Proved properties                                                          $  5,167         $   4,945
     Unproved properties                                                             147               126
     Other                                                                            40                62
                                                                                --------         ---------
                                                                                   5,354             5,133
                                                                                --------         ---------

Less accumulated depreciation, depletion and amortization
     Proved properties*                                                            3,699             3,650
     Other                                                                            28                57
                                                                                --------         ---------
                                                                                   3,727             3,707
                                                                                --------         ---------
Net investment                                                                  $  1,627         $   1,426
                                                                                ========         =========

* Includes $123 million and $116 million for dismantlement, restoration and abandonment at December 31, 1996 and 1995.

11. ACCRUED LIABILITIES

At December 31, the Company's accrued liabilities were comprised of the following:

(Millions of Dollars)                                                               1996              1995
----------------------------------------------------------------------------------------------------------
Drilling and operating costs                                                    $     90         $      78
Restructuring reserve (Note 6)                                                        13                24
Interest payable                                                                      25                25
Employee related costs and benefits                                                   31                33
Royalties payable                                                                     24                10
Taxes payable                                                                         39                 1
Other                                                                                 29                25
                                                                                --------         ---------
                                                                                $    251         $     196
                                                                                ========         =========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              Oryx Energy Company

12. LONG-TERM DEBT

At December 31, long-term debt consisted of the following:

(Millions of Dollars)                                                               1996              1995
----------------------------------------------------------------------------------------------------------
8.375% Notes Due 2004                                                           $    150         $      --
8% Notes Due 2003                                                                    100               100
8.125% Notes Due 2005                                                                150               150
10% Notes due 1999 and 2001 payable $100 in 1999 and $150 in 2001                    250               250
7.50% Convertible Subordinated Debentures payable $10 annually
     1999 - 2013 and $50 in 2014                                                     200               200
Medium Term Notes, variable and fixed interest rates ranging from 8.65%
     to 9.50% at December 31, 1996 due during 1999 - 2002                             28                75
9.30% Notes due 1996                                                                  --               100
9.50% Notes Due 1999                                                                 100               100
Commercial Paper, variable interest rate ranging from 6.10% to 6.25%
     at December 31, 1996*                                                            70                50
Variable interest rate (ranging from 6.06% to 6.68% at December 31, 1996)
     revolving credit facility (Revolver)                                             65               132
Capitalized lease obligations and other long-term debt due 1997 - 2002                74                46
                                                                                --------         ---------
                                                                                   1,187             1,203
Less current portion                                                                   4               152
                                                                                --------         ---------
                                                                                $  1,183         $   1,051
                                                                                ========         =========

* Commercial paper matures from 29 - 49 days. Such debt is classified as long-term due to management's intention to continue to use it as a financing vehicle and the availability of credit under the Company's Revolver.

     Long-term debt maturities are $4 million, $4 million, $228 million, $13 million and $163 million for each of the years 1997 through 2001. The maturing amount for 1998 excludes $191 million under the Revolver which management intends to replace no later than June 30, 1998.

   During the third quarter of 1996, the Company issued $150 million 8.375 percent notes due July 15, 2004. The net proceeds of $149 million were used to refinance debt outstanding under the Company's Revolver, uncommitted line of credit and commercial paper.

     During 1996, Moody's Investors Service upgraded the Company's senior unsecured debentures to Ba2 from Ba3 and the convertible subordinated debentures to B1 from B2.

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

     In the second quarter of 1995, the Company replaced its $620 million revolving credit facility with a $500 million Revolver which is scheduled to mature on June 30, 1998, resulting in an after-tax extraordinary loss of $14 million.

     The Company pays a fee ranging from .375 percent to .5 percent of the unused portion of its $500 million Revolver. At year end 1996, the Company had the capacity to borrow $330 million under such facility; however, the amount can change daily. The commitments are subject to withdrawal if there were to be an event of default.

     The Company's long-term debt contains restrictive covenants, including a limitation on total indebtedness; restriction on the payment of common stock dividends and minimum cash flow interest coverage. At December 31, 1996, the Company was in compliance with all of its debt covenants.

     During 1994, Standard & Poor's downgraded the Company's senior unsecured debt from BBB- to BB, subordinated debt from BB+ to B+ and commercial paper to B from A-3. Subsequently, the holders of the Company's senior ESOP notes (approxi-

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              Oryx Energy Company

mately $100 million principal amount outstanding) exercised their right to require the Company to repay the notes in full at par plus a makewhole premium tied to prevailing rates of interest on U.S. Treasury obligations. As a result of the downgrade, the Company recognized a $12 million (net of $5 million of tax) extraordinary loss associated with the notes which were paid in full subsequent to year-end 1994.

     During 1994, the Company repurchased $33 million of its 10.375 percent debentures at a total cost of $33 million.

13. COMMITMENTS AND CONTINGENT LIABILITIES

The Company has operating leases for office space and other property and equipment. Total rental expense for such leases for the years 1996, 1995 and 1994 was $20 million, $41 million and $37 million. Under contracts existing as of December 31, 1996, future minimum annual rental payments applicable to non-cancelable operating leases that have initial or remaining lease terms in excess of one year, less minimum rentals to be received under non-cancelable subleases, were as follows (in millions of dollars):

YEAR ENDING DECEMBER 31:
----------------------------------------------------------------------------------------------------------
1997                                                                                             $      11
1998                                                                                                     9
1999                                                                                                     8
2000                                                                                                     6
2001                                                                                                     8
Later years                                                                                             54
                                                                                                 ---------
Total minimum payments required                                                                  $      96
                                                                                                 =========

     Minimum rentals to be received under non-cancelable subleases are $4 million, $5 million, $5 million, $5 million and $4 million for the years 1997 through 2001 and none for later years.

     Several legal and administrative proceedings are pending against the Company. Although the ultimate outcome of these proceedings cannot be ascertained at this time, and it is reasonably possible that some of them could be resolved unfavorably to the Company, management believes that any liabilities which may arise would not be material.

14. SHAREHOLDERS' DEFICIT

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

     On August 1, 1989, the Company privately placed $110 million of notes (ESOP Notes) pursuant to the provisions of the Oryx Energy Company Capital Accumulation Plan (CAP). The Company loaned the proceeds to the CAP which used the funds to purchase Common Stock of the Company. Prior to 1995 and resuming in 1997, the CAP made scheduled loan payments using Company contributions to the CAP. In 1995 and 1996, repayments were deferred pending a ruling requested from the Internal Revenue Service.

     The Company has 272,740,606 authorized shares of stock, consisting of (i) 250,000,000 shares of Common Stock having a par value of $1.00 per share, (ii) 7,740,606 shares of Cumulative Preference Stock (Preference Stock) having a par value of $1.00 and a liquidation preference of $.001 per share, and (iii) 15,000,000 shares of Preferred Stock (Preferred Stock) having a par value of $1.00 per share. As of December 31, 1996, there were 104,982,628 shares of Common Stock outstanding. There are two series of Preference Stock designated, of which there were no shares of Series B Preference Stock outstanding and 120,000 shares of Series A Preference Stock designated and reserved for issuance upon exercise of the Stock Purchase Rights, of which none were outstanding. The Preferred Stock was authorized by vote of the shareholders on May 5, 1992 and there are currently no shares of Preferred Stock designated or outstanding. In addition, on December 31, 1996 the Company had reserved for issuance 5,111,438 shares of Common Stock on conversion of the outstanding 7 1/2% Convertible Debentures and 2,695,584 shares of Common Stock upon the exercise of outstanding management options.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              Oryx Energy Company



COMMON STOCK

Each share of Common Stock entitles its record owner to one vote on all matters submitted to the stockholders for action. The stockholders are not entitled to cumulative voting rights in the election of directors. Subject to the rights of holders of any class of Preference Stock or Preferred Stock, the holders of Common Stock are entitled to share ratably in dividends in such amount as may be declared by the Company's Board of Directors (Board) from time to time out of funds legally available therefor. The payment of dividends on the Common Stock is restricted under the Revolver and is prohibited in the event of a default.

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

RIGHTS

On September 11, 1990, the Board declared a dividend distribution of one Stock Purchase Right (Rights) on each outstanding share of Common Stock, payable September 28, 1990, to holders of record of the Common Stock on that date. The Rights are also issuable upon the issuance of additional shares of Common Stock prior to the time the Rights are redeemed or expire. Initially, the Rights are represented by the certificates for the Common Stock and trade only with the Common Stock. The Rights expire September 11, 2000 unless earlier redeemed by the Company.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              Oryx Energy Company

15. EMPLOYEE AND RETIREE BENEFIT PLANS

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

     The cost of the Company's primary defined benefit pension plans consisted of the following:

(Millions of Dollars)                                              1996             1995              1994
----------------------------------------------------------------------------------------------------------
Service cost (cost of benefits earned during the year)        $       5         $      6         $       5
Interest cost on projected benefit obligation                        35               36                36
Actual return on plan assets                                        (53)             (85)                4
Net amortization and deferral*                                       11               47               (47)
                                                              ---------         --------         ---------
     Net periodic pension cost (benefit)**                    $      (2)        $      4         $      (2)
                                                              =========         ========         =========

* Estimated returns on assets are used in determining net periodic pension cost. Differences between estimated and actual returns are included in net amortization and deferral.

** Does not include $1 million curtailment loss in 1995 and 1994 and $2 million, $4 million and $13 million cost of special termination benefits due to the reduction in workforce in 1996, 1995 and 1994.

     The following table sets forth the funded status and amounts recognized in the Company's Consolidated Balance Sheets at December 31:

                                                                                    1996                               1995
                                                           -----------------------------      -----------------------------
                                                                                PLANS IN                           PLANS IN
                                                               PLANS IN            WHICH          PLANS IN            WHICH
                                                           WHICH ASSETS      ACCUMULATED      WHICH ASSETS      ACCUMULATED
                                                                 EXCEED         BENEFITS            EXCEED         BENEFITS
                                                            ACCUMULATED           EXCEED       ACCUMULATED           EXCEED
(Millions of Dollars)                                          BENEFITS           ASSETS          BENEFITS           ASSETS
---------------------------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligation:
     Vested                                                   $    (381)        $    (83)        $    (406)        $    (86)
     Nonvested                                                      (11)              --               (13)              --
                                                              ---------         --------         ---------         --------
Accumulated benefit obligation                                     (392)             (83)             (419)             (86)
Effect of projected future salary increases                         (24)              (3)              (23)              (3)
                                                              ---------         --------         ---------         --------
Projected benefit obligation                                       (416)             (86)             (442)             (89)
Less plan assets at fair value*                                     457               --               443               --
                                                              ---------         --------         ---------         --------
Projected benefit obligation less than (in excess of)
  plan assets                                                        41              (86)                1              (89)
Unrecognized net transition obligation (asset)                      (20)               9               (26)              12
Unrecognized prior service cost (benefit)                             3               (1)                2               (2)
Unrecognized net loss                                                16               26                50               30
Additional minimum liability                                         --              (31)               --              (37)
                                                              ---------         --------         ---------         --------
Accrued pension asset (liability)**                           $      40         $    (83)        $      27         $    (86)
                                                              =========         ========         =========         ========

* Plan assets consist principally of commingled trust funds, marketable equity securities, corporate and government debt securities and real estate. At December 31, 1996 and 1995, less than 1 percent of plan assets was invested in Common Stock of the Company.

** Accrued pension liability is included in "Accrued Liabilities" and "Deferred Credits and Other Liabilities" in the Consolidated Balance Sheets.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              Oryx Energy Company


     As of December 31, 1996 and 1995, the projected benefit obligations were determined using weighted average assumed discount rates of 7.3 and 6.75 percent and a rate of compensation increase of 4 percent. The weighted average expected long-term rate of return on plan assets was 9.5 percent in 1996 and 1995. All of these rates are subject to change in the future as economic conditions change.

DEFINED CONTRIBUTION PENSION PLANS

Defined contribution plans, which are designed to provide retirement benefits, are available to substantially all employees. Contributions, which are principally based on employees' compensation, are expensed as incurred.

     At December 31, 1996, the principal defined contribution plan is CAP, which is a combined stock bonus and leveraged ESOP available to substantially all U.S. employees. The first 5 percent of employee contributions are matched by the Company at 110 percent up to the first $50,000 of employee base salary and at 100 percent thereafter. In 1994, the Company's contributions to CAP were used to repay the debt issued to fund the purchase of Common Stock held by the leveraged ESOP. In 1995 and 1996, stock allocations to employees from the leveraged ESOP were suspended pending a ruling requested from the IRS; therefore, there was no debt service in the form of Company matching contributions made to the ESOP. Instead, Company matching contributions were made using Treasury Stock. Benefit expense recognized for defined contribution plans amounted to $3 million, $3 million and $11 million for 1996, 1995 and 1994.

     Additional information with respect to the leveraged ESOP portion of CAP is as follows:

(Millions of Dollars)                                              1996             1995              1994
----------------------------------------------------------------------------------------------------------

Interest cost on ESOP debt                                    $      --         $     --         $       8
Company cash contributions to the ESOP                        $      --         $     --         $      13

HEALTH CARE AND LIFE INSURANCE BENEFITS

The Company sponsors unfunded defined benefit health care and life insurance benefit plans to substantially all employees and retirees. Benefits under the health care plan are provided on a self-insured basis or through Health Maintenance Organizations. The health care plan provides comprehensive major medical coverage which integrates with Medicare and contains provisions for cost sharing with participants through contributions, coinsurance, deductibles and caps on employer costs. Benefits under the life insurance plan are provided through an insurance contract. The life insurance plan contains provisions for retiree cost sharing through contributions and provides benefits based on preretirement compensation with a scheduled reduction in benefits commencing at age 66 and termination of all benefits at age 70 for substantially all participants.

     The cost of health care and life insurance benefit plans was $14 million, $15 million and $19 million, of which $10 million, $11 million and $14 million was for retirees in 1996, 1995 and 1994. The Company uses the accrual accounting method in computing postretirement health care and life insurance benefit plan expense in accordance with SFAS No. 106.

     The cost, net of retiree contributions, of the postretirement health care and life insurance benefit plans calculated in accordance with the provisions of SFAS No. 106 is as follows:

(Millions of Dollars)                                                        1996             1995              1994
--------------------------------------------------------------------------------------------------------------------
Service cost (cost of benefits earned during the year)                  $       1         $      1         $       1
Interest cost on the accumulated postretirement benefit obligation              6                7                 8
Amortization of transition obligation                                           3                3                 4
Net amortization of other components                                           --               --                 1
                                                                        ---------         --------         ---------
     Net periodic postretirement benefit cost *                         $      10         $     11         $      14
                                                                        =========         ========         =========

* Does not include $10 million and $13 million curtailment loss due to the reduction in workforce in 1995 and 1994.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              Oryx Energy Company


     The following table sets forth the funded status and amounts reported in the Company's Consolidated Balance Sheets at December 31:

(Millions of Dollars)                                                               1996              1995
----------------------------------------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
     Retirees                                                                   $    (67)        $     (87)
     Active employees eligible to retire                                              (3)               (3)
     Active employees not yet eligible to retire                                      (6)               (9)
                                                                                --------         ---------
Total accumulated postretirement benefit obligation                                  (76)              (99)
Less plan assets at fair value                                                        --                --
                                                                                --------         ---------
Accumulated obligation in excess of plan assets                                      (76)              (99)
Unrecognized net loss (gain)                                                          (2)                9
Unrecognized prior service benefit                                                    --                --
Unrecognized transition obligation                                                    35                51
                                                                                --------         ---------
     Accrued postretirement benefit liability*                                  $    (43)        $     (39)
                                                                                ========         =========


* Accrued postretirement benefit liability is included in "Accrued Liabilities" and "Deferred Credits and Other Liabilities" in the Consolidated Balance Sheets.

     The assumed health care cost trend rate used to measure the expected cost of benefits covered by the plan is approximately 6 percent. Health care cost trend rates for future years are assumed to gradually trend downward over a five year period to meet and thereafter parallel the projected rate of general inflation of 4.5 percent. A 1-percent increase in the assumed health care cost trend rates for future years would result in no significant increase in annual cost but an increase of $5 million in the accumulated postretirement benefit obligation for the Company's health care plan.

     The weighted average assumed discount rates used to measure the accumulated postretirement benefit obligation are 7.75 and 7 percent in 1996 and 1995. For the life insurance plan, an assumed rate of increase of compensation of 4 percent was used to measure the accumulated postretirement benefit obligation.

16. MANAGEMENT INCENTIVE PLANS

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

     The Company grants certain executives and other key employees stock option awards which vest at a rate of 25% per year over four years. Effective with 1996 grants, accelerated vesting is contingent on the Company's stock price performance over a specified period of time. The exercise price of each option, which has a 10-year life, is equal to the market price on the date of grant.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              Oryx Energy Company

     The following table summarizes information with respect to Common Stock options awarded under the 1992 LTIP, the LTIP and the ELTIP:

                                                                1996                               1995                       1994
                                 -----------------------------------  ---------------------------------  -------------------------
                                                            WEIGHTED                           WEIGHTED
                                   SHARES                    AVERAGE     SHARES                 AVERAGE     SHARES
                                    UNDER     OPTION PRICE  EXERCISE      UNDER   OPTION PRICE EXERCISE      UNDER    OPTION PRICE
                                   OPTION        PER SHARE     PRICE     OPTION      PER SHARE    PRICE     OPTION       PER SHARE
----------------------------------------------------------------------------------------------------------------------------------
Outstanding, January 1           2,722,374   $11.81-$44.13    $22.88  2,456,103  $17.44-$44.13   $25.14  1,914,832   $19.63-$44.13
Granted                            444,150       $13.50       $13.50    407,350      $11.81      $11.81    643,900      $17.44
Exercised                         (207,524)  $11.81-$19.63    $15.49         --        --           --          --        --
Canceled                          (263,416)  $11.81-$44.13    $28.39   (141,079) $11.81-$44.13   $30.24   (102,629)  $17.44-$44.13
                                 ---------                            ---------                          ---------
Outstanding, December 31         2,695,584   $11.81-$44.13    $21.37  2,722,374  $11.81-$44.13   $22.88  2,456,103   $17.44-$44.13
                                 =========                            =========                          =========
Exercisable, December 31         1,982,386   $11.81-$44.13    $23.88  1,713,446  $11.81-$44.13   $26.64  1,278,033   $17.44-$44.13
                                 =========                            =========                          =========
Available for grant, December 31*  674,720                              978,663                          1,262,086
                                 =========                            =========                          =========
Weighted average fair value of
     options granted during the
     year **                                   $    7.17                           $    6.93
                                               =========                           =========

* Shares available for grant does not include 300,000 shares available for issue under the provisions of the Executive Variable Incentive Plan approved by stockholders May 2, 1996.

** The fair value of each option grant is estimated using the Black-Scholes option-pricing model with the following assumption for 1996 and 1995, respectively: risk-free interest rates of 6.0 and 7.9 percent; volatility of 30.7 and 36.7 percent; no dividend yield; and expected life of 9 and 8 years.

     The Company applies APB Opinion 25, "Accounting for Stock Issued to Employees" and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its stock option plans. Had compensation cost for the Company's plans been determined based on the fair value at the grant dates for awards under the plans consistent with the method of SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                                    1996              1995
----------------------------------------------------------------------------------------------------------
Net income                          As Reported                                    $ 163             $ 135
                                    Pro Forma                                      $ 161             $ 134

Earnings per share                  As Reported                                    $1.55             $1.32
                                    Pro Forma                                      $1.54             $1.31

The following table summarizes information about stock options outstanding at December 31, 1996:

                                                OPTIONS OUTSTANDING                     OPTIONS EXERCISABLE
-------------------------------------------------------------------           -----------------------------
                                          WEIGHTED
                                           AVERAGE         WEIGHTED                                WEIGHTED
                                         REMAINING          AVERAGE                                 AVERAGE
           RANGE OF            NUMBER   CONTRACTED         EXERCISE                NUMBER          EXERCISE
    EXERCISE PRICES       OUTSTANDING         LIFE            PRICE           EXERCISABLE            PRICES
-----------------------------------------------------------------------------------------------------------
   $11.81 - $ 19.63         1,672,096          7.5           $15.89               958,898            $17.01
   $24.16 - $ 26.00           679,168          3.2           $25.79               679,168            $25.79
   $36.00 - $ 44.13           344,320          3.7           $39.24               344,320            $39.24
                            ---------                                           ---------
                            2,695,584          6.0           $21.37             1,982,386            $23.88
                            =========                                           =========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              Oryx Energy Company


17. GEOGRAPHIC SEGMENT INFORMATION

Sales of oil to the Company's top purchaser in 1996, 1995 and 1994 totaled approximately 16, 15 and 18 percent of oil revenue. Sales of gas to the Company's top purchaser in 1996 totaled approximately 50 percent of gas revenue and for 1995 and 1994 totaled approximately 12 percent of gas revenue. The Company believes that the loss of any major purchaser would not have a material adverse effect on the Company's business.

     Financial information by segment for the years ended December 31, 1996, 1995 and 1994 are summarized as follows:

                                                 UNITED    UNITED    OTHER
(Millions of Dollars)                            STATES   KINGDOM  FOREIGN    TOTAL
-----------------------------------------------------------------------------------
DECEMBER 31, 1996
     Revenues
         Oil and gas                            $   707   $   411  $    50  $ 1,168
         Gain (loss) on sale of assets               (2)       --       --       (2)
         Other                                      (21)        1        1      (19)
                                                -------   -------  -------  -------
     Total Revenues                                 684       412       51    1,147
                                                -------   -------  -------  -------

     Operating Expenses
         Operating costs                            144        84       11      239
         Production taxes                            40       108       12      160
         Exploration costs                           45         4        7       56
         Depr., depl. and amort.                    181        85       10      276
         Miscellaneous                               --         1        1        2
                                                -------   -------  -------  -------
     Total Operating Expenses                       410       282       41      733
                                                -------   -------  -------  -------
     Operating Profit*                          $   274   $   130  $    10      414
                                                =======   =======  =======
         General and administrative expense                                     (58)
         Interest, net                                                          (91)
         Provision for income taxes                                             (96)
         Remeasurement of foreign deferred tax                                   (6)
                                                                            -------

     Net Income                                                             $   163
                                                                            =======

     Capital Expenditures                       $   318** $   143  $    23  $   484
                                                =======   =======  =======  =======
     Identifiable Assets                        $ 1,479   $   428  $    28  $ 1,935
                                                =======   =======  =======  =======

* Provision for income taxes on 1996 operating profits, calculated at statutory rates, are $99 million, $43 million and $3 million for the United States, United Kingdom and Other Foreign.

**   Includes capitalized interest of $17 million.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              Oryx Energy Company

                                              UNITED      UNITED    OTHER
(Millions of Dollars)                         STATES     KINGDOM  FOREIGN    TOTAL
----------------------------------------------------------------------------------
DECEMBER 31, 1995
     Revenues
         Oil and gas                         $   571     $   377  $    66  $ 1,014
         Gain (loss) on sale of assets           (15)        122       17      124
         Other                                   (15)          5        1       (9)
                                             -------     -------  -------  -------
     Total Revenues                              541         504       84    1,129
                                             -------     -------  -------  -------
     Operating Expenses
         Operating costs                         164         150       16      330
         Production taxes                         33          49       23      105
         Exploration costs                        44           8        7       59
         Depr., depl. and amort.                 166          96       14      276
         Miscellaneous                             1           5        2        8
                                             -------     -------  -------  -------
     Total Operating Expenses                    408         308       62      778
                                             -------     -------  -------  -------
     Operating Profit*                       $   133     $   196  $    22      351
                                             =======     =======  =======
         General and administrative expense                                    (64)
         Interest, net                                                        (126)
         Provision for restructuring                                           (25)
         Benefit for income taxes                                               22
         Extraordinary item                                                    (23)
                                                                           -------
     Net Income                                                            $   135
                                                                           =======
     Capital Expenditures                    $   208**   $    37  $    28  $   273
                                             =======     =======  =======  =======
     Identifiable Assets                     $ 1,221     $   410  $    35  $ 1,666
                                             =======     =======  =======  =======

* Provision for income taxes on 1995 operating profits, calculated at statutory rates, are $48 million, $65 million and $12 million for the United States, United Kingdom and Other Foreign.

**   Includes capitalized interest of $10 million.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             Oryx Energy Company

                                                  UNITED    UNITED    OTHER
(Millions of Dollars)                             STATES   KINGDOM  FOREIGN     TOTAL
-------------------------------------------------------------------------------------
DECEMBER 31, 1994
     Revenues
         Oil and gas                             $   624   $   355  $   103   $ 1,082
         Other                                       (10)       --       --       (10)
                                                 -------   -------  -------   -------
     Total Revenues                                  614       355      103     1,072
                                                 -------   -------  -------   -------

     Operating Expenses
         Operating costs                             197       146       31       374
         Production taxes                             44        28       40       112
         Exploration costs                            54        12       38       104
         Depr., depl. and amort.                      167        86       18       271
         Miscellaneous                                --         1       --         1
                                                 -------   -------  -------   -------
     Total Operating Expenses                        462       273      127       862
                                                 -------   -------  -------   -------

     Operating Profit (Loss)*                    $   152   $    82  $   (24)      210
                                                 =======   =======  =======
         General and administrative expense                                       (68)
         Interest, net                                                           (150)
         Provision for restructuring                                              (92)
         Benefit for income taxes                                                  37
         Remeasurement of foreign deferred tax                                     (2)
         Extraordinary item                                                       (12)
         Cumulative effect of accounting change                                  (948)
                                                                              -------

     Net Loss                                                                 $(1,025)
                                                                              =======

     Capital Expenditures                        $   168** $   65***$    48   $   281
                                                 =======   ======   =======   =======
     Identifiable Assets                         $ 1,508   $   470  $   140   $ 2,118
                                                 =======   =======  =======   =======

* Provision (benefit) for income taxes on 1994 operating profits, calculated at statutory rates, are $55 million, $27 million and $(3) million for the United States, United Kingdom and Other Foreign.

**   Includes capitalized interest of $5 million.

***  Includes capitalized interest of $6 million.

18. STATEMENT OF CASH FLOWS

Amounts paid for interest and income taxes were as follows:

(Millions of Dollars)                                              1996             1995              1994
----------------------------------------------------------------------------------------------------------
Interest paid (net of capitalized interest)                    $     95          $   144          $    128
Income taxes paid (refunded)                                   $     41          $   (15)         $    (11)


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              Oryx Energy Company


     During 1996, the Company recognized deferred tax liabilities of $11 million associated with the acquisition of additional interests in the U.K. North Sea. During 1994, the Company exchanged its interests in the undeveloped Britannia field and certain other undeveloped domestic properties for interests in the developed Hutton, Lyell and Murchison fields and certain undeveloped interests. This transaction was accounted for by the Company as a non-cash property exchange, except for $40 million of associated divestment proceeds received by the Company. In accordance with SFAS No. 95, "Statement of Cash Flows," non-cash transactions are not reflected within the accompanying Consolidated Statements of Cash Flows.

19. DEFERRED CREDITS AND OTHER LIABILITIES

At December 31, the Company's deferred credits and other liabilities were comprised of the following:

(Millions of Dollars)                                                               1996              1995
----------------------------------------------------------------------------------------------------------
Employee benefit obligations                                                    $     81         $      92
Deferred gains on interest rate hedges                                                15                25
Minority interest in consolidated subsidiaries                                        18                14
Accrued environmental cleanup costs                                                   20                20
Other                                                                                 22                12
                                                                                --------         ---------
                                                                                $    156         $     163
                                                                                ========         =========

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

     In October 1996, Statement of Position (SOP) 96-1, "Environmental Remediation Liabilities," was issued. It requires companies to recognize the costs of environmental remediation on an accrual basis. The Company currently recognizes the costs required by the SOP; therefore, adoption in 1997 will have no material impact.

                       REPORT OF INDEPENDENT ACCOUNTANTS
                              Oryx Energy Company



TO THE SHAREHOLDERS AND BOARD OF DIRECTORS, ORYX ENERGY COMPANY:

     We have audited the accompanying consolidated balance sheets of Oryx Energy Company and its Subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of income, cash flows and changes in shareholders' deficit for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Oryx Energy Company and its Subsidiaries as of December 31, 1996 and 1995 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

     As discussed in Notes 1 and 8 to the consolidated financial statements, the Company changed its accounting policy for calculating the oil and gas asset ceiling test in 1994.


                                        /s/ COOPERS & LYBRAND L.L.P.


Dallas, Texas
February 19, 1997

         SUPPLEMENTARY FINANCIAL AND OPERATING INFORMATION (UNAUDITED)
                              Oryx Energy Company

OIL AND GAS DATA
CAPITALIZED COSTS
                                               UNITED            UNITED            OTHER
(Millions of Dollars)                          STATES           KINGDOM          FOREIGN             TOTAL
----------------------------------------------------------------------------------------------------------
DECEMBER 31, 1996
     Proved properties                      $   3,721         $   1,334         $    112         $   5,167
     Unproved properties                           59                87                1               147
                                            ---------         ---------         --------         ---------
     Total capitalized costs                    3,780             1,421              113             5,314
     Less accum. depr., depl. and amort.        2,699               962               38             3,699
                                            ---------         ---------         --------         ---------
     Net capitalized costs                  $   1,081         $     459         $     75         $   1,615
                                            =========         =========         ========         =========

DECEMBER 31, 1995
     Proved properties                      $   3,671         $   1,184         $     90         $   4,945
     Unproved properties                           38                84                4               126
                                            ---------         ---------         --------         ---------
     Total capitalized costs                    3,709             1,268               94             5,071
     Less accum. depr., depl. and amort.        2,743               877               30             3,650
                                            ---------         ---------         --------         ---------
     Net capitalized costs                  $     966         $     391         $     64         $   1,421
                                            =========         =========         ========         =========

COSTS INCURRED IN OIL AND GAS PRODUCING ACTIVITIES

                                               UNITED            UNITED            OTHER
(Millions of Dollars)                          STATES           KINGDOM          FOREIGN             TOTAL
----------------------------------------------------------------------------------------------------------

1996
     Property acquisition costs:
       Proved                               $       6         $      94         $     --         $     100
       Unproved                                    24                --               --                24
     Exploration costs                             47                 5               14                66
     Development costs                            244*               51               15               310
                                            ---------         ---------         --------         ---------
         Total                              $     321         $     150         $     29         $     500
                                            =========         =========         ========         =========
1995
     Property acquisition costs:
       Proved                               $       6         $      --         $     --         $       6
       Unproved                                     6                --               --                 6
     Exploration costs                             41                 8               10                59
     Development costs                            167*               37               25               229
                                            ---------         ---------         --------         ---------
         Total                              $     220         $      45         $     35         $     300
                                            =========         =========         ========         =========
1994
     Property acquisition costs:
       Unproved                             $       4         $      --         $     --         $       4
     Exploration costs                             41                11               39                91
     Development costs                            144*               56**             19               219
                                            ---------         ---------         --------         ---------
         Total                              $     189         $      67         $     58         $     314
                                            =========         =========         ========         =========


* Excludes capitalized interest of $17 million, $10 million and $5 million for 1996, 1995 and 1994.

**   Excludes capitalized interest of $6 million for 1994.

         SUPPLEMENTARY FINANCIAL AND OPERATING INFORMATION (UNAUDITED)
                              Oryx Energy Company

EXPLORATION COSTS
                                               UNITED            UNITED            OTHER
(Millions of Dollars)                          STATES           KINGDOM          FOREIGN             TOTAL
----------------------------------------------------------------------------------------------------------
1996
     Dry hole costs                         $      18         $      --         $     --         $      18
     Leasehold impairment                           2                --               --                 2
     Geological and geophysical                    23                 4                7                34
     Other                                          2                --               --                 2
                                            ---------         ---------         --------         ---------
                                            $      45         $       4         $      7         $      56
                                            =========         =========         ========         =========

1995
     Dry hole costs                         $      12         $      --         $     --         $      12
     Leasehold impairment                           9                --               --                 9
     Geological and geophysical                    22                 8                6                36
     Other                                          1                --                1                 2
                                            ---------         ---------         --------         ---------
                                            $      44         $       8         $      7         $      59
                                            =========         =========         ========         =========

1994
     Dry hole costs                         $      10         $       4         $     25         $      39
     Leasehold impairment                          18                --               --                18
     Geological and geophysical                    25                 7               13                45
     Other                                          1                 1               --                 2
                                            ---------         ---------         --------         ---------
                                            $      54         $      12         $     38         $     104
                                            =========         =========         ========         =========

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

     There has been no major discovery or other favorable or adverse event that has caused a significant change in estimated proved reserves since December 31, 1996. The Company has no long-term supply agreements or contracts with governments or authorities in which it acts as producer nor does it have any interest in oil and gas operations accounted for by the equity method.

         SUPPLEMENTARY FINANCIAL AND OPERATING INFORMATION (UNAUDITED)
                              Oryx Energy Company

PROVED RESERVES
                                                                                  NATURAL
                                         CRUDE OIL AND CONDENSATE               GAS LIQUIDS                 NATURAL GAS
                                    ---------------------------------    -----------------------    ------------------------
                                           (Millions of Barrels)           (Millions of Barrels)    (Billions of Cubic Feet)

                                                     OTHER                       OTHER
                                    U.S.     U.K.  FOREIGN      TOTAL    U.S.  FOREIGN    TOTAL      U.S.*     U.K.   TOTAL
----------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1993         238      188       61        487      21       --       21      1,431      450   1,881
Revisions of previous estimates       (2)       1       (1)        (2)      3       --        3         23        4      27
Improved recovery                     --       --       --         --      --       --       --         --       --      --
Purchases of minerals in place        --       24 **    --         24      --       --       --          2        4 **    6
Sales of minerals in place           (22)     (19)      --        (41)     --       --       --       (115)    (248)   (363)
Extensions and discoveries             6       --       23         29      --       --       --        188       --     188
Production                           (17)     (20)      (7)       (44)     (3)      --       (3)      (196)     (23)   (219)
                                     ---      ---       --        ---      --       --       --       ----     ----   -----

BALANCE AT DECEMBER 31, 1994         203      174       76        453      21       --       21      1,333      187   1,520
Revisions of previous estimates       (6)       1       (1)        (6)      3       --        3         62        5      67
Improved recovery                      5       --       --          5      --       --       --          1       --       1
Purchases of minerals in place         1       --       --          1      --       --       --          4       --       4
Sales of minerals in place           (10)     (54)     (36)      (100)     (4)      --       (4)       (56)    (149)   (205)
Extensions and discoveries            12       --        3         15      --       --       --        125       --     125
Production                           (17)     (20)      (5)       (42)     (2)      --       (2)      (171)     (18)   (189)
                                     ---      ---       --        ---      --       --        --       ----    ----   -----

BALANCE AT DECEMBER 31, 1995         188      101       37        326      18       --       18      1,298       25   1,323
Revisions of previous estimates        9        5       (1)        13       2       --        2        (22)      --     (22)
Improved recovery                      1       --       --          1      --       --       --         --       --      --
Purchases of minerals in place         3       29       --         32      --       --       --          8        2      10
Sales of minerals in place            (3)      --       --         (3)     --       --       --        (32)      --     (32)
Extensions and discoveries             5        7       24         36       2       10       12        102        1     103
Production                           (16)     (20)      (4)       (40)     (2)      --       (2)      (180)      (3)   (183)
                                     ---      ---       --        ---      --       --       --       ----     ----   -----

BALANCE AT DECEMBER 31, 1996         187      122       56        365      20       10       30      1,174       25   1,199
                                     ===      ===       ==        ===      ==       ==       ==      =====     ====   =====

PROVED DEVELOPED RESERVES
AT DECEMBER 31
1993                                 156       85       31        272      16       --       16      1,010       95   1,105
1994                                 130      112       31        273      16       --       16        907      143   1,050
1995                                 116       80       13        209      13       --       13        881       15     896
1996                                 118       96       19        233      14       --       14        816       21     837

* Natural gas reserve volumes include liquefiable hydrocarbons approximating 5 percent of total gas reserves which are recoverable downstream. Such recoverable liquids also have been included in natural gas liquids reserve volumes.

** Represents reserves received in the asset exchange. These amounts have been excluded in calculating FD&A and reserve replacement (see Note 18).

         SUPPLEMENTARY FINANCIAL AND OPERATING INFORMATION (UNAUDITED)
                              Oryx Energy Company


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

     The standardized measure has been prepared assuming year-end selling prices adjusted for future fixed and determinable contractual price changes, year-end development and production costs, year-end statutory tax rates adjusted for future tax rates already legislated and a 10 percent annual discount rate. The year-end realized prices were $23.18, $17.95 and $15.31 per barrel of oil and $4.05, $2.27 and $1.82 per mcf of gas for 1996, 1995 and 1994.

                                               UNITED            UNITED            OTHER
(Millions of Dollars)                          STATES           KINGDOM          FOREIGN             TOTAL
----------------------------------------------------------------------------------------------------------
1996
Future cash inflows                         $   9,480         $   3,223         $  1,351        $   14,054
Future production and development costs        (2,623)           (2,247)            (694)           (5,564)
Future income tax expenses                     (2,326)             (275)            (237)           (2,838)
                                            ---------         ---------         --------        ----------
Future net cash flows                           4,531               701              420             5,652
Discount at 10 percent                         (1,739)             (152)            (270)           (2,161)
                                            ---------         ---------         --------        ----------
Standardized measure                        $   2,792         $     549         $    150        $    3,491
                                            =========         =========         ========        ==========

1995
Future cash inflows                         $   6,558         $   2,237         $    548        $    9,343
Future production and development costs        (2,618)           (1,661)            (353)           (4,632)
Future income tax expenses                     (1,289)             (129)             (47)           (1,465)
                                            ---------         ---------         --------        ----------
Future net cash flows                           2,651               447              148             3,246
Discount at 10 percent                         (1,060)              (61)             (68)           (1,189)
                                            ---------         ---------         --------        ----------
Standardized measure                        $   1,591         $     386         $     80        $    2,057
                                            =========         =========         ========        ==========

SUMMARY OF CHANGES IN THE STANDARDIZED MEASURE

(Millions of Dollars)                                              1996             1995              1994
----------------------------------------------------------------------------------------------------------
Balance, beginning of year                                    $   2,057          $ 2,030         $   1,428
Increase (decrease) in discounted future net cash flows:
     Sales of oil and gas production, net of related costs         (769)            (579)             (596)
     Revisions to estimates of proved reserves:
         Prices net of production taxes                           1,834              588               973
         Development costs                                          (64)              20               390
         Production costs                                           125              150              (798)
         Quantities                                                  91               71                14
         Other                                                     (232)            (140)              292
     Extensions, discoveries and improved recovery,
         less related costs                                         504              345               233
     Development costs incurred during the period                   310              229               219
     Purchases of reserves in place                                 208               12                89
     Sales of reserves in place                                      (9)            (536)              (83)
     Accretion of discount                                          283              219               177
     Income taxes                                                  (847)            (352)             (308)
                                                              ----------         -------         ---------
Balance, end of year                                          $   3,491          $ 2,057         $   2,030
                                                              ==========         =======         =========

         SUPPLEMENTARY FINANCIAL AND OPERATING INFORMATION (UNAUDITED)
                              Oryx Energy Company




QUARTERLY FINANCIAL INFORMATION

                                                             QUARTER ENDED
                                         -----------------------------------------------------
(Millions of Dollars, Except Per Share
  Amounts)                               MARCH 31       JUNE 30     SEPTEMBER 30   DECEMBER 31    TOTAL
----------------------------------------------------------------------------------------------  --------
Revenue:
     1996                                   $247         $253         $ 289         $358         $1,147
                                            ====         ====         =====         ====         ======
     1995                                   $293         $285         $ 345         $206         $1,129
                                            ====         ====         =====         ====         ======
Gross profit:*
     1996                                   $ 91         $ 83         $ 108         $157         $  439
                                            ====         ====         =====         ====         ======
     1995                                   $ 84         $ 68         $  45         $ 50         $  247
                                            ====         ====         =====         ====         ======
Net income (loss):
     1996                                   $ 32         $ 28         $  40         $ 63         $  163
                                            ====         ====         =====         ====         ======
     1995
         Before extraordinary item          $ 13         $ 25         $ 108         $ 12         $  158
         Extraordinary item                   --          (14)           (1)          (8)           (23)
                                            ----         ----         -----         ----         ------
                                            $ 13         $ 11         $ 107         $  4         $  135
                                            ====         ====         =====         ====         ======

Net income (loss) per share of common stock:
     1996                                   $.31         $.27         $ .38         $.60         $ 1.55
                                            ====         ====         =====         ====         ======
     1995
         Before extraordinary item          $.13         $.25         $1.04         $.12         $ 1.54
         Extraordinary item                   --         (.14)         (.01)        (.08)          (.22)
                                            ----         ----         -----         ----         ------
                                            $.13         $.11         $1.03         $.04         $ 1.32
                                            ====         ====         =====         ====         ======

* Gross profit equals oil and gas revenues plus gas plant margins less production cost, exploration cost and depreciation, depletion and amortization.

                          OF INTEREST TO SHAREHOLDERS
                              Oryx Energy Company

PRINCIPAL OFFICE              TRANSFER AGENT AND REGISTRAR                         ANNUAL MEETING
13155 Noel Road               Chase Mellon Shareholder Services, LLC               Thursday, May 1, 1997
Dallas, Texas 75240           Shareholder Relations Department                     9:00 a.m.
                              P.O. Box 3068                                        Cityplace Conference Center
                              New York, N.Y. 10116-3068                            2711 North Haskell
                              1-800-648-8393                                       Dallas, Texas 75204

For further information about the meeting, please contact the Company's Secretary at our principal office.

PUBLICATIONS AVAILABLE TO SHAREHOLDERS

We will be pleased to furnish the following reports to shareholders who write to Shareholder Relations at our principal office, or call 1-800-846-ORYX:

     Quarterly Report - a review of new developments and quarterly financial and operating results, published for quarters ending in March, June and September

     Form 10-K - Annual Report for 1996 filed with the SEC (excluding exhibits)

     Exhibits are available upon request at a reasonable charge.

ORYX ENERGY HOMEPAGE

Oryx annual reports, quarterly reports and news releases can be viewed on the
Internet: http://www.oryx.com

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

The Company's notice of annual meeting, proxy statement and proxy card are mailed about one month before the annual meeting.


MARKET FOR ORYX ENERGY COMMON STOCK AND RELATED SECURITY MATTERS

The Common Stock, $1 par value, of the Company trades on the New York Stock Exchange under the symbol "ORX." The following table sets forth the high and low sales prices, as reported on the New York Stock Exchange Composite Transactions quotations. No dividends were paid for the periods indicated:

                                                                     HIGH              LOW
--------------------------------------------------------------------------------------------
1996
     First quarter                                                  $14 3/4          $12 3/8
     Second quarter                                                 $17 3/8          $14
     Third quarter                                                  $18 1/4          $14 1/8
     Fourth quarter                                                 $25 3/4          $17 1/2

1995
     First quarter                                                  $13 1/4          $ 9 7/8
     Second quarter                                                 $14 3/4          $12
     Third quarter                                                  $14 3/4          $12 5/8
     Fourth quarter                                                 $14              $10 3/4


The Company had 28,943 holders of record of Common Stock as of February 28, 1997.

                              Oryx Energy Company




DIRECTORS OF ORYX ENERGY COMPANY

JERRY W. BOX
Executive Vice President and Chief Operating Officer

WILLIAM E. BRADFORD
Dresser Industries, Inc.
Chairman and Chief Executive Officer

SYLVIA A. EARLE
Deep Ocean Exploration and Research, Inc.
President

DAVID C. GENEVER-WATLING
General Electric Industrial and Power Systems Business
Retired President and Chief Executive Officer

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

EDWARD W. MONEYPENNY
Executive Vice President, Finance, and Chief Financial Officer

CHARLES H. PISTOR, JR.
Southern Methodist University
Retired Vice Chair

PAUL R. SEEGERS
Seegers Enterprises
President
Centex Corporation
Retired Chairman of the Board and Chief Executive Officer

IAN L. WHITE-THOMSON
U.S. Borax Inc.
President and Chief Executive Officer


COMMITTEES OF THE BOARD


AUDIT COMMITTEE
Paul R. Seegers, Chairman
William E. Bradford
Sylvia A. Earle
Robert B. Gill
Ian L. White-Thomson

BOARD POLICY AND NOMINATING COMMITTEE
Charles H. Pistor, Jr., Chairman
William E. Bradford
Sylvia A. Earle
David S. Hollingsworth
Paul R. Seegers

COMPENSATION COMMITTEE
David S. Hollingsworth, Chairman
David C. Genever-Watling
Robert B. Gill
Charles H. Pistor, Jr.
Ian L. White-Thomson

EXECUTIVE COMMITTEE
Robert L. Keiser, Chairman
Jerry W. Box
William E. Bradford
Edward W. Moneypenny
Charles H. Pistor, Jr.

MLP COMMITTEE
Jerry W. Box
Robert L. Keiser
Edward W. Moneypenny


PRINCIPAL OFFICERS OF ORYX ENERGY COMPANY


JERRY W. BOX
Executive Vice President and Chief Operating Officer

SHERRI T. DURST
General Auditor

STEVEN J. FLOWERS
Treasurer

FRANCES G. HEARTWELL
Vice President, Human Resources and Administration

ROBERT L. KEISER
Chairman of the Board, Chief Executive Officer, and President

WILLIAM C. LEMMER
Vice President, General Counsel and Secretary

EDWARD W. MONEYPENNY
Executive Vice President, Finance, and Chief Financial Officer

ROBERT L. THOMPSON
Comptroller and Corporate Planning Director